Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

among

INTERNATIONAL WIRE GROUP, INC.,

GLOBAL WIRE LTD.,

GLOBAL WIRE INC.,

MONTGOMERY WIRE CORPORATION,

WYRE WYND CORPORATION

and

NEGEV WIRE TRADING INC.

Dated as of June 3, 2008

Page
Article I	DEFINITIONS	1
1.1	Certain Definitions	1
1.2	Terms Defined Elsewhere in this Agreement	10
1.3	Other Definitional and Interpretive Matters	12
Article II	PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES	13
2.1	Purchase and Sale of Assets	13
2.2	Excluded Assets	15
2.3	Assumption of Liabilities	15
2.4	Excluded Liabilities	16
2.5	Purchase and Sale of the Israeli Purchased Assets	17
2.6	Further Conveyances and Assumptions; Consent of Third Parties	17
2.7	Purchase Price Allocation	18
2.8	Right to Control Payment	18
2.9	Receivables	19
Article III	CONSIDERATION	19
3.1	Consideration	19
3.2	Payment of Purchase Price	20
3.3	Purchase Price Adjustment	20
3.4	Post-Closing Adjustment to Purchase Price for Certain Uncollected Purchased Accounts Receivable and Obsolete Inventory	23
3.5	Customer Credits	24
3.6	Eilat Payment	24
Article IV	CLOSING	24
4.1	Closing	24
4.2	Conditions Precedent to Obligations of Purchaser	25
4.3	Conditions Precedent to Obligations of Seller	27
4.4	Delivery of the Purchased Assets and the Israeli Purchased Assets and Payment of Closing Date Payment	28
Article V	REPRESENTATIONS AND WARRANTIES OF SELLERS	29
5.1	Organization and Good Standing	29

i

(continued)

Page
5.2	Authorization of Agreement	29
5.3	Conflicts; Consents of Third Parties	29
5.4	Financial Statements	30
5.5	No Undisclosed Liabilities	31
5.6	Title to Purchased Assets; Sufficiency; Location	31
5.7	Absence of Certain Developments	31
5.8	Taxes	33
5.9	Real Property	35
5.10	Tangible Personal Property	36
5.11	Intellectual Property	36
5.12	Material Contracts	39
5.13	Employee Benefits	41
5.14	Labor	42
5.15	Litigation	43
5.16	Compliance with Laws; Permits	43
5.17	Environmental Matters	44
5.18	Insurance	45
5.19	Accounts and Notes Receivable and Payable; Inventory	45
5.20	Related Party Transactions	46
5.21	Product Warranty; Product Liability	46
5.22	Customers and Suppliers	46
5.23	Certain Payments	47
5.24	Financial Advisors	47
5.25	Full Disclosure	47
Article VI	REPRESENTATIONS AND WARRANTIES OF PURCHASER	47
6.1	Organization and Good Standing	47
6.2	Authorization of Agreement	48
6.3	Conflicts; Consents of Third Parties	48
6.4	Litigation	48
6.5	Financial Advisors	48

ii

(continued)

Page
6.6	Financial Status	49
6.7	Disclosure	49
6.8	Full Disclosure	49
Article VII	COVENANTS	49
7.1	Access to Information	49
7.2	Conduct of the Business Pending the Closing	50
7.3	Consents	52
7.4	Further Assurances	53
7.5	Non-Competition; Non-Solicitation; Confidentiality	53
7.6	Third-Party Non-Competition Agreements	54
7.7	Supply Arrangements	55
7.8	Transfer of Certain Assets Prior to Closing	56
7.9	Preservation of Records	56
7.10	Publicity	56
7.11	Use of Name	56
7.12	Monthly Financial Statements	57
7.13	Non-Disclosure Agreement	57
7.14	Notification of Certain Matters	57
7.15	Environmental Obligations	57
7.16	No Shop	61
7.17	Continued Existence	62
Article VIII	EMPLOYEES AND EMPLOYEE BENEFITS	62
8.1	Transferred Employees	62
8.2	Standard Procedure	62
8.3	Employee Benefits	63
Article IX	INDEMNIFICATION	63
9.1	Survival of Representations and Warranties	63
9.2	Indemnification	64
9.3	Indemnification Procedures	65

iii

(continued)

Page
9.4	Limitations on Indemnification for Breaches of Representations and Warranties	66
9.5	Indemnity Escrow	68
9.6	Tax Treatment of Indemnity Payments	69
Article X	TAXES	69
10.1	Transfer Taxes	69
10.2	Prorations	69
10.3	Cooperation on Tax Matters	70
10.4	Tax Clearance Certificates	70
Article XI	TERMINATION	70
11.1	Events of Termination	70
11.2	Procedure Upon Termination	71
11.3	Effect of Termination	71
11.4	Waiver	71
Article XII	MISCELLANEOUS	72
12.1	Expenses	72
12.2	Submission to Jurisdiction; Consent to Service of Process	72
12.3	WAIVER OF JURY TRIAL	72
12.4	Entire Agreement; Amendments and Waivers	72
12.5	Governing Law	73
12.6	Notices	73
12.7	Severability	74
12.8	Binding Effect; Assignment	74
12.9	Counterparts	74
12.10	No right of Set-Off	75

iv

(continued)

Exhibits

A	Form of Bill of Sale
B	Form of Assignment and Assumption Agreement
C	Form of Escrow Agreement
D	Supply Agreement
E	Agency Agreement
F	Lease Agreement

v

Disclosure Schedules

Schedule 1.1(a)	Eilat and Netivot Equipment
Schedule 1.1(b)	Excluded Contracts
Schedule 1.1(c)	Knowledge of Sellers
Schedule 1.1(d)	Purchased Contracts
Schedule 1.1(e)	Working Capital Illustration
Schedule 1.1(f)	Trading Company Receivables
Schedule 1.1(g)	Reels
Schedule 1.1(h)	Wire Specifications
Schedule 2.3(b)	Parent Guarantees
Schedule 2.7	Purchase Price Allocation
Schedule 5.3(a)	Conflicts
Schedule 5.3(b)	Consents
Schedule 5.4(a)	Financial Statements
Schedule 5.5	No Undisclosed Liabilities
Schedule 5.6(a)	Liens
Schedule 5.6(b)	Location of Assets
Schedule 5.7	Absence of Certain Changes
Schedule 5.8(c)	Taxes
Schedule 5.9(a)	Leased Real Property
Schedule 5.10(a)	Tangible Personal Property
Schedule 5.10(b)	Personal Property Leases
Schedule 5.11(a)	Purchased Intellectual Property
Schedule 5.11(b)	Ownership of Intellectual Property
Schedule 5.11(j)	Software
Schedule 5.12(a)	Material Contracts
Schedule 5.13(a)	Employee Benefits
Schedule 5.13(b)	Employees
Schedule 5.13(g)	Accelerated Payments
Schedule 5.15	Litigation
Schedule 5.16(b)	Permits
Schedule 5.17	Environmental Matters
Schedule 5.17(a)	Environmental Permits
Schedule 5.18	Insurance
Schedule 5.20	Related Party Transactions
Schedule 5.21	Product Warranty
Schedule 5.22(a)	Customers and Suppliers
Schedule 5.22(b)	Customer List
Schedule 5.24	Financial Advisors
Schedule 6.3	Conflicts
Schedule 7.2(a)	Conduct of Business Pending Closing
Schedule 7.2(b)(i)	Conduct of Business Pending Closing - Employment Matters
Schedule 8.3(a)	Group Health Plans

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of June 3, 2008, by and among International Wire Group, Inc., a Delaware corporation (“Purchaser”), and Global Wire Inc., a Delaware corporation (“Global Wire USA”), Montgomery Wire Corporation, a Delaware corporation (“Montgomery Wire”), Wyre Wynd Corporation, a Delaware corporation (“Wyre Wynd” and together with Global Wire USA and Montgomery Wire, “U.S. Sellers”), Negev Wire Trading Inc., a Delaware corporation (“Trading Company”), and Global Wire Ltd., an Israeli corporation (“Parent” and together with U.S. Sellers and Trading Company, each, a “Seller” and collectively, “Sellers”).

W I T N E S S E T H:

WHEREAS, Sellers presently conduct the Business; and

WHEREAS, Sellers desire to sell, transfer and assign to Purchaser (or its designated Affiliate or Affiliates), and Purchaser desires to (or to cause its designated Affiliate or Affiliates to) acquire and assume from Sellers, all of the Purchased Assets, Israeli Purchased Assets and Assumed Liabilities, all as more specifically provided herein.

NOW,THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1	Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under applicable Law.

“Bond Counsel” means Gallagher, Callahan & Gartrell, P.C.

“Business” means (i) the operation of the Montgomery Wire Facility, the Wyre Wynd Facility and the Leased Real Properties and (ii) the business of U.S. Sellers, including the

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fabrication and sale of silver-plated, nickel-plated or bare wire (including single end, bunched, stranded, cabled and bobbin wire and braided products).

“Business Day” means any day of the year on which national banking institutions in New York and in Israel are open to the public for conducting business and are not required or authorized to close.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Connecticut Property Transfer Act” means Sections 22a-134 et seq. of the Connecticut General Statutes.

“Consent Order” means that Consent Order No. WC5397, DEP/WPC 058-011, between the State of Connecticut, Department of Environmental Protection, and Global Wire Inc., Wyre Wynd Division, dated as of November 5, 2003.

“Consequential Damages” means damages that are not probable nor reasonably foreseeable nor flow directly from the breach or alleged breach of this Agreement, the Seller Documents or the Purchaser Documents.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, purchase orders, commitment or other arrangement, understanding or undertaking, commitment or obligation, whether written or oral, and any schedules, exhibits and auxiliary instrument forming a part thereof.

“Current Assets” means the trade and other accounts receivable (after deducting reel deposits), prepaid expenses to the extent Purchaser can realize the benefit thereof following the Closing and Inventory of U.S. Sellers; provided, however, it shall not include (i) cash or cash equivalents, (ii) any amounts owed from the Sellers or their directors, officers, employees or Affiliates, (iii) any deferred Tax assets or Tax receivable accounts or (iv) any accounts receivable (including related reel deposits) relating to sales of the inventory of Trading Company prior to the Closing Date (such accounts receivable to be determined in a manner consistent with the accounts receivable as of December 31, 2007, which are set forth on Schedule 1.1(f)) (the “Trading Company Receivables”). For purposes of illustration, a calculation of the Current Assets as of the Balance Sheet Date, with reconciliations to the Balance Sheet, is attached as Schedule 1.1(e).

“Current Liabilities” means the trade and other accounts payable of U.S. Sellers, including any amounts payable for Inventory in transit; provided, however, it shall not include (i) any reel deposits that have been properly deducted from Current Assets in the Final Working Capital, (ii) deferred Tax liabilities or Tax payable accounts or (iii) any accounts payable of Global Wire USA relating to the inventory of Trading Company sold by Global Wire USA to customers of the Business prior to the Closing Date (the “Trading Company Payables”). For

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purposes of illustration, a calculation of the Current Liabilities as of the Balance Sheet Date, with reconciliations to the Balance Sheet, is attached as Schedule 1.1(e).

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present and/or prospective customers, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business and the Purchased Assets, in each case whether or not in electronic form.

“Eilat and Netivot Equipment” means all of the Machinery and Equipment set forth on Schedule 1.1(a).

“Employees” means all individuals (including common law employees) who are primarily employed by U.S. Sellers in connection with the Business immediately prior to the Closing.

“Environmental Costs and Liabilities” means all debts, losses, liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and reasonable costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred imposed under Environmental Law as a result of any claim or demand by any Governmental Body or other Person or any violation of Environmental Law, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order or agreement with any Governmental Body or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

“Environmental Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or final Order in any way relating to the protection of human health and safety as it relates to exposure to Hazardous Materials, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body required by Environmental Laws for the operation of the Business.

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“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Excluded Contracts” means the Contracts set forth on Schedule 1.1(b).

“Former Employees” means all individuals (including common law employees) who were employed by the U.S. Sellers in connection with the Business but are no longer so employed as of the Closing Date.

“GAAP” means generally accepted accounting principles in the United States, as in effect as of the date of the applicable time or period covered by any Financial Statement, and for all other purposes of this Agreement, as in effect as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hardware” means any and all computer and computer-related hardware, including computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business, but including the current liability portion of any indebtedness for borrowed money); (iii) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (iv) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

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“Indebtedness Payoff” means the amount of funds to be paid to RBS Citizens on behalf of Sellers to discharge in full the Indebtedness owed to RBS Citizens as of the Closing pursuant to a payoff letter to be provided by RBS Citizens setting forth such amounts and which includes an undertaking by RBS Citizens to provide all authorizations, instructions and documents necessary to discharge upon receipt of such amount any further obligations of Sellers with respect to such Indebtedness and any Liens securing such Indebtedness.

“Indemnity Escrow Amount” means $1,500,000, which shall be deposited with the Escrow Agent and held for disbursement pursuant to the Escrow Agreement.

“Intellectual Property” means all right, title and interest in or relating to intellectual property and related priority rights, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including: (i) all patents and applications therefor, including all provisionals, continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Internet domain names; (iv) all copyrights, works of authorship and moral rights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); (iv) trade secrets (“Trade Secrets”); and (v) all other intellectual property rights arising from or relating to any Technology.

“Intellectual Property Licenses” means (i) any grant by a U.S. Seller to another Person of any right relating to or under the Purchased Intellectual Property and/or Purchased Technology and (ii) any grant by another Person to any U.S. Seller of any right relating to or under any third Person’s Intellectual Property and/or Technology.

“Inventory” means all inventory (including raw materials, work in process, finished goods, scrap material and obsolete goods) used or held for use in the Business, including any Inventory in transit from any third-party supplier or in storage at any location as set forth on Schedule 5.6(b), but not including the inventory of Trading Company or of tolling customers.

“IRBs” means (i) the Industrial Facility Revenue Bonds (Montgomery Wire Corporation Issue – Series 1998) and (ii) the Variable Rate Demand Industrial Development Bonds (Wyre Wynd Corporation Project) Series 2000.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Israeli Purchased Assets” means the Eilat and Netivot Equipment, the Reels, the Customer List and the Wire Specifications, collectively.

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“Knowledge of Sellers” means the knowledge, after due inquiry, of those Persons identified on Schedule 1.1(c).

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement, but excluding any Environmental Law.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediations, investigations, inquiries, proceedings or claims (including counterclaims) by or before a Governmental Body, but excluding any proceeding to the extent arising under Environmental Laws.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, interest, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation), but excluding any Environmental Costs and Liabilities.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Machinery and Equipment” means all machinery, furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned by U.S. Sellers and used or held for use in the Business, including all artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.

“Material Adverse Effect” means any event, circumstance, condition, fact, effect or other matter that individually or in the aggregate with any such event, circumstance, condition, fact, effect or other matter, has had or could reasonably be expected to have a material adverse effect on (i) the business, assets, properties, results of operations or condition (financial or otherwise) of the Business, taken as a whole; (ii) the value of the Purchased Assets or a material increase in the amount of Assumed Liabilities; or (iii) the ability of Sellers to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or the Seller Documents. Any determination as to whether or not a Material Adverse Effect has occurred shall be made without duplicating any debt, liability or other obligation of or owing by Purchaser to the extent such debt, liability or other obligation arises from the same fact.

“Montgomery Wire Facility” means the approximately 83,000 square foot building located at Littleton, New Hampshire occupied by Montgomery Wire, and that certain

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real property upon which the building is located. The Montgomery Wire Facility includes the real property fee interests owned by Montgomery Wire, including any buildings, structures, landscaping, utility lines, driveways, fences, parking areas, contiguous and adjacent entry rights, and all other improvements to such real property that are owned by Montgomery Wire and located in and upon such real property, and all rights, privileges and easements appurtenant to the foregoing.

“Montgomery Wire Indenture” means that certain Loan and Trust Agreement, dated as of February 1, 1998, by and among the Business Finance Authority of the State of New Hampshire, Montgomery Wire and US Bank, as it may be amended, modified or supplemented from time to time.

“Non-Disclosure Agreement” means the non-disclosure agreement, dated August 22, 2006, by and among Purchaser and Parent.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business, as conducted by Sellers, through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body, but excluding any Environmental Permit.

“Permitted Exceptions” means, to the extent not causing a material impairment to the value or use of the applicable asset, (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in the policies of title insurance that have been delivered to Purchaser prior to the date hereof and which do not restrict the current use of the Seller Property by the U.S. Sellers in the Business (other than Liens for Taxes for prior years or Liens securing Indebtedness); (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP; (iii) mechanics’, carriers’, workers’ and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not resulting from a breach, default or violation by any Seller of any Contract or Law; and (iv) zoning, entitlement and other land use regulations and Environmental Laws by any Governmental Body, provided that such legal requirements have not been materially violated.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Purchased Contracts” means all Contracts set forth on Schedule 1.1(d) and all purchase orders (from customers and to suppliers) entered into in the Ordinary Course of Business.

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“Purchased Intellectual Property” means all Intellectual Property owned, used or held for use by any U.S. Seller in the Business, including the Company Marks.

“Purchased Technology” means all Technology owned, used or held for use by any U.S. Seller in the Business.

“RBS Citizens” means RBS Citizens, National Association (successor by merger to Citizens Bank of Massachusetts).

“Reels” means the reels set forth on Schedule 1.1(g).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property of any Hazardous Material occurring prior to the Closing Date.

“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

“Securities Act” means the Securities Act of 1933, as amended.

“S&P” means Standard & Poor’s.

“SEC” means the United States Securities and Exchange Commission.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Spare Parts” means all spare parts used or held for use by U.S. Sellers in the Business.

“Tax” or “Taxes” means (i) any and all U.S. federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts

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imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any Seller or any of its Affiliates.

“Technology” means, collectively, all Software, technology, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“US Bank” means U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company).

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.

“Wire Specifications” means the wire specifications for all wire manufactured in Israel as set forth on Schedule 1.1(h).

“Working Capital” means Current Assets reduced by Current Liabilities, in each case as determined in accordance with GAAP as applied in a manner consistent with the methods, policies, principles, practices and procedures with consistent classifications, judgments and estimation methodologies used by U.S. Sellers, including those regarding the establishment of general and specific reserves, all as used in the preparation of the Balance Sheet. For purposes of illustration, the calculation of the Working Capital, attached as Schedule 1.1(e) is a schedule setting forth the Working Capital as of the Balance Sheet Date with reconciliations to the Balance Sheet.

“Working Capital Adjustment Escrow Amount” means $750,000, which shall be deposited with the Escrow Agent and held for disbursement pursuant to the Escrow Agreement.

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“Wyre Wynd Facility” means the approximately 210,000 square foot building located at Jewett City, Connecticut, together with all improvements, fixtures, easements and other appurtenances thereto and all rights and privileges in respect thereof.

“Wyre Wynd Indenture” means that certain Indenture of Trust, dated as of December 1, 2000, by and between the Connecticut Development Authority and US Bank, as it may be amended, modified or supplemented from time to time.

1.2       Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Acquisition Transaction	7.16(a)
Agency Agreement	7.7
Agreement	Preamble
Asset Acquisition Statement	2.7
Assumed Liabilities	2.3
Balance Sheet	5.4(a)
Balance Sheet Date	5.4(a)
Basket	9.4(a)
Cafeteria Plan	5.13(a)
Closing	4.1
Closing Date	4.1
Closing Date Payment	3.1
Closing Statement	3.3(c)
Closing Working Capital	3.3(c)
Commercially Reasonable Manner	7.15(c)
Company Marks	7.11
Confidential Information	7.5(c)
Consent to Assignment	7.6(c)
Copyrights	1.1 (in Intellectual Property definition)
Customer List	5.22(b)
Duplication of Recovery	9.2(a)
Eilat Payment	3.6
Eilat Transfer	7.6(a)
ELURs	7.15(a)
Employee Benefit Plans	5.13(a)
Escrow Account	3.2
Escrow Agent	3.2
Escrow Agreement	3.2
Estimated Statement	3.3(a)
Estimated Working Capital	3.3(a)
Excluded Assets	2.2
Excluded Environmental Costs and Liabilities	2.4(a)
Excluded Liabilities	2.4

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Term	Section
Expert	3.3(e)
Final Aggregate Outstanding Claims	9.5(c)
Final Determination	3.3(g)(iii)(B)
Final Escrow Release Date	9.5(c)
Final Estimated Working Capital	3.3(a)
Final Retained Escrow Amount	9.5(c)
Final Working Capital	3.3(g)(iii)(A)
Financial Statements	5.4(a)
FIRPTA Affidavit	4.2(j)
First Aggregate Outstanding Claims	9.5(b)
First Distribution Amount	9.5(b)
First Escrow Release Date	9.5(b)
Fundamental Representations	9.4(a)
Global Wire USA	Preamble
Indemnification Claim	9.5(a)
Leased Real Property	5.9(a)
Loss and Losses	9.2(a)
Marks	1.1 (in Intellectual Property definition)
Material Contracts	5.12(a)
Montgomery Wire	Preamble
Monthly Financial Statements	7.12
Multiemployer Plan	5.13(a)
Multiple Employer Plan	5.13(a)
Nonassignable Assets	2.6(c)
Open Source	5.11(k)
Owned Property	5.9(a)
Parent	Preamble
Patents	1.1 (in Intellectual Property definition)
Personal Property Leases	5.10(b)
Purchase Price	3.1
Purchased Accounts Receivables	2.1(b)
Purchased Assets	2.1
Purchaser	Preamble
Purchaser’s Environmental Obligations	7.15(e)
Purchaser’s Objection Notice	3.3(a)
Purchaser Documents	6.2
Purchaser Indemnified Parties	9.2(a)
Qualified Plans	5.13(e)
Real Property Leases	5.9(a)
Related Persons	5.20
Representatives	7.16(a)
Restricted Business	7.5(a)
Revised Statements	2.7
Seller Documents	5.2

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Term	Section
Seller Indemnified Parties	9.2(b)
Seller Permits	5.16(b)
Seller Property	5.9(a)
Sellers	Preamble
Sellers’ Breach Obligations	7.15
Sellers’ Consent Order Obligations	7.15
Sellers’ Environmental Obligations	7.15
Sellers’ Transfer Act Obligations	7.15(a)
Supply Agreement	7.7
Survival Period	9.1
Tax Clearance Certificate	10.4
Termination Date	11.1(c)
Third Party	7.6(a)
Third Party Claim	9.3(b)
Total Consideration	3.1
Trade Secrets	1.1 (in Intellectual Property definition)
Trading Company	Preamble
Trading Company Receivables	1.1 (definition of Current Assets)
Trading Company Payables	1.1 (definition of Current Liabilities)
Transferred Employees	8.1
Transfer Taxes	10.1
U.S. Sellers	Preamble
Working Capital Target	3.3(b)
Wyre Wynd	Preamble

1.3	Other Definitional and Interpretive Matters.

(a)       Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

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Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means (unless the context of its usage requires otherwise) “including, but not limited to,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)       The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1       Purchase and Sale of Assets. On the terms set forth in this Agreement, at the Closing Purchaser (or its designated Affiliate or Affiliates) shall purchase, acquire and accept from U.S. Sellers, and U.S. Sellers shall sell, transfer, assign, convey and deliver to Purchaser (or its designated Affiliate or Affiliates) all U.S. Sellers’ right, title and interest in, to and under the Purchased Assets, free and clear of all Liens except for Permitted Exceptions. “Purchased Assets” shall mean all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of U.S. Sellers used or held for use in the Business as of the Closing Date, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of U.S. Sellers (other than the Excluded Assets), including each of the following assets:

(a)	the Montgomery Wire Facility;

(b)       all trade and other accounts receivable of U.S. Sellers except for the Trading Company Receivables (the “Purchased Accounts Receivables”);

(c)       all deposits (including customer deposits and security for rent, electricity, telephone or otherwise) and prepaid charges and expenses, including any prepaid rent, of U.S. Sellers;

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(d)       all tangible personal property used or held for use by U.S. Sellers in the Business as of the Closing Date, including all (A) Inventory and (B) Machinery and Equipment;

(e)       all rights of U.S. Sellers under each Real Property Lease, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(f)        all rights of U.S. Sellers to any claims, demands, judgments, suits, actions or causes of action related to the Business, whether known or unknown, and whether arising before or after the Closing Date (other than any litigation in any way related to Global Wire B.V. or Global Signal Cables (India) Pvt. Ltd., including any litigation matters set forth on Schedule 5.15 relating in any way to such entities or to Thomas Solomon);

(g)       all Documents that are related to the Business, including Documents relating to products, services, marketing, advertising, promotional materials, Purchased Intellectual Property, personnel files for Transferred Employees and all files, customer files and documents (including, payment history, payment terms, credit information and contact information), supplier lists, records and design specifications for the Purchased Assets, whether or not physically located on the premises referred to in Section 2.1(a), but excluding personnel files for Employees of Sellers who are not Transferred Employees;

(h)       all Permits and Environmental Permits used or held for use by U.S. Sellers in the Business as of the Closing Date (which includes all Permits necessary to conduct the Business as currently conducted) and all rights, and incidents of interest therein;

(i)        all rights of U.S. Sellers under the Purchased Contracts, including all claims or causes of action with respect to the Purchased Contracts;

(j)        (A) the Purchased Intellectual Property and the Purchased Technology, including all product specifications, (B) all of U.S. Sellers’ right, title and interest in and to all computer systems (including management information and order systems, Hardware, servers, computers, printers, scanners, monitors, peripheral and accessory devices and the related media, manuals, documentation and user guides) used or held for use by U.S. Sellers in the Business as of the Closing Date and (C) all of the right, title and interest of U.S. Sellers in or to any Software used or held for use in the Business as of the Closing Date;

(k)       all supplies and Spare Parts used or held for use by U.S. Sellers in the Business as of the Closing Date;

(l)        all rights of Sellers under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided to any Seller or to the extent affecting any Purchased Assets;

(m)      all third-party property and casualty insurance proceeds, and all rights to third-party property and casualty insurance proceeds, in each case to the extent received or receivable in respect of the Business;

(n)	the U.S. Sellers’ group health plans set forth on Schedule 8.3(a); and

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(o)       all goodwill, customer lists and other intangible assets used or held for use by U.S. Sellers in the Business as of the Closing Date, including the goodwill associated with the Purchased Intellectual Property.

It is agreed that the Seller Property, Leased Real Property, Inventory, Machinery and Equipment, Spare Parts, Purchased Intellectual Property, Purchased Technology, Software, Hardware and other personal property included in the Purchased Assets shall be transferred in AS IS physical condition or repair on the Closing Date, subject only to the representations and warranties of Sellers set forth in Article V.

2.2       Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Sellers hereby retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean each of the following assets:

(a)	all cash and cash equivalents;
(b)	the Wyre Wynd Facility;
(c)	the Excluded Contracts;

(d)       all minute books, organizational documents, stock registers and such other books and records of Sellers as pertain to ownership, organization or existence of any Sellers;

(e)       all Employee Benefit Plans other than the U.S. Sellers’ group health plans set forth on Schedule 8.3(a), and any trusts, insurance policies or administration contracts, or other assets solely relating thereto;

(f)        all U.S. federal or state income tax refunds relating to taxes paid by Sellers, for all periods or portions of periods ending prior to the Closing Date; and

(g)       all rights, indemnities, reimbursements and claims related to or arising under the Asset Purchase Agreement between Live Wire Inc. and Southwire Company, dated on or about March 29, 1996.

2.3       Assumption of Liabilities. On the terms set forth in this Agreement, at the Closing Purchaser (or its designated Affiliate or Affiliates) shall assume and agree to pay or otherwise discharge, in accordance with their terms, the following liabilities of U.S. Sellers (collectively, the “Assumed Liabilities”):

(a)       all Liabilities of U.S. Sellers under the Purchased Contracts that arise out of or relate to the period from and after the Closing Date;

(b)       all Liabilities under any guarantees of Parent to third parties set forth on Schedule 2.3(b);

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                                  (c)       all Current Liabilities as of the Closing Date to the extent explicitly included as Current Liabilities in the Final Working Capital;

(d)       all Liabilities of U.S. Sellers  under U.S. Sellers' group health plan set forth on Schedule 8.3(a) and under COBRA; and

(e)       all payment obligations related to the reel deposits of customers that are properly reflected in the Final Working Capital.

2.4       Excluded Liabilities. Purchaser will not assume and shall not be liable for any Excluded Liabilities. Sellers shall perform, satisfy and discharge in accordance with their respective terms all Excluded Liabilities. “Excluded Liabilities” shall mean all Liabilities and Environmental Costs and Liabilities of Sellers arising out of, relating to or otherwise in respect of the Business other than the Assumed Liabilities, including the following Liabilities:

(a)       “Excluded Environmental Costs and Liabilities,” which shall mean all Environmental Costs and Liabilities, but only to the extent: (i) arising out of conditions as they existed, or noncompliance or events occurring, on or prior to the Closing Date; (ii) are or would have been required or necessary to achieve compliance under Environmental Laws as they were in effect on or prior to the Closing Date, which are related to: (A) the ownership or operation by Sellers of (I) the Montgomery Facility or Wyre Wynd Facility (or any condition thereon) (including (x) the Release or continuing Release of any Hazardous Material or (y) any noncompliance with Environmental Laws) or (II) the Business, (B) the Excluded Assets or any other real property formerly owned, operated, leased or otherwise used by any Seller: (C) the offsite transportation, storage, disposal, treatment or recycling of Hazardous Material generated by and taken offsite by or on behalf of any Seller prior to and through the Closing Date, or (D) Sellers’ Breach Obligations, Sellers’ Transfer Act Obligations or Sellers’ Consent Order Obligations (as those terms are defined in Section 7.15 of this Agreement);

(b)       except to the extent specifically provided in Article VIII, all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by any Seller of any Employee or Former Employee, (ii) workers’ compensation claims against any Seller, irrespective of whether such claims are made prior to or after the Closing or (iii) any Employee Benefit Plan;

(c)       all Liabilities arising out of, under or in connection with Contracts that are not Purchased Contracts and, with respect to Purchased Contracts, Liabilities in respect of a breach by or default of any U.S. Seller accruing under such Contracts with respect to any period prior to Closing;

(d)       all Liabilities of Sellers accruing, arising out of, or relating to the conduct of the business and operations of Sellers or their respective Affiliates, including the manufacture, sale or shipment of any product by any Seller or its Affiliates on or before the Closing Date;

(e)       all Liabilities arising out of, relating to or otherwise in respect of any products manufactured or sold by any Seller on or before the Closing Date, including customer

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returns (in the amount of the appropriate credit to the customer less the amount received or that can be  received at such time for the scrap metal value of the product) or product warranty and product liability claims and liabilities;

(f)        all Liabilities in respect of any pending or threatened Legal Proceeding, or any claim arising out of, relating to or otherwise in respect of (i) the operation of the Business to the extent such Legal Proceeding or claim relates to such operation on or prior to the Closing Date, or (ii) any Excluded Asset;

(g)       all Liabilities relating to any dispute with any client or customer of the Business existing as of the Closing Date or based upon, relating to or arising out of events, actions or failures to act prior to the Closing Date;

(h)       all Liabilities arising out of, under or in connection with any Indebtedness of Sellers;

(i)        all Liabilities for (i) Transfer Taxes, (ii) Taxes of Sellers or any of their Affiliates, (iii) Taxes that relate to the Purchased Assets, the Israeli Purchased Assets or the Assumed Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date, including Taxes allocable to Sellers pursuant to Section 10.2(a), and (iv) payments under any Tax allocation, sharing or similar agreement (whether oral or written);

(j)	the IRBs; and
(k)	the Trading Company Payables.

2.5       Purchase and Sale of the Israeli Purchased Assets. On the terms set forth in this Agreement, at the Closing Purchaser (or its designated Affiliate or Affiliates) shall purchase, acquire and accept from Parent, and Parent shall sell, transfer, assign, convey and deliver to Purchaser (or its designated Affiliate or Affiliates) all Parent’s right, title and interest in, to and under the Israeli Purchased Assets, free and clear of all Liens except for Permitted Exceptions.

2.6	Further Conveyances and Assumptions; Consent of Third Parties.

(a)       From time to time following the Closing and except as prohibited by Law, U.S. Sellers shall make available to Purchaser such data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to transition such Employees into Purchaser’s records.

(b)       From time to time following the Closing, Sellers and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and aquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Seller Documents and to assure fully to Sellers and their successors and assigns, the assumption

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of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Purchaser Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

(c)       Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset or any Israeli Purchased Assets, including any Contract, Permit, certificate, approval, authorization or other right or any Assumed Liability, which by its terms or by Law or Environmental Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. Each Seller shall, and shall cause its Affiliates to, use its reasonable best efforts to cooperate with Purchaser at Purchaser’s request in endeavoring to obtain such consents by investing reasonable efforts. To the extent permitted by applicable Law or Environmental Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by the applicable Seller or an Affiliate of such Seller in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in the applicable Seller’s or Affiliate’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account. Each Seller shall take or cause to be taken at the Purchaser’s expense such actions in such Seller’s name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and such Seller or the applicable Affiliate of such Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, each Seller on behalf of itself and its Affiliates authorizes Purchaser, to the extent permitted by applicable Law or Environmental Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of any Seller or its Affiliates under the Nonassignable Assets and appoints Purchaser its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of such Seller and on such Affiliate’s behalf with respect thereto.

2.7       Purchase Price Allocation. Purchaser and Parent shall allocate the Total Consideration among the Purchased Assets and the Israeli Purchased Assets as agreed by the parties and described on Schedule 2.7. Purchaser shall prepare and deliver to Parent within sixty (60) days after the Closing Date final drafts of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) allocating, in accordance with Schedule 2.7, the Total Consideration among the Purchased Assets and the Israeli Purchased Assets. Purchaser shall prepare and deliver to Parent from time to time revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to report any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any) consistent with the agreed upon allocation. The Total Consideration paid by Purchaser for the Purchased Assets and the Israeli Purchased Assets shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last Revised Statements, and all income Tax Returns and reports filed by Purchaser and Sellers shall be prepared consistently with such allocation.

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2.8       Right to Control Payment. Purchaser shall have the right, but not the obligation, to make any payment due from any Seller with respect to any Excluded Liabilities which are not paid by such Seller within thirty (30) Business Days following written request for payment from Purchaser (or sooner if the nature of the liability so requires); provided, however, that if such Seller advises Purchaser in writing during such period that a good faith payment dispute exists or such Seller has reasonable defenses to non-payment with respect to such Excluded Liability, then Purchaser shall not have the right to pay such Excluded Liability. Sellers agree to reimburse Purchaser promptly and in any event within thirty (30) Business Days following written notice of such payment by Purchaser for the amount of any payment made by Purchaser pursuant to this Section 2.8. If Purchaser has not received payment by the end of such thirty (30) day period, Purchaser, in its sole discretion, may proceed to recover, and Sellers shall direct the Escrow Agent to release, such amounts from the Escrow Account in accordance with Section 9.5 and may either waive Sellers’ obligation to pay Purchaser directly or may continue to seek payment from Sellers for such amounts.

2.9       Receivables. Each Seller shall, if requested by Purchaser, provide reasonable assistance to Purchaser in the collection of accounts receivable. Sellers further agree to cooperate with Purchaser (or its designated Affiliate or Affiliates) to transition any lockbox accounts used in the Business to Purchaser (or its designated Affiliate or Affiliates). If any Seller shall receive payment in respect of accounts receivable that are included in the Purchased Assets, then such Seller shall promptly forward such payment to Purchaser. Each Seller agrees not to attempt to collect the Trading Company Receivables from the customers of the Business during the three (3) month period commencing on the Closing Date. Purchaser (or its designated Affiliate or Affiliates) shall use its commercially reasonable efforts to collect the Trading Company Receivables in the ordinary course of business together with its own receivables, and Purchaser shall promptly forward payment of any Trading Company Receivables less any reel deposits payable in connection therewith to Parent. To the extent any reel deposits related to reels associated with Trading Company Receivables or owed to customers in connection with the delivery of any Reels are payable by Purchaser, such amount shall be deducted from any payments to be forwarded to Parent on account of Trading Company Receivables collected or, upon the request of Purchaser, Sellers shall direct the Escrow Agent to release from the Escrow Account any surplus amount not deducted from future payments to Parent in accordance with Section 9.5 and Purchaser may either waive Sellers’ obligation to pay Purchaser directly or may continue to seek payment from Sellers for such amounts. Upon the expiration of such three (3) month period, collection of Trading Company Receivables shall be implemented exclusively by Sellers.

ARTICLE III

CONSIDERATION

3.1       Consideration. The aggregate consideration for the Purchased Assets and the Israeli Purchased Assets shall be (a) an amount in cash equal to $27,050,000 to be paid to U.S. Sellers for the Purchased Assets subject to adjustment as provided in Section 3.3(b) and further under Section 3.3(g); (b) an amount in cash equal to $750,000 to be paid to Parent for the Israeli Purchased Assets (together with the amounts set forth in clause (a) above, the “Closing

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Date Payment”); (c) the Eilat Payment as further described in Section 3.6 (together with the Closing Date Payment the “Purchase Price”); and (d) the assumption of the Assumed Liabilities (together with the Purchase Price, the “Total Consideration”).

3.2       Payment of Purchase Price. At the Closing, Purchaser shall pay the Closing Date Payment less (i) the Working Capital Adjustment Escrow Amount less (ii) the Indemnity Escrow Amount less (iii) the Indebtedness Payoff, by wire transfer of immediately available funds into the account(s) designated by Sellers. At the Closing, Purchaser shall pay, on behalf of Sellers, (i) to JPMorgan (the “Escrow Agent”), by wire transfer of immediately available funds, to the account(s) (the “Escrow Account”) designated by the Escrow Agent, the Working Capital Adjustment Escrow Amount and the Indemnity Escrow Amount, in accordance with the terms of this Agreement and the Escrow Agreement in the form of Exhibit C, by and among Purchaser, Global Wire USA and the Escrow Agent (the “Escrow Agreement”) and (ii) to RBS Citizens, the Indebtedness Payoff by wire transfer of immediately available funds in accordance with the payoff letter provided with respect thereto.

3.3	Purchase Price Adjustment.

(a)       Not later than five (5) Business Days prior to the Closing Date, Parent shall cause to be prepared and delivered to Purchaser a statement (the “Estimated Statement”) showing the amount reasonably estimated by Parent, in good faith, to be the Working Capital as of 11:59 pm on the day immediately preceding the Closing Date (the “Estimated Working Capital”), together with supporting documentation used by Parent in calculating and preparing the Estimated Statement and such other documentation as Purchaser shall reasonably request. In the event Purchaser objects to Parent’s calculation of the amount of the Estimated Working Capital as set forth in the Estimated Statement, Purchaser shall deliver to Parent at least two (2) Business Days prior to the Closing Date a written statement in reasonable detail describing Purchaser’s objections to the Estimated Statement (“Purchaser’s Objection Notice”). Purchaser and Parent shall use their commercially reasonable efforts to resolve any of Purchaser’s objections to the Estimated Statement as described in Purchaser’s Objection Notice, and Parent shall make such revisions to the Estimated Statement as mutually agreed between Parent and Purchaser, and, if any changes are made, shall deliver a copy of such revised Estimated Statement to Purchaser one (1) Business Day prior to the Closing Date. With respect to any of Purchaser’s objections that are not resolved before the Closing Date, the parties shall proceed as follows: (i) if the aggregate amount of Purchaser’s unresolved objections is less than $200,000, the Closing shall proceed with Parent’s estimate of such disputed amounts, and (ii) if the aggregate of Purchaser’s unresolved objections is greater than $200,000, then the mid-point between Purchaser’s unresolved objections and Parent’s estimate of such disputed amounts shall be used for purposes of proceeding to Closing. The final amount used as the Estimated Working Capital pursuant to this Section 3.3(a) shall be referred to as the “Final Estimated Working Capital”.

(b)       If the Final Estimated Working Capital exceeds $15,100,000 (the “Working Capital Target”), the Closing Date Payment shall be increased by the amount of such difference, and if the Working Capital Target exceeds the Final Estimated Working

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Capital, the Closing Date Payment shall be decreased by the amount of such difference, in each case, subject to further adjustment as provided below.

(c)       Purchaser and U.S. Sellers shall jointly conduct a physical inventory of the Inventory on the Closing Date, in which, inter alia, the assets of all tolling customers shall be identified. As soon as practicable, but in no event later than sixty (60) days after the Closing Date, Parent shall cause to be prepared and delivered to Purchaser a closing statement setting forth Current Assets and Current Liabilities as of 11:59 pm on the day immediately preceding the Closing Date (the “Closing Statement”) and a certificate based on such Closing Statement setting forth Parent’s calculation of the amount of Working Capital as of such time (“Closing Working Capital”). In connection with the preparation of the Closing Statement, Parent shall seek the input of Purchaser in preparing such Closing Statement in accordance with GAAP and on a basis consistent with the preparation of the Balance Sheet.

(d)       If Purchaser disagrees with Parent’s Closing Statement or with the calculation of Closing Working Capital, all delivered pursuant to Section 3.3(c), Purchaser may, within twenty (20) Business Days after delivery of the Closing Statement, deliver a notice to Parent disagreeing with such calculation and setting forth Purchaser’s calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Purchaser disagrees, and Purchaser shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Closing Working Capital delivered pursuant to Section 3.3(c).

(e)       If a notice of disagreement shall be duly delivered pursuant to Section 3.3(d), Purchaser and Parent shall, during the fifteen (15) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital, which amount shall not be less than the amount thereof shown in Parent’s calculation delivered pursuant to Section 3.3(c) nor more than the amount thereof shown in Purchaser’s notice of disagreement delivered pursuant to Section 3.3(d). If the parties so resolve all disputes, the computation of Closing Working Capital, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If during such period, Purchaser and Parent are unable to reach an agreement, they shall promptly thereafter cause one of the “big four” certified public accountants that is not the accountant for Purchaser or Sellers or alternatively such other entity as may be agreed to by the parties (or if unable or unwilling to accept its mandate, an independent accountant to be mutually agreed upon by Purchaser and Parent) (such independent accounting firm or other agreed upon expert, as the case may be, the “Expert”) to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital (it being understood that in making such calculation, the Expert shall be functioning as an expert and not as an arbitrator). In making such calculation, the Expert shall consider only those items or amounts in the Closing Statement and Parent’s calculation of Closing Working Capital as to which Purchaser has timely disagreed. The Expert shall deliver to Parent and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Expert), a report setting forth such calculation. Such report shall be final and binding upon Purchaser and Sellers. The fees, costs and expenses of the Expert’s review and report shall be allocated to and borne by Purchaser and

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Sellers based on the inverse of the percentage that the Expert’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Expert. For example, should the items in dispute total in amount to $1,000 and the Expert awards $600 in favor of Parent’s position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by Sellers.

(f)        Purchaser and Sellers shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Working Capital and in the conduct of the review referred to in this Section 3.3, including the making available to the extent necessary of books, records, work papers and personnel.

(g)       (i)      If the Final Working Capital exceeds the Final Estimated Working Capital, then Purchaser shall pay to Sellers, in the manner and with interest as provided in Section 3.3(h), the amount of such excess as an adjustment to the Purchase Price and, in addition to the said excess payment, shall direct the Escrow Agent to release the entire Working Capital Adjustment Escrow Amount (less any unpaid fees owed by Sellers pursuant to Section 3.3(e)) to Sellers.

                                              (ii)     If the Final Estimated Working Capital exceeds the Final Working Capital, then Sellers shall direct the Escrow Agent to release from the Working Capital Adjustment Escrow Amount to Purchaser, in the manner and with interest as provided in Section 3.3(h), the amount of such excess as an adjustment to the Purchase Price. To the extent funds remain in the Working Capital Adjustment Escrow Amount after the payment contemplated by the preceding sentence and Sellers have paid any fees required to be paid by them pursuant to Section 3.3(e), Purchaser shall direct the Escrow Agent to release to Sellers the balance of the Working Capital Adjustment Escrow Amount.

                                             (iii)      For purposes of this Agreement, the following terms shall have the meanings specified below:

(A)      “Final Working Capital” means Working Capital as reflected in any Final Determination; provided, however, that in no event shall Final Working Capital be more than Parent’s calculation of Closing Working Capital delivered pursuant to Section 3.3(c), or less than Purchaser’s calculation of Closing Working Capital in its notice of disagreement delivered pursuant to Section 3.3(d).

(B)      “Final Determination” means, with respect to Final Working Capital, either of the following:

(1)      Parent’s calculation of Closing Working Capital set forth in the Closing Statement delivered pursuant to Section 3.3(c) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.3(d); or

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 (2)       if such a notice of disagreement is delivered, (x) as agreed by Purchaser and Sellers pursuant to Section 3.3(e) or (y) in the absence of such agreement, as shown in the Expert’s report delivered pursuant to Section 3.3(e).

(h)       Any payment pursuant to Section 3.3(g) shall be made by Purchaser or Sellers, as the case may be, by wire transfer of immediately available funds to the account of such other party as may be designated in writing by such other party within three (3) Business Days after the Final Working Capital has been determined. The amount of any payment to be made pursuant to this Section 3.3 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest published by The Wall Street Journal, Eastern Edition, from time to time as the “prime rate” at large U.S. money center banks during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

(i)        In the event the Working Capital Adjustment Escrow Account is insufficient to satisfy any payment owed to Purchaser under this Section 3.3, Sellers shall pay to Purchaser any such deficit; provided, however, that Purchaser, in its sole discretion, may proceed to recover, and Sellers shall direct the Escrow Agent to release, any such deficit out of the Indemnity Escrow Amount and may either waive Sellers’ obligation to pay Purchaser directly or may continue to seek payment from Sellers for such deficiency.

3.4       Post-Closing Adjustment to Purchase Price for Certain Uncollected Purchased Accounts Receivable and Obsolete Inventory.

(a)       Any amounts collected from any customer of the Business on account of any Purchased Accounts Receivables or any Trading Company Receivables shall be applied to the oldest open invoice first unless the customer designates payment to a particular invoice or unless the customer disputes the invoice, in which event the payment will be applied against the designated invoice or the next oldest undisputed invoice.

(b)       Purchaser shall use the same care in collecting Purchased Accounts Receivables as it does with accounts receivable generated after the Closing. Purchaser shall periodically after the Closing provide Parent with a list of "problem" accounts receivable. Sellers shall provide reasonable assistance to Purchaser in the collection of Purchased Accounts Receivables. If any Seller shall receive payment in respect of Purchased Accounts Receivable, then such Seller shall promptly forward such payment to Purchaser.

(c)       If any Purchased Accounts Receivables are uncollected by Purchaser or its designed Affiliate or Affiliates, as applicable, one hundred twenty (120) days after Closing, Purchaser or its designated Affiliate or Affiliates, as applicable, shall have the right to sell such outstanding Purchased Accounts Receivable to Parent or U.S. Sellers for the full value of such Purchased Accounts Receivable, and Purchaser or its designated Affiliate or Affiliates, as applicable, shall be paid for such Purchased Accounts Receivable (and it shall constitute a Loss under Section 9.2 and shall be subject to the limitations on indemnification under Section

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 9.4(a)) and which are payable in accordance with Section 9.5. Upon payment for Purchased Accounts Receivable by Parent or any U.S. Seller (whether as a result of the payment through the Indemnity Escrow Account or directly by such party), Purchaser shall assign such uncollected Purchased Accounts Receivable to Parent or such U.S. Seller, which shall be free to pursue collection of the amounts due so long as such collection efforts are consistent with Parent or such U.S. Seller’s past practice, such collecting party provides advance notice to Purchaser (sufficient to allow Purchaser to provide input) of material actions taken and Purchaser is given the right to participate in such efforts.

                                (d)       In the event that Purchaser determines that any Inventory included in the Final Estimated Working Capital or the Final Working Capital is obsolete, Purchaser shall have the right to recover from Sellers the value attributed to such Inventory in the Final Estimated Working Capital or the Final Working Capital, as applicable, less the amount received, or that can be received at such time, for the scrap metal value of such Inventory. Purchaser or its designated Affiliate or Affiliates, as applicable, shall be paid by Sellers such net amount (and it shall constitute a Loss under Section 9.2 and shall be subject to the limitations on indemnification under Section 9.4(a)) and which amount shall be payable in accordance with Section 9.5. For purposes of this Section 3.4(d), “obsolete” shall mean Inventory that has not been sold during the six (6) month period immediately preceding the Closing Date or for which a purchase order has not been placed during such period.

3.5       Customer Credits. If Purchaser receives any return, or a customer notifies Purchaser of a product warranty or product liability claim, of a product sold by any Sellers prior to the Closing, Purchaser shall notify Sellers of such return or claim, and Purchaser, after consultation with Sellers, shall determine in good faith (and in consultation with Parent) whether to credit such customer’s account for such return or claim or to take some other action to cure customer’s complaint. Purchaser agrees to in good faith determine the validity of each customer’s claim and use its commercially reasonable efforts to re-use any returns. In the event that Purchaser credits the customer’s account for such return or claim, Purchaser shall be paid for such credit in accordance with Section 9.5 (in the case of a return, such payment to Purchaser shall deduct the amount received, or that can be received at such time, for the scrap metal value of the product and such net amount shall constitute a Loss under Section 9.2 and shall be subject to the limitations on indemnification under Section 9.4(a)) and the parties shall instruct the Escrow Agent to release funds in the amount of such claim.

3.6       Eilat Payment. Promptly after receipt by Purchaser (in accordance with Section 7.8) of the final item of the Eilat and Netivot Equipment, Purchaser shall pay to Parent an amount equal to $750,000 (the “Eilat Payment”) by wire transfer of immediately available funds to an account designated in writing by Parent.

ARTICLE IV

CLOSING

4.1       Closing. The closing of the purchase and sale of the Purchased Assets, the Israeli Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II

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(the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at 200 Crescent Court, Suite 300, Dallas, Texas, 75201 at 10:00 a.m. (Dallas time) on June 30, 2008, or if the conditions in Sections 4.2 and 4.3 have not been satisfied (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), on the third (3rd) Business Day after satisfaction of such conditions, unless another time, date or place is agreed to in writing by the parties hereto (the “Closing Date”).

4.2       Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law or Environmental Law):

(a)       the representations and warranties of Sellers set forth in this Agreement qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)       each Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c)       there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a Material Adverse Effect since the Balance Sheet Date;

(d)       Purchaser shall have received a certificate signed by an officer of Parent, in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date, to the effect that each of the conditions specified above in Sections 4.2(a)-(c) have been satisfied in all respects;

(e)       Purchaser shall have received copies of resolutions of the board of directors of each Seller authorizing the transactions contemplated hereby and such other documents as Purchaser may reasonably request;

(f)        no Legal Proceedings shall have been instituted or threatened or claim or demand made against any Seller or Purchaser seeking to restrain or prohibit, or to obtain damages resulting in a Material Adverse Effect with respect to, the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental

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Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(g)       Sellers shall have obtained all consents, waivers and approvals set forth on Schedules 5.3(a) and 5.3(b);

(h)       Trading Company shall have delivered to Purchaser a duly executed Supply Agreement;

(i)        Trading Company shall have delivered to Purchaser a duly executed Agency Agreement;

(j)        each U.S. Seller shall have provided Purchaser with an affidavit of non-foreign status that complies with section 1445 of the Code (a “FIRPTA Affidavit”);

(k)       Sellers shall have delivered, or caused to be delivered, to Purchaser one or more duly executed bills of sale in the form attached hereto as Exhibit A;

(l)        Sellers shall have delivered, or caused to be delivered, to Purchaser one or more duly executed assignment and assumption agreements in the form attached hereto as Exhibit B;

(m)      Sellers shall have delivered, or caused to be delivered, to Purchaser a warranty deed for the Montgomery Wire Facility in a form reasonably satisfactory to Purchaser and such other documents as are necessary to enable recordation of the deed;

(n)       Sellers shall have delivered, or caused to be delivered, to Purchaser a duly executed Escrow Agreement in the form attached hereto as Exhibit C;

(o)        Trading Company shall have delivered to Purchaser a duly executed Lease Agreement in the form attached hereto as Exhibit F;

(p)       Sellers shall have delivered, or caused to be delivered, a title insurance policy with respect to the transfer of the real property fee interest in the Montgomery Wire Facility owned by Montgomery Wire insuring good and marketable title to such real property, subject only to Permitted Exceptions, with coverage in the amount of the portion of the Purchase Price allocated to the real estate (which allocation shall be done as to the real property prior to Closing in consultation with First American Title Insurance Company);

(q)       Wyre Wynd and Montgomery Wire shall have: (i) given notice of defeasance of the IRB’s to RBS Citizens, the Trustee (as defined under each of the IRBs) and the Remarketing Agent (as defined under each of the IRBs), not less than two (2) days prior to Closing; (ii) deposited not later than 10 a.m. (New Hampshire time), on the morning of the date that is one (1) Business Day prior to Closing, by wire transfer to the designated escrow account of an escrow agent mutually acceptable to Seller, RBS Citizens and the Trustee (which, unless otherwise required by RBS Citizens and the Trustee, shall be First American Title Insurance Company) an amount sufficient to fully reimburse RBS Citizens for all sums to be drawn by the

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Trustee on the irrevocable standby letters of credit issued by RBS Citizens to the Trustee assuming the Trustee redeems the IRBs in full on the next optional redemption date after the Closing, and to cover the cost of all associated fees, expenses and costs associated therewith incurred by Sellers, Trustee, RBS Citizens and the Remarketing Agent and including any charges of S&P in issuing no-downgrade letters and any charges associated with obtaining a verification letter from a verification agent of the Trustee’s choosing); (iii) obtained, on or prior to the Closing Date, a no-downgrade letter from S&P in form and substance satisfactory to Trustee’s legal counsel, and a verification letter in form and substance satisfactory to Trustee’s legal counsel, for purposes of obtaining the Trustee’s approval for defeasance of the IRBs on the Closing Date, (iv) performed any other actions recommended by Bond Counsel or legal counsel to the Trustee or to RBS Citizens to be performed by Sellers on or before the Closing in order to maintain a payoff schedule for the IRBs of not more than sixty (60) days following the Closing Date; and (v) performed any other action required by the Trustee, RBS Citizens or the Remarketing Agent to complete the payoff of the IRBs following the Closing;

(r)        Sellers shall have delivered to the escrow agent set forth in Section 4.2(q) above, for delivery to Purchaser in accordance with the terms of escrow agreed to by Sellers, RBS Citizens and the Trustee, mortgage discharges and termination statements terminating all mortgages and other Liens securing the IRBs; and

(s)       Sellers shall have prepared and delivered to Purchaser a copy of the Connecticut Property Transfer Act “Form III” duly executed by Global Wire USA as the “transferor” and “certifying party” (the terms “transferor” and “certifying party” shall have the definitions or usage set forth in the Connecticut Property Transfer Act).

4.3       Conditions Precedent to Obligations of Seller. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law or Environmental Law):

(a)       the representations and warranties of Purchaser set forth in this Agreement qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)       Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c)       Sellers shall have received a certificate signed by an officer of Purchaser, in form and substance reasonably satisfactory to Sellers, dated as of the Closing Date, to the

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effect that each of the conditions specified above in Sections 4.3(a)-(b) have been satisfied in all respects;

(d)       no Legal Proceedings shall have been instituted or threatened or claim or demand made against any Seller or Purchaser seeking to restrain or prohibit, or to obtain damages resulting in a Material Adverse Effect with respect to, the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e)       Purchaser (or its designated Affiliate or Affiliates) shall have delivered, or caused to be delivered, to Sellers a duly executed Agency Agreement in the form attached hereto as Exhibit E;

(f)        Purchaser (or its designated Affiliate or Affiliates) shall have delivered, or caused to be delivered, to Sellers a duly executed Lease Agreement in the form attached hereto as Exhibit F;

(g)       Purchaser (or its designated Affiliate or Affiliates) shall have delivered, or caused to be delivered, to Sellers a duly executed assignment and assumption agreement in the form attached hereto as Exhibit B;

(h)       Purchaser shall have delivered, or caused to be delivered, to Sellers a duly executed Escrow Agreement in the form of Exhibit C;

(i)        Purchaser (or its designated Affiliate or Affiliates) shall have delivered, or caused to be delivered, to Sellers a duly executed Supply Agreement in the form attached hereto as Exhibit D;

(j)        Purchaser shall have delivered, or caused to be delivered, a duly executed copy of the Connecticut Property Transfer Act “Form III” as the “transferee,” to be prepared by or on behalf of Global Wire USA (the term “transferee” shall have the definition or usage set forth in the Connecticut Property Transfer Act); and

(k)       Purchaser shall have delivered to Sellers a list providing the names of each of U.S. Sellers’ Employees that have accepted the offer of employment served to them by Purchaser.

4.4       Delivery of the Purchased Assets and the Israeli Purchased Assets and Payment of Closing Date Payment. Title to the Purchased Assets and to the Israeli Purchased Assets shall pass to Purchaser (or its designated Affiliate or Affiliates) as of the Closing against full payment of the Closing Date Payment in accordance with Section 3.2. Upon Closing, Sellers will place Purchaser (or its designated Affiliate or Affiliates) in full possession and control of the Purchased Assets and of the Israeli Purchased Assets, wherever located. All information capable of electronic transmission will be transmitted to Purchaser (or its designated Affiliate or Affiliates) in such manner, in which case such information shall not be transferred in any tangible form, and any inadvertent transfer of a tangible manifestation of such information shall

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promptly be returned to the applicable Seller upon discovery of Purchaser’s (or its designated Affiliate or Affiliates’) receipt thereof. All other assets will be delivered by Sellers to Purchaser (or its designated Affiliate or Affiliates) or the site designated by Purchaser by means of delivery designated by Purchaser.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each U.S. Seller hereby, jointly and severally, represents and warrants to Purchaser that as of the date hereof and at and as of the Closing Date:

5.1       Organization and Good Standing. Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each Seller is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. Each Seller has delivered to Purchaser true, complete and correct copies of its certificate of incorporation and bylaws or other comparable organizational documents as in effect on the date hereof.

5.2       Authorization of Agreement. Each Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each Seller has all requisite power, authority and legal capacity to execute and deliver each other agreement, document or instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite company action on the part of each Seller. This Agreement and each of the Seller Documents has been duly and validly executed and delivered by each Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each of the Seller Documents constitutes, legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3	Conflicts; Consents of Third Parties.

(a)       Except as set forth on Schedule 5.3(a), none of the execution and delivery by Sellers of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by each Seller with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, or conflict

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with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of any Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the Purchased Assets or the Israeli Purchased Assets of any Seller under any provision of (i) the certificate of incorporation or bylaws or comparable organizational documents of such Seller; (ii) any Material Contract, Real Property Lease, Personal Property Lease or Seller Permit; (iii) any Order applicable to such Seller or by which any of the properties or assets of such Seller is bound; or (iv) material requirement of applicable Law or Environmental Law.

(b)       Other than any consents received on or prior to the date hereof and except as set forth on Schedule 5.3(b), no consent, waiver, approval, Permit or authorization of or filing with, or notification to, any Person or Governmental Body is required on the part of any Seller in connection with (i) the execution and delivery of this Agreement or the Seller Documents, the compliance by any Seller with any of the provisions hereof and thereof, the consummation of the transactions contemplated hereby and thereby or the taking by any Seller of any other action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of any Seller.

5.4	Financial Statements.

(a)       Attached as Schedule 5.4(a) is (i) the audited consolidated balance sheets of U.S. Sellers as at December 31, 2007, 2006 and 2005 (with respect only for the period commencing on July 1, 2005) and the related audited consolidated statements of income and of cash flows of U.S. Sellers for the years then ended and (ii) the unaudited consolidated balance sheet of U.S. Sellers as at March 31, 2008, and the related consolidated statement of income and cash flows of U.S. Sellers for the three (3) month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements, together with any additional financial information provided to Purchaser between the date hereof and the Closing Date pursuant to Section 7.12, is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied (except with respect to the unaudited financial statements for normal recurring year-end adjustments that, individually or in the aggregate, would not be material) without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the financial position, results of operations and cash flows of U.S. Sellers as at the dates and for the periods indicated.

For the purposes hereof, the audited balance sheet of U.S. Sellers as at December 31, 2007 is referred to as the “Balance Sheet” and December 31, 2007 is referred to as the “Balance Sheet Date.”

(b)       Each U.S. Seller makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets. Each U.S. Seller maintains systems of internal accounting controls sufficient to provide

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reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c)       U.S. Sellers have provided to Purchaser copies of all issued auditors’ reports, letters to management regarding accounting practices and systems of internal controls, and all responses to such letters from management, in each case to the extent relating to the Business and the operation thereof.

5.5       No Undisclosed Liabilities. Except as set forth on Schedule 5.5, none of the U.S. Sellers have, and the Purchased Assets and the Israeli Purchased Assets are not subject to, any Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected in, fully reserved against or otherwise described in the Balance Sheet or the notes thereto, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date, or (iii) that are immaterial to U.S. Sellers.

5.6	Title to Purchased Assets; Sufficiency; Location.

(a)       (i) U.S. Sellers own and have good title to each of the Purchased Assets, and Parent owns and has good title to each of the Israeli Purchased Assets, wherever located, free and clear of all Liens other than Permitted Exceptions and the Liens set forth on Schedule 5.6(a), which will be extinguished as of Closing, and no other Person has any interest whatsoever in any of the Purchased Assets or the Israeli Purchased Assets other than Permitted Exceptions. The delivery to Purchaser of the instruments of transfer of ownership contemplated by this Agreement will vest good title to the Purchased Assets and the Israeli Purchased Assets in Purchaser, free and clear of all Liens other than Permitted Exceptions. (ii) Except for the sale of Inventory from Trading Company to Global Wire USA, the Purchased Assets constitute all of the assets and properties used or held for use in the Business as of the Closing Date. The Purchased Assets were sufficient to enable the U.S. Sellers to conduct the Business in the last two years producing the results shown in the Financial Statements.

(b)       Except as set forth on Schedule 5.6(b), all Inventory, Machinery and Equipment, and Spare Parts are physically located at the Montgomery Wire Facility or Wyre Wynd Facility and no Inventory, Machinery, and Equipment, or Spare Parts are under consignment, or are in storage at any other location.

5.7       Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 5.7, since the Balance Sheet Date, (i) U.S. Sellers have conducted the Business only in the Ordinary Course of Business and (ii) there has not been a Material Adverse Effect affecting the Business, the Purchased Assets, the Israeli Purchased

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Assets or the Assumed Liabilities. Without limiting the generality of the foregoing, since the Balance Sheet Date:

(i)        there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the Purchased Assets or the Israeli Purchased Assets having a replacement cost of more than $20,000 for any single loss or $100,000 for all such losses;

(ii)       no U.S. Seller has awarded or paid any bonuses to Former Employees or Employees of such U.S. Seller with respect to the fiscal year ended December 31, 2007, except to the extent accrued on the Balance Sheet or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of such U.S. Seller’s directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

(iii)      no U.S. Seller has made or rescinded any election relating to Taxes or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable Law, made any change to any of its methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its most recently filed U.S. federal tax returns, in each case, to the extent related to the Business or the Purchased Assets;

(iv)      no U.S. Seller has failed to promptly pay and discharge current liabilities except for liabilities not material in amount that are disputed in good faith by appropriate proceedings;

(v)       no U.S. Seller has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person other than in the Ordinary Course of Business;

(vi)      no U.S. Seller has mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of such U.S. Seller, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(vii)     no U.S. Seller has discharged or satisfied any Lien, or paid any obligation or Liability, except in the Ordinary Course of Business;

(viii)    no U.S. Seller has canceled or compromised any debt or claim or amended, modified, canceled, terminated, relinquished, waived or released any Contract

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or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to U.S. Sellers taken as a whole;

(ix)      no U.S. Seller has issued, created, incurred, assumed or guaranteed any Indebtedness other than in the Ordinary Course of Business;

(x)       no U.S. Seller has committed to make any capital expenditures in excess of $100,000 individually or $300,000 in the aggregate;

(xi)      no U.S. Seller has instituted or settled any material Legal Proceeding resulting in a loss in excess of $10,000 in the aggregate;

(xii)     no U.S. Seller has granted any license or sublicense of any rights under or with respect to any Purchased Intellectual Property;

(xiii)    no U.S. Seller has made any loan to, or entered into any other transaction with, any of its shareholders, Affiliates, officers, directors, partners or employees, except for any advances made to Employees in the Ordinary Course of Business; and

(xiv)    no U.S. Seller has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.7.

5.8	Taxes.

(a)       (i) All Tax Returns required to be filed by or on behalf of each U.S. Seller and any Affiliated Group of which any U.S. Seller is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes of each U.S. Seller due and payable have been fully and timely paid.

(b)       All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of each U.S. Seller have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has any U.S. Seller received any notice from any Taxing Authority that it intends to conduct such an audit or investigation.

(c)       Schedule 5.8(c) lists (i) all types of Taxes paid, and all types of Tax Returns filed by or on behalf of each U.S. Seller in connection with, or with respect to, the Purchased Assets or the Business, and all types of Taxes paid and all types of Tax Returns filed by, and (ii) all of the jurisdictions that impose such Taxes or with respect to which any U.S. Seller has a duty to file such Tax Returns. U.S. Sellers have made available to Purchaser complete copies of material Tax Returns relating to the Purchased Assets or the Business relating to taxable periods that ended on or after December 31, 2005. Parent has made available to Purchaser complete copies of material Tax Returns relating to taxable periods that ended on or after December 31, 2005.

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(d)       Each U.S. Seller have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over under all applicable Laws.

(e)       No claim has been made by a Taxing Authority in a jurisdiction in which a U.S. Seller does not currently file a Tax Return such that such U.S. Seller is or may be subject to taxation by that jurisdiction.

(f)        No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including any applicable statute of limitation) or the period for filing any Tax Return, in each case with respect to the Business, the Purchased Assets or the Israeli Purchased Assets, has been executed or filed with any Taxing Authority. No Person has requested any extension of time within which to file any Tax Return with respect to the Business, the Purchased Assets or the Israeli Purchased Assets, which Tax Return has since not been filed. No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including any applicable statute of limitation) or the period for filing any Tax Return has been executed or filed with any Taxing Authority by.

(g)       There are no Liens for Taxes upon the Purchased Assets, except for Permitted Exceptions.

(h)       No U.S. Seller is a “foreign person” within the meaning of section 1445 of the Code.

(i)        None of the Purchased Assets or the Israeli Purchased Assets is an interest (other than indebtedness within the meaning of section 163 of the Code) in an entity taxable as a corporation, partnership, trust or real estate mortgage investment conduit for U.S. federal income tax purposes.

(j)        No issue has been raised by any Taxing Authority, which, by application of the same principles, would reasonably be expected to affect the Tax treatment of the Purchased Assets or the Israeli Purchased Assets in any taxable period (or portion thereof) ending after the Closing Date.

(k)       No power of attorney with respect to any Tax matter or Tax sharing, Tax indemnity or Tax allocation agreement or similar contract or arrangement is currently in force with respect to the Purchased Assets or the Israeli Purchased Assets that would, in any manner, bind, obligate or restrict Purchaser after the Closing Date.

(l)        None of the Purchased Assets, the Israeli Purchased Assets or any property used in the Business is (i) “tax-exempt use property” within the meaning of section 168(h)(1) of the Code, (ii) “tax-exempt bond financed property” within the meaning of section 168(g) of the Code, (iii) “limited use property” within the meaning of Rev. Proc. 2001-28, (iv) described in section 168(g)(1)(A) of the Code with respect to which a U.S. Seller has claimed

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depreciation deductions in determining its U.S. federal income tax liability or (v) subject to any provision of Law comparable to any of the provisions listed above.

5.9	Real Property.

(a)       (i) The Montgomery Wire Facility and the Wyre Wynd Facility are the only interests in real property owned in fee by U.S. Sellers (the “Owned Property”), and (ii) Schedule 5.9(a) sets forth a complete list of all real property and interests in real property leased by U.S. Sellers (the “Leased Real Property” and, together with the Owned Properties, the “Seller Property”) as lessee or lessor, including a description of the lease (the “Real Property Leases”) for such Leased Real Property (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto). U.S. Sellers have good and marketable fee title to all Owned Property, free and clear of all Liens of any nature whatsoever, except (A) those Liens set forth on Schedule 5.9(a), which will be extinguished as of the Closing Date, and (B) Permitted Exceptions. The Seller Properties constitute all interests in real property currently used, occupied or currently held for use by U.S. Sellers in connection with the Business. All of the Seller Properties and buildings, fixtures and improvements thereon are owned or leased by U.S. Sellers. None of the improvements located on the Seller Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws or Environmental Laws. U.S. Sellers have delivered to Purchaser true, correct and complete copies of (i) all deeds and title reports for the Owned Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. Seller Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except the Real Property Leases set forth on Schedule 5.9(a).

(b)       Each U.S. Seller, as applicable, has a valid, binding and enforceable leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions. Each of the Real Property Leases is in full force and effect. No U.S. Seller is in default under any Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. No U.S. Seller has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by such U.S. Seller under any of the Real Property Leases and, to the Knowledge of Sellers, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(c)       U.S. Sellers have all material certificates of occupancy, Permits of any Governmental Body necessary or useful for the current use and operation of each Seller Property, and U.S. Sellers have fully complied with all material conditions of the said Permits applicable to them. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(d)       There does not exist any actual or, to the Knowledge of Sellers, threatened or contemplated condemnation or eminent domain proceedings that affect any Seller

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Property or any part thereof, and no U.S. Seller has received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(e)       No U.S. Seller has received any notice from any insurance company that has issued a policy with respect to any Seller Property requiring performance of any structural or other repairs or alterations to such Seller Property.

(f)        No U.S. Seller owns, holds, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

For purposes of this Section 5.9, U.S. Sellers shall include Trading Company.

5.10	Tangible Personal Property.

(a)       Except as set forth on Schedule 5.10(a), U.S. Sellers (and Parent with respect to any items of tangible personal property included in the Israeli Purchased Assets), have good and marketable title to all of the items of tangible personal property used or held for use by U.S. Sellers in the Business (except as sold or disposed of subsequent to the date hereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than Permitted Exceptions.

(b)       Schedule 5.10(b) sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $10,000 relating to personal property used or held for use by U.S. Sellers in the Business or to which any U.S. Seller is a party or by which the properties or assets of any U.S. Seller are bound. All of the items of personal property under the Personal Property Leases are in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. U.S. Sellers have delivered to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c)       Each U.S. Seller has a valid, binding and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee. Each of the Personal Property Leases under which each U.S. Seller is a lessee is in full force and effect and such U.S. Seller has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by such U.S. Seller under such Personal Property Leases and, to the Knowledge of Sellers, no other party is in default thereof, and no party to such Personal Property Leases has exercised any termination rights with respect thereto.

5.11	Intellectual Property.

(a)       Schedule 5.11(a) sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights, pending applications for registration of Copyrights, and Internet domain names included in the Purchased Intellectual Property owned, filed or applied for by any U.S. Seller. Schedule 5.11(a) lists (i) the record owner of each such item of Purchased Intellectual Property, (ii) the jurisdictions in which each such item of Purchased Intellectual Property has been issued,

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registered, otherwise arises or in which any such application for such issuance and registration has been filed and (iii) the registration or application number and date, as applicable.

(b)       Except as disclosed in Schedule 5.11(b), U.S. Sellers are the sole and exclusive owners of all right, title and interest in and to all of the Purchased Intellectual Property listed or required to be listed on Schedule 5.11(a). U.S. Sellers are the sole and exclusive owner of, or have valid and continuing rights to use, sell, license and otherwise exploit, as the case may be, all other Purchased Intellectual Property, Purchased Technology and Intellectual Property and Technology licensed to U.S. Sellers under the Intellectual Property Licenses as the same is used, sold, licensed and otherwise exploited in the Business as presently conducted and proposed to be conducted, free and clear of all Liens.

(c)       None of the Purchased Intellectual Property, the Purchased Technology, or the manufacturing, licensing, marketing, importation, offer for sale, sale or use of any products or services in connection with the Business as presently conducted, or the currently proposed business practices, methods or operations of U.S. Sellers infringe, constitute an unauthorized use of, misappropriate, dilute or violate any Intellectual Property, Technology or other right of any Person (including pursuant to any non-disclosure agreements or obligations to which any U.S. Seller or any of its Employees or Former Employees is a party). The Purchased Intellectual Property, the Purchased Technology and the Intellectual Property and Technology licensed to U.S. Sellers under the Intellectual Property Licenses include all of the Intellectual Property and Technology used or held for used by U.S. Sellers to conduct the Business in the manner in which the Business is conducted as of the Closing Date.

(d)       Except with respect to licenses of commercial off-the-shelf Software available on reasonable terms for a license fee of no more than $10,000, U.S. Sellers are not required, obligated, or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to any Purchased Intellectual Property or Purchased Technology, or any other Person, with respect to the use thereof or in connection with the conduct of the Business as currently conducted.

(e)       Each of the Intellectual Property Licenses that any U.S. Seller is a party to is in full force and effect and is the legal, valid and binding obligation of such U.S. Seller and of the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. No U.S. Seller is in material default under any such Intellectual Property License, nor, to the Knowledge of Sellers, is any other party to an Intellectual Property License in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto. U.S. Sellers have, and will transfer to Purchaser at the Closing, good and valid title to the Intellectual Property Licenses, free and clear of all Liens other than Permitted Exceptions. U.S. Sellers have delivered or otherwise made available to Purchaser true, correct and complete copies of all of the Intellectual Property Licenses, together with all amendments, modifications or supplements thereto.

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(f)        No U.S. Seller is the subject of any pending or, to the Knowledge of Sellers, threatened Legal Proceedings that involve a claim of infringement, unauthorized use, misappropriation, dilution or violation of any Intellectual Property, Technology or other proprietary right by any Person against any U.S. Seller or challenging the ownership, use, validity or enforceability of any Purchased Intellectual Property, Purchased Technology or Intellectual Property or Technology licensed to any U.S. Seller under the Intellectual Property Licenses. No U.S. Seller has received written notice of any such threatened claim and, to the Knowledge of Sellers, there are no facts or circumstances that would form the basis for any such claim or challenge. The Purchased Intellectual Property and Purchased Technology, and U.S. Sellers’ rights in and to the Purchased Intellectual Property, Purchased Technology and Intellectual Property and Technology licensed to U.S. Sellers under the Intellectual Property Licenses, are valid and enforceable.

(g)       To the Knowledge of Sellers, no Person is infringing, violating, misusing, diluting or misappropriating any Purchased Intellectual Property or Purchased Technology, and no such claims have been made against any Person by any U.S. Seller.

(h)       There are no Orders to which any U.S. Seller is a party or by which any U.S. Seller is bound that restrict any right to use any Purchased Intellectual Property, Purchased Technology or Intellectual Property or Technology licensed to any U.S. Seller under any Intellectual Property License.

(i)        The consummation of the transactions contemplated hereby will not result in the loss or impairment of Purchaser’s right to own or use any of the Purchased Intellectual Property or Purchased Technology. Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant by any U.S. Seller (or, to the Knowledge of Sellers, any third Person) to any third Person of any license or right with respect to any Purchased Intellectual Property or Purchased Technology pursuant to any Contract to which any U.S. Seller is a party or by which any assets or properties of any U.S. Seller are bound.

(j)        Schedule 5.11(j) sets forth a complete and accurate list of (i) all Software included in the Purchased Intellectual Property or Purchased Technology and developed by or for any U.S. Seller and (ii) all other Software used or held for use by U.S. Sellers in the Business that is not exclusively owned by U.S. Sellers, excluding, in each case, commercial off-the-shelf Software available on reasonable terms for a license fee of no more than $10,000.

(k)       No U.S. Seller has incorporated any “open source,” “freeware,” “shareware” or other Software having similar licensing or distribution models (“Open Source”) in, or used any Open Source in connection with, any Software included in the Purchased Intellectual Property or Purchased Technology and developed, licensed, distributed or otherwise exploited by or for any U.S. Seller in a manner that requires the contribution or disclosure of any portion or source code of such Software to any Person, including into the Open Source community. No U.S. Seller has licensed or provided to any third Person, or otherwise permitted any third Person to access or use, any source code or related documentation for any Software included in the Purchased Intellectual Property or Purchased Technology and

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developed by or for any U.S. Seller. No U.S. Seller is a party to any source code escrow Contract or any other Contract (or a party to any Contract obligating any U.S. Seller to enter into a source code escrow Contract or other Contract) requiring the deposit of source code or related materials for any such Software.

(l)        All necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Purchased Intellectual Property owned by any U.S. Seller that has been issued or registered or is the subject of a pending application have been timely paid, and all necessary documents, certificates and other relevant filings in connection with such Purchased Intellectual Property have been timely filed, with the relevant Governmental Bodies in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Purchased Intellectual Property and all issuances, registrations and applications therefor. There are no annuities, payments, fees, responses to office actions or other filings necessary to be made with respect to any such Purchased Intellectual Property and having a due date within ninety (90) days after the date of this Agreement.

5.12	Material Contracts.

(a)       Schedule 5.12(a) sets forth, by reference to the applicable subsection of this Section 5.12(a), all of the following Contracts to which any U.S. Seller is a party or by which any U.S. Seller, the Purchased Assets or the Israeli Purchased Assets are bound (collectively, the “Material Contracts”):

(i)        Contracts with any current or former officer, director, stockholder or Affiliate of any U.S. Seller;

(ii)       Contracts with any labor union or association representing any Employee of any U.S. Seller;

(iii)      Contracts for the sale of any of the assets of any Seller other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iv)      Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(v)       Contracts containing covenants of any U.S. Seller not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with any U.S. Seller in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(vi)      Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by any U.S. Seller of any operating business or material assets or the capital stock of any other Person;

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                               (vii)     Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of any U.S. Seller, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(viii)    all Contracts providing for payments by or to any U.S. Seller in excess of $10,000 in any fiscal year or $50,000 in the aggregate during the term thereof;

(ix)      all Contracts obligating any U.S. Seller to provide or obtain products or services (A) for a period of one (1) year or more, (B) requiring any U.S. Seller to purchase or sell a stated portion of its requirements or outputs or (C) in which any U.S. Seller has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any product or service or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain Person;

(x)       Contracts under which any U.S. Seller has made advances or loans to any other Person;

(xi)      Contracts providing for severance, retention, change in control or other similar payments;

(xii)     Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $50,000;

(xiii)    material management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice;

(xiv)    outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by any U.S. Seller;

(xv)     royalty agreement with terms providing for payments to or from any U.S. Seller in excess of $10,000 in any year; and

(xvi)    Contracts that are otherwise material to any U.S. Seller or the Business.

(b)       Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the U.S. Seller party thereto (or Parent with respect to any Material Contract relating to the Israeli Purchased Assets) and of the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Schedule 5.3(a) or 5.3(b), continue in full force and effect without penalty or other adverse consequence. No U.S. Seller is in material default under any Material Contract, nor, to the Knowledge of Sellers, is any other party to any Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default by any U.S. Seller or any other party thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no such party has given notice of any significant dispute with respect to any Material Contract. U.S. Sellers have, and will transfer to Purchaser at the Closing, good and valid title to the Material Contracts, free and clear of all Liens other than Permitted Exceptions. U.S. Sellers have delivered to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

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(c)       All Contracts of the Business were entered into in the Ordinary Course of Business.

5.13	Employee Benefits.

(a)       Schedule 5.13(a) sets forth a complete and correct list of: (i) all “employee benefit plans”, as defined in Section 3(3) of ERISA, (ii) all employment, consulting and other compensation arrangements, and (iii) all other employee benefit arrangements or payroll practices, including bonus plans, consulting or other compensation agreements, including, incentive, equity or equity-based compensation, deferred compensation, stock purchase, change in control, tax gross up, severance, pension, leave of absence, vacation, salary continuation, welfare benefit, disability, life insurance, educational assistance, dependent care, section 125 of the Code (“Cafeteria Plan”) plans, policies or agreements, as to which U.S. Seller has any obligation or liability, contingent or otherwise (the “Employee Benefit Plans”). None of the Employee Benefit Plans is subject to Title IV of ERISA or section 412 of the Code, is a multiemployer plan as defined in Section 3(37) of ERISA (“Multiemployer Plan”), or is subject to Sections 4063 or 4064 of ERISA (“Multiple Employer Plan”).

(b)       Set forth on Schedule 5.13(b) are: (i) the names and titles of all Employees, all of whom work for U.S. Sellers in connection with the Business, together with the location of their employment; (ii) the date each Employee was hired by U.S. Sellers; (iii) the rate of annual remuneration or the rate of hourly pay or the rate of weekly pay of each Employee as of the date hereof and any commissions and bonuses paid since the latter of the Balance Sheet Date and the initial date of employment of the Employee; (iv) particulars of all other material terms and conditions of employment or engagement of such Employee, including benefits and positions held; and (v) all accrued vacation, overtime and sick leave for each Employee as of the date hereof. Except as set forth on Schedule 5.13(b), Sellers are not a party to any written or oral contracts of employment with any of the Employees of the U.S. Sellers that are not terminable on the giving of reasonable notice in accordance with applicable Laws.

(c)       Correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans, have been made available or delivered to Purchaser by U.S. Sellers, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto; (iii) the most recent IRS determination letter; (iv) the most recent summary plan descriptions;

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(v) written communications to employees relating to the Employee Benefit Plans; and (vi) written descriptions of all non-written agreements relating to the Employee Benefit Plans.

(d)       Each Employee Benefit Plan is in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and all other applicable Laws, except in each case where the failure to be in compliance would not have a Material Adverse Effect.

(e)       Each of the Employee Benefit Plans intended to qualify under section 401(a) of the Code (“Qualified Plans”) other than those Qualified Plans which are IRS preapproved master or prototype plans, has received a determination from the IRS that it is so qualified and the trusts maintained thereto are exempt from federal income taxation under section 501 of the Code, and to the Knowledge of Sellers nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(f)        There are no pending Legal Proceedings which have been asserted or instituted against or relating to any of the Employee Benefit Plans, the assets of any such plans or any U.S. Seller, or the plan administrator or any fiduciary of the Employee Benefit Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and, to the Knowledge of Sellers, there are no facts or circumstances which could reasonably be expected to form the basis for any such Legal Proceeding.

(g)       Except as set forth on Schedule 5.13(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee or satisfies any prerequisite (whether exclusive or non-exclusive) to any payment or benefit to any Employee, (ii) increase any benefits under any Employee Benefit Plans or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefits under any Employee Benefit Plans.

5.14	Labor.

(a)       No U.S. Seller is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to Employees of any U.S. Seller. No Employees are represented by any labor organization. No labor organization or group of Employees of any U.S. Seller has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Sellers, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving any U.S. Seller pending or, to the Knowledge of Sellers, threatened by any labor organization or group of Employees.

(b)       There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of Sellers, threatened against or involving any U.S. Seller involving any Employee. There are no

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unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Sellers, threatened by or on behalf of any Employee or Former Employee.

(c)       There are no complaints, charges or claims against any U.S. Seller pending or, to Knowledge of Sellers, threatened that could be brought or filed, with any Governmental Body or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by any U.S. Seller, of any individual. Each U.S. Seller is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to any U.S. Seller within the six months prior to Closing.

5.15     Litigation. Except as set forth in Schedule 5.15, there is no Legal Proceeding pending or, to the Knowledge of Sellers, threatened against any U.S. Seller (or to the Knowledge of Sellers, pending or threatened, against any of the officers, directors or key Employees of any U.S. Seller with respect to their business activities on behalf of such U.S. Seller), or to which any U.S. Seller is otherwise a party, before any Governmental Body; nor to the Knowledge of Sellers is there any reasonable basis for any such Legal Proceeding. Except as set forth on Schedule 5.15, no U.S. Seller is subject to any Order, and no U.S. Seller is in breach or violation of any Order. Except as set forth on Schedule 5.15, no U.S. Seller is engaged in any legal action to recover monies due it or for damages sustained by it. There are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened against any U.S. Seller or to which any Seller is otherwise a party relating to this Agreement or any Seller Document or the transactions contemplated hereby or thereby.

5.16	Compliance with Laws; Permits.

(a)       Each U.S. Seller is in compliance in all material respects with all Laws applicable to its operations or assets or the Business. No U.S. Seller has received any written or other notice of or been charged with the violation of any Laws. To the Knowledge of Sellers, no U.S. Seller is under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.

(b)       Schedule 5.16(b) contains a list of all Permits which are required for the operation of the Business as presently conducted (“Seller Permits”), other than those the failure of which to possess is immaterial. U.S. Sellers have not received any notice from any Governmental Body regarding the absence of any Permits in addition to the Seller Permits. U.S. Sellers currently have all Seller Permits, other than those the failure of which to possess is immaterial. No U.S. Seller is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Seller Permit and, to the Knowledge of Sellers, there are no facts or circumstances which could form the basis for any such default or violation. There are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened,

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relating to the suspension, revocation or modification of any of the Seller Permits. None of the Seller Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement.

5.17     Environmental Matters. Notwithstanding anything to the contrary elsewhere in this Agreement, the representations and warranties set forth in this Section 5.17 are the exclusive representations and warranties of Sellers concerning any and all matters related to or arising under Environmental Laws. Except as set forth on Schedule 5.17 and to the Knowledge of Sellers with respect to Environmental Laws in effect as of the date hereof and as of the Closing Date:

(a)       Sellers, with respect to the Business, are in compliance with Environmental Laws, which compliance includes obtaining, maintaining and complying with all necessary Environmental Permits, except for noncompliance that could not reasonably be expected to result in any Seller or the Business incurring material Environmental Costs and Liabilities; Schedule 5.17(a) contains a list of all Environmental Permits that are required for the operation of the Business as presently conducted, other than those the failure of which to possess is immaterial;

(b)       Sellers have not received any written notice from any Governmental Body or other Person, that alleges that any of them with respect to the Business is in material violation of or potentially materially liable under any Environmental Law and none of Sellers or the Owned Property or Leased Real Property are the subject of any pending or threatened claims, investigations, orders, injunctions, or judgments pursuant to Environmental Law, including any Remedial Action, relating to the Business, the Owned Property, the Leased Real Property or real property formerly owned, leased or operated by any Seller, except such that would not reasonably be expected to result in any Seller or the Business incurring material Environmental Costs and Liabilities;

(c)       there have been no Releases of Hazardous Materials by Sellers onto any Owned Property or Leased Real Property except for such Releases that have not given rise to, or could not reasonably be expected to result in any Seller or the Business incurring material Environmental Costs and Liabilities;

(d)       there are no current facts, circumstances or conditions arising out of or relating to the operations of any Seller or the Business, or any Owned Property or Leased Real Property or any real property formerly owned, leased or operated by any Seller including any real property to which the Business has arranged for the disposal or treatment of Hazardous Substances that could reasonably be expected to result in any Seller incurring material Environmental Costs and Liabilities;

(e)       Sellers and the Business have provided or otherwise made available to Purchaser true and complete copies of all material, final and non-privileged environmental, health or safety assessments, audits, studies, reports, analyses, results of investigations or similar reports to the extent they are in Sellers’ or the Business’ possession, custody or control

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with respect to Sellers, the Business and real property currently owned, leased or operated or to any pending or any unresolved claim or liability; and

(f)        the transactions contemplated by this Agreement do not require the prior consent or pre-approval of any Governmental Body with jurisdiction over any Seller, the Business or third party regarding Environmental Laws or Environmental Permits.

5.18     Insurance. Each U.S. Seller has insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which such U.S. Seller is a party or by which it is bound and (b) which are in such amounts, with such deductibles and against such risks and losses, as a reasonable for the business, assets and properties of such U.S. Seller. Set forth in Schedule 5.18 is a list of all insurance policies and all fidelity bonds held by or applicable to any U.S. Seller setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy. Except as set forth on Schedule 5.18, no event relating to any U.S. Seller has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two (2) years and, to the Knowledge of Sellers, no threat has been made to cancel any insurance policy of any U.S. Seller during such period. No event has occurred, including the failure by any U.S. Seller to give any notice or information, or any U.S. Seller giving any inaccurate or erroneous notice or information, which limits or impairs the rights of such U.S. Seller under any such insurance policies.

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5.19	Accounts and Notes Receivable and Payable; Inventory.

(a)       All accounts and notes receivable of each U.S. Seller have arisen from bona fide transactions in the Ordinary Course of Business and are payable on ordinary trade terms. All accounts and notes receivable of U.S. Sellers reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. To the Knowledge of Sellers, all accounts and notes receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. To the Knowledge of Sellers, none of the accounts or the notes receivable of any U.S. Seller (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on sale-or-return basis or subject to any other repurchase or return arrangement.

(b)       All accounts payable of U.S. Sellers reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.

(c)       The Inventories of U.S. Sellers are in good and marketable condition, and are saleable in the Ordinary Course of Business. The Inventories of U.S. Sellers set forth in the Balance Sheet were valued at the lower of cost (on a moving average FIFO basis) or market and were properly stated therein in accordance with GAAP consistently applied. Adequate reserves have been reflected in the Balance Sheet for obsolete, excess, damaged, slow-moving or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

5.20     Related Party Transactions. Except as set forth on Schedule 5.20, to the Knowledge of Sellers, no employee, officer, director, stockholder, partner or member of any U.S. Seller, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to any U.S. Seller nor does any U.S. Seller owe any amount to, or has any U.S. Seller committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with any U.S. Seller (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used or held for use by any U.S. Seller in the Business, (iv) has any claim or cause of action against any U.S. Seller or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of any U.S. Seller.

5.21	Product Warranty; Product Liability.

(a)       Except as set forth on Schedule 5.21, each product manufactured, sold or delivered by any U.S. Seller in conducting the Business has been in conformity with all express

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warranties and all applicable Laws. No U.S. Seller has sold any products or delivered any services that included an express written warranty for a period of longer than one (1) year. In the last three (3) years, all customers of the Business, in the aggregate, have returned (on net basis) less than two (2) percent (as a percentage of sales) of the finished goods.

(b)       No Seller has received notice of any material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of such U.S. Seller. To the Knowledge of Sellers, no U.S. Seller has committed any act or failed to commit any act which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of any U.S. Seller with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of any U.S. Seller.

5.22	Customers and Suppliers.

(a)       Schedule 5.22(a) sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of each U.S. Seller, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal year ended December 31, 2007, showing the approximate total sales by such U.S. Seller to each such customer and the approximate total purchases by such U.S. Seller from each such supplier, during such period.

(b)       All sales made by Trading Company are made directly to Global Wire USA and not to any U.S. customer of the Business. Schedule 5.22(b) sets forth the name of each U.S. customer of the Business that has purchased wire manufactured in Israel during the fiscal year ending December 31, 2007 or at any time during the three (3) month period ending March 31, 2008 (the “Customer List”).

(c)       Except as set forth on Schedule 5.22(a), since the Balance Sheet Date, no customer or supplier listed on Schedule 5.22(a) has terminated its relationship with any U.S. Seller or, except in the Ordinary Course of Business, materially reduced or changed the pricing or other terms of its business with any U.S. Seller and, to the Knowledge of Sellers, no customer or supplier listed on Schedule 5.22(a) intends to terminate or, except in the Ordinary Course of Business, materially reduce or change the pricing or other terms of its business with any U.S. Seller.

5.23     Certain Payments. No U.S. Seller or, to the Knowledge of Sellers, any director, officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services to (i) obtain favorable treatment in securing business for such U.S. Seller, (ii) pay for favorable treatment for business secured by such U.S. Seller or (iii) obtain special concessions or for special concessions already obtained, for or in respect of such U.S. Seller, or (b) established or maintained any fund or asset with respect to such U.S. Seller that has not be recorded in the books and records of such U.S. Seller.

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5.24     Financial Advisors. Except as disclosed in Schedule 5.24, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for any Seller in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

5.25     Full Disclosure. No representation or warranty of any Seller contained in this Agreement or any of the Seller Documents contains an untrue statement of a material fact or deliberately omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact which U.S. Sellers have not disclosed to Purchaser in writing which could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to each Seller that as of the date hereof and at and as of the Closing Date:

6.1       Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2       Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement and each Purchaser Document has been duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each Purchaser Document constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3	Conflicts; Consents of Third Parties.

(a)       Except as set forth on Schedule 6.3, none of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation or bylaws or comparable organizational documents of Purchaser; (ii) any Contract, or Permit to which Purchaser is a

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party or by which any of the properties or assets of Purchaser are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) material requirement of applicable Law or Environmental Law.

(b)       Other than with respect to the Connecticut Property Transfer Act and any consents received on or prior to the date hereof, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof, except for consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

6.4       Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

6.5       Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.6       Financial Status. The Purchaser has the financial means to meet its obligations under this Agreement.

6.7       Disclosure. The Purchaser has had an opportunity to ask questions and receive answers from Sellers regarding the Purchased Assets, the Assumed Liabilities, the Business and the financial condition of the Business; provided, however, that nothing in this Section 6.7 shall be deemed to vitiate or limit the representations, warranties and covenants of Sellers contained in this Agreement.

6.8       Full Disclosure. No representation or warranty of Purchaser contained in this Agreement or any of the Purchaser Documents contains an untrue statement of a material fact or deliberately omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact which Purchaser has not disclosed to Sellers in writing which could reasonably be expected to have a Material Adverse Effect.

ARTICLE VII

COVENANTS

7.1       Access to Information. Sellers shall afford to Purchaser and its accountants, counsel, financial advisors and other representatives, and to prospective lenders, placement agents and other financing sources and each of their respective representatives, full access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to their respective properties and facilities (including all real property and the buildings,

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structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of Sellers or their respective independent public accountants, internal audit reports, and “management letters” from such accountants with respect to Sellers’ systems of internal control), Contracts, commitments and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel of Sellers as Purchaser shall reasonably request; provided, however, such investigation shall not unreasonably disrupt Sellers’ operations. Prior to the Closing, Parent shall generally keep Purchaser informed as to all material matters involving the Purchased Assets or the operations and conduct of the Business. Parent shall authorize and direct the appropriate directors, managers and employees of Sellers, as the case may be, to discuss matters involving the Purchased Assets, the Israeli Purchased Assets and the operations and conduct of the Business with Purchaser and/or its representatives. All nonpublic information provided to, or obtained by, Purchaser in connection with the transactions contemplated hereby shall be “Confidential Information” for purposes of the Non-Disclosure Agreement, the terms of which shall continue in force until the Closing; provided, that Purchaser and Parent may disclose such information as may be necessary in connection with seeking necessary consents and approvals as contemplated hereby and to any of its financing sources; provided, further, that any information disclosed by Purchaser related to Global Wire B.V. or Global Signal Cables (India) Pvt. Ltd. after the date hereof shall not constitute a breach of Purchaser’s obligations under the Non-Disclosure Agreement. Notwithstanding the foregoing, Parent shall not be required to disclose any information if such disclosure would contravene any applicable Law. No information provided to or obtained by Purchaser pursuant to this Section 7.1 shall limit or otherwise affect the remedies available hereunder to Purchaser (including Purchaser’s right to seek indemnification pursuant to Article IX), or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

7.2	Conduct of the Business Pending the Closing.

(a)       Except as set forth on Schedule 7.2(a) or otherwise expressly provided by this Agreement or with the prior written consent of Purchaser, between the date hereof and the Closing, U.S. Sellers shall:

(i)        conduct the Business only in the Ordinary Course of Business;

(ii)       use their commercially reasonable efforts to (A) preserve the present business operations, organization (including the Employees) and goodwill of the Business and (B) preserve the present relationships with Persons having business dealings with U.S. Sellers (including customers, distributors and suppliers);

(iii)      maintain (A) all of the assets and properties of, or used or held for use by, U.S. Sellers in the Business in its current condition, ordinary wear and tear excepted, and (B) insurance upon all of the Purchased Assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv)      (A) maintain the books, accounts and records of U.S. Sellers in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay

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accounts payable utilizing normal procedures, and (C) comply with all material contractual and other material obligations of U.S. Sellers;

(v)	comply in all material respects with all applicable Laws.

(b)       Without limiting the generality of the foregoing, except as otherwise expressly provided by this Agreement, Schedule 7.2(a) or with the prior written consent of Purchaser, between the date hereof and the Closing, U.S. Sellers shall not:

(i)        except as disclosed in Schedule 7.2(b)(i), (A) increase the salary or other compensation of any director or Employee except for normal increases in the Ordinary Course of Business, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any Employee or director, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, Employees, agents or representatives of U.S. Sellers or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or Employees (or amend any such agreement) to which any U.S. Seller is a party;

(ii)       other than with respect to borrowings under the current credit facility with RBS Citizens which can be increased, (A) create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness; (B) except in the Ordinary Course of Business, pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness issued or guaranteed by any U.S. Seller; (C) modify the terms of any Indebtedness or other Liability; or (D) make any loans, advances of capital contributions to, or investments in, any other Person;

(iii)      to the extent related to the Business or the Purchased Assets, (A) make, change or revoke any material Tax election, settle or compromise any material Tax claim or liability or enter into a settlement or compromise, or change (or make a request to any Taxing Authority to change) any material aspect of its method of accounting for Tax purposes, (B) prepare or file any Tax Return unless such Tax Return shall have been prepared in a manner consistent with past practice and Parent shall have provided Purchaser a copy thereof (together with supporting papers) at least three (3) Business Days prior to the due date thereof for Purchaser to review and approve (such approval not to be unreasonably withheld or delayed), or (C) file any amended Tax Return;

(iv)      other than with respect to the current credit facility with RBS Cititzens, subject the Purchased Assets to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of any U.S. Seller;

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 (v)       acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets (except for fair consideration in the Ordinary Course of Business) of any U.S. Seller, other than in the Ordinary Course of Business;

(vi)      enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

(vii)     cancel or compromise any debt or claim or waive or release any material right of any U.S. Seller except in the Ordinary Course of Business;

(viii)    enter into any commitment for capital expenditures in excess of $100,000 individually or $300,000 in the aggregate;

(ix)      enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to any Employee;

(x)       introduce any material change with respect to the operation of the Business, including any material change in the types, nature, composition or quality of products or services, or, other than in the Ordinary Course of Business, make any change in service specifications or prices or terms of distributions of such services;

(xi)      terminate, amend, restate, supplement or waive any rights under any (A) Material Contract, Real Property Lease, Personal Property Lease or Intellectual Property License, other than in the Ordinary Course of Business, or (B) Permit;

(xii)     settle or compromise any pending or threatened Legal Proceeding or any claim or claims for, or that would result in a loss of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $10,000;

(xiii)    materially change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;

(xiv)    take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

(xv)     except to the extent consistent with past practice or as otherwise required by Law or GAAP, make any change in accounting or Tax reporting principles, methods or policies;

(xvi)	amend the organizational documents of any U.S. Seller;

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(xvii)   cancel any deposits for current orders related to any capital expenditures of any U.S. Seller; or

(xviii)  agree to do anything (A) prohibited by this Section 7.2, (B) which would make any of the representations and warranties of Seller in this Agreement or any of the Seller Documents untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied or (C) that would be reasonably expected to have a Material Adverse Effect.

(c)       Without limiting the generality of the foregoing, except as otherwise expressly provided by this Agreement or with the prior written consent of Purchaser, between the date hereof and the date of receipt of all of the Israeli Purchased Assets, Parent (i) shall not dispose of any of the Israeli Purchased Assets and (ii) shall maintain (A) each of the Israeli Purchased Assets in its current condition, ordinary wear and tear excepted, and (B) insurance upon all of the Israeli Purchased Assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement.

7.3       Consents. Sellers shall use their commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers, approvals and notices required to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals and notices referred to in Section 5.3. Except with respect to the Connecticut Property Transfer Act, all such consents, waivers, approvals and notices shall be in writing and in form and substance satisfactory to Purchaser, and executed counterparts or certified copies of such consents, waivers and approvals shall be delivered to Purchaser promptly after receipt thereof, and copies of such notices shall be delivered to Purchaser promptly after the making thereof. Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor any of its Affiliates shall be required to pay any amounts in connection with obtaining any such consent, waiver or approval.

7.4       Further Assurances. Purchaser and each Seller shall use its commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to its respective obligations to consummate the transactions contemplated by this Agreement.

7.5	Non-Competition; Non-Solicitation; Confidentiality.

(a)       Until the second (2nd) anniversary of the Closing Date, no Seller shall, and each Seller shall cause its Affiliates not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the distribution of wire products into the U.S., or that sells to any business that distributes such products into the U.S., or that otherwise competes with Purchaser or its Affiliates (a “Restricted Business”); provided, however, that the restrictions contained in this Section 7.5(a) shall not restrict the acquisition by any Seller, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business;

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provided, further, that any sales or other transactions with Purchaser or any of its Affiliates or any actions that are otherwise required for Sellers to fulfill their obligations under this Agreement shall not constitute a violation of this Section 7.5.

(b)       Until the third (3rd) anniversary of the Closing Date, no Seller shall, and each Seller shall cause its directors and Affiliates not to, (i) cause, solicit, induce or encourage any Transferred Employee or any other employee of Purchaser or its Affiliates to leave such employment or hire, employ or otherwise engage any such individual or (ii) cause, induce or encourage any material actual or prospective client, customer, distributor or supplier of the Business (including any existing or former customer, distributor or supplier of any Seller and any Person that becomes a client, customer, distributor or supplier of the Business after the Closing) or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship.

(c)       From and after the date hereof, no Seller shall, and each Seller shall cause its Affiliates and their respective directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser, any Confidential Information (as defined below). Neither Sellers nor any of their respective directors, officers, employees and Affiliates shall have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by Law; provided, however, that in the event disclosure is required by applicable Law, the Seller shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order. For purposes of this Section 7.5(c), “Confidential Information” means any information with respect to the Business, including methods of operation, customers, customer lists, products, prices, fees, costs, Technology, inventions, Trade Secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder. For the avoidance of doubt, the Customer List and the Wire Specifications shall be deemed Confidential Information for all purposes hereunder and shall be treated as such in accordance with this Section 7.5(c) and shall in no event be disclosed or made available to any third party in connection with such third party’s evaluation or purchase of any equipment, real property or other assets of the Sellers (including pursuant to the Eilat Transfer).

(d)       The covenants and undertakings contained in this Section 7.5 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.5 will cause irreparable injury to Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 7.5 will be inadequate. Therefore, Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.5 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 7.5 are cumulative and in addition to any other rights and

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remedies which Purchaser may have hereunder or at law or in equity. In the event that Purchaser were to seek damages for any breach of Sellers’ undertakings under this Section 7.5, the portion of the Purchase Price which is allocated by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages. Nothing contained in the aforesaid shall derogate in any way from the onus of Purchaser to prove damages when seeking any payment of damages from Sellers.

(e)       The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.5 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

7.6	Third-Party Non-Competition Agreements.

(a)       Upon any assignment, lease, sublease or other transfer by Parent or any of its Affiliates of the real property and/or equipment located at Eilat, Israel (other than the Eilat and Netivot Equipment) (the “Eilat Transfer”) to a third party (the “Third Party”), Parent shall notify Purchaser of such transaction and Parent or such Affiliate, as a condition precedent to such transfer, shall require that such Third Party, as part of the sale or lease agreement, agree for a period of twelve (12) months commencing on the last day on which Parent ceased manufacturing in the Eilat facility, not to use such facility and/or equipment to directly or indirectly engage in the distribution of wire products manufactured in Israel (only) into the U.S., or to sell to any business that distributes such products into the U.S.

(b)       Parent, as a condition precedent to the Eilat Transfer, shall require that such Third Party enter into an agreement with Parent that, until the end of the thirty-six (36) month period commencing on the last day on which Parent ceased manufacturing in the Eilat facility, such Third Party shall not, and shall cause its controlled Affiliates not to, cause, solicit, induce or encourage any Former Employee that was employed by any U.S. Seller at any time during the three (3) year period preceding the Closing Date or any Transferred Employee, to leave such employment or hire, employ or otherwise engage any such individual.

(c)       Upon consummation of the Eilat Transfer (and in no event later than (10) days thereafter), Parent and each of its Affiliates, as applicable, shall assign to Purchaser (or its designated Affiliate or Affiliates) all rights of Parent and such Affiliates, as applicable, to enforce, in Purchaser’s (or its designated Affiliate or Affiliates’) name and for its or their own benefit, the non-competition and non-solicitation obligations of the Third Party set forth in the sale agreement between Parent and the Third Party. The Third Party shall acknowledge and expressly consent to the assignment of rights described herein by duly executing the instrument of assignment to be delivered by Parent hereunder (the “Consent to Assignment”).

(d)       In exchange for the Consent to Assignment, Purchaser undertakes that, until the end of the thirty-six (36) month period commencing on the Closing Date, Purchaser shall not, and shall cause its controlled Affiliates not to, cause, solicit, induce or encourage any person employed by the Third Party in Israel to leave such employment or hire, employ or otherwise engage any such individual. Notwithstanding Section 12.8 hereof, Sellers shall have the right to assign their rights to enforce the non-solicitation obligations of Purchaser set forth in this Section 7.6(d) to the Third Party so long as a duly executed Consent to Assignment under Section 7.6(c) above, is delivered prior to or concurrently with such assignment by Sellers. The Sellers shall acknowledge and expressly consent to the assignment of rights described herein by duly executing an instrument of assignment to be drafted by Parent’s and the Third Party’s lawyers.

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7.7       Supply Arrangements. Trading Company agrees that on or prior to the Closing, Trading Company shall enter into (i) a supply agreement with Purchaser (or its designated Affiliate or Affiliates) in the form attached hereto as Exhibit D pursuant to which Trading Company will supply certain products manufactured in the Eilat facility to Purchaser (or its designated Affiliate or Affiliates) in accordance with the terms thereof (the “Supply Agreement”) and (ii) an agency agreement with Purchaser (or its designated Affiliate or Affiliates) in the form attached hereto as Exhibit E pursuant to which Purchaser will sell the existing inventory of Trading Company and collect the related receivables on its behalf (the “Agency Agreement”). Trading Company further agrees to maintain with supplier(s), as may be necessary, an arrangement to supply Trading Company with a sufficient quantity of materials to enable Trading Company to supply such product to Purchaser (or its designated Affiliate or Affiliates) and otherwise comply with its obligations under the Supply Agreement until the termination thereof.

7.8       Transfer of Certain Assets Prior to Closing. After the Closing, to the extent Parent is unable to deliver physical possession of a portion of the Israeli Purchased Assets to Purchaser, and Parent and/or its Affiliates need to use such Israeli Purchased Assets for Purchaser’s benefit after the Closing, Purchaser authorizes Parent and its Affiliates to use such Israeli Purchased Assets in the same manner and for the same uses as such assets were used by Parent and its Affiliates prior to the Closing; provided, however, that such Israeli Purchased Assets shall be delivered FOB port of New York, New York or such other port on the eastern seaboard of the United States as Purchaser may designate (at Parent’s sole cost and expense) as soon as practicable after the Closing Date, but in no event later than thirty-five (35) days after the expiration or termination of the Supply Agreement; provided further, however, that in no event shall Purchaser deliver the Israeli Purchased Assets later than six (6) months after the Closing Date. Parent shall deliver such documentation as is reasonably requested by Purchaser to evidence the transfer of the Israeli Purchased Assets.

7.9       Preservation of Records. Sellers and Purchaser agree that each of them shall preserve and keep the records held by it or their Affiliates relating to the Business and the Israeli Purchased Assets for a period of two (2) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of any Seller or Purchaser or any of their Affiliates or in order to enable Sellers or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

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7.10     Publicity. Except for the press release to be issued in connection with the announcement of the execution of this Agreement (the form of which has been agreed to), none of the Sellers or Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Sellers, as applicable, disclosure is otherwise required by applicable Law or Governmental Body; provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.

7.11     Use of Name. Prior to Closing, Parent shall transfer to Global Wire USA any and all rights held by Sellers or any of their Affiliates to the names “Global,” “Global Wire,” “Montgomery Wire,” “Live Wire,” “Negev Trading,” “Wyre Wynd” or similar names and any trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise used in the Business as of the Closing Date, including any name or mark confusingly similar thereto (collectively, the “Company Marks”). Sellers shall not, and shall not permit their Affiliates to, use such names or any variations or simulations thereof or any Company Marks after the Closing. Immediately following the Closing, and in any event within thirty (30) days from the Closing, Sellers shall change their name to remove the Company Marks therefrom.

7.12     Monthly Financial Statements. As soon as reasonably practicable, but in no event later than twenty-one (21) days after the end of each calendar month during the period from the date hereof to the Closing, Parent shall provide Purchaser with operating or management reports (such reports to be in the form prepared by Sellers in the Ordinary Course of Business and which shall include monthly financial statements) of the U.S. Sellers for such preceding month. Each set of financial statements required to be delivered under this Section 7.12 are referred to as the “Monthly Financial Statements.”

7.13     Non-Disclosure Agreement. Prior to the Closing, Purchaser shall abide by the terms and conditions of the Non-Disclosure Agreement. Upon the Closing, the Non-Disclosure Agreement shall: (a) terminate with respect to any Confidential Information (as defined in the Non-Disclosure Agreement) of or relating to the Sellers, the Purchased Assets, the Israeli Purchased Assets and/or the Business, and (b) continue in full force and effect with respect to any other Confidential Information of or relating to the Sellers or the Excluded Assets and Excluded Liabilities.

7.14     Notification of Certain Matters. Sellers shall give notice to Purchaser and Purchaser shall give notice to Parent, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (c) the institution of or the threat of institution of any Legal Proceeding against Sellers related to this Agreement or the transactions contemplated hereby; provided, that the delivery of any notice pursuant to this

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Section 7.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

7.15     Environmental Obligations. Sellers shall be responsible at their sole cost and expense for those Environmental Costs and Liabilities related to or arising out of: (i) Global Wire USA’s obligations as “certifying party” (which shall include undertaking and completing all investigating, remediating and monitoring requirements) under the Connecticut Property Transfer Act with respect to the transfer of business operations at the Wyre Wynd Facility as contemplated under this Agreement (“Sellers’ Transfer Act Obligations”), (ii) Sellers’ obligations with respect to compliance with the Consent Order, which shall include those post-Closing events and conditions reasonably related to or arising from Sellers’ failure to comply or complete performance with the Consent Order (“Sellers’ Consent Order Obligations”); (iii) the Excluded Environmental Costs and Liabilities and (iv) the breach of any of Sellers’ representations and warranties under Section 5.17 solely with respect to the Montgomery Facility for those matters arising out of conditions as they existed, or noncompliance or events occurring, on or prior to the Closing Date for which Remedial Action is required under Environmental Laws as in effect on or prior to the Closing Date, provided that written notice of any such purported breach shall have been received by Sellers within three (3) years of the Closing Date and such notice shall specify the precise condition or event as well as the related Environmental Cost or Liability to the extent then known and as updated as additional information becomes available (“Sellers’ Breach Obligations”). Sellers’ Transfer Act Obligations, Sellers’ Consent Order Obligations, the Excluded Environmental Costs and Liabilities and Sellers’ Breach Obligations (but excluding any such costs or expenses to the extent they arise out of Purchaser’s failure to comply with its covenants, agreements, restrictions and obligations in this Section 7.15) shall collectively be referred to herein as “Sellers’ Environmental Obligations.” Notwithstanding anything to the contrary in this Agreement, the Sellers’ Environmental Obligations shall not include Environmental Costs and Liabilities that are in any way related to, caused by or exacerbated by the failure of Purchaser to comply in all reasonable respects with its covenants, agreements, restrictions and obligations under this Section 7.15 or failure to reasonably notify Sellers or cooperate and comply with Sellers’ efforts to discharge and satisfy Sellers’ Environmental Obligations pursuant to or as permitted under the provisions of this Section 7.15. Sellers’ Environmental Obligations and Purchaser’s Environmental Obligations (as defined below in this Section 7.15) shall be as defined and governed by this Section 7.15 and will be discharged and satisfied as follows:

(a)       Connecticut Property Transfer Act. Sellers shall be responsible at their sole cost and expense for those Environmental Costs and Liabilities related to or arising out of: Global Wire USA’s obligations as “certifying party” (which shall include undertaking and completing all investigating, remediating and monitoring requirements) under the Connecticut Property Transfer Act with respect to the transfer of business operations at the Wyre Wynd Facility as contemplated under this Agreement (“Sellers’ Transfer Act Obligations”). With respect to Sellers’ Transfer Act Obligations, Sellers shall: (A) provide Purchaser with reasonable advance notice of on-site work to be performed; (B) provide Purchaser with copies of any draft documents to be submitted to the Connecticut Department of Environmental Protection and provide Purchaser with a reasonable opportunity under the circumstances to

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review such documents and provide comments to Sellers at Purchaser’s sole cost and expense; (C) provide Purchaser with a copy of the “environmental condition assessment form” signed by a “licensed environmental professional” that will be submitted to the Connecticut Department of Environmental Protection within ten (10) days of the Closing Date; (D) allow Purchaser the opportunity to observe work performed on behalf of Sellers at Purchaser’s sole cost and expense; and (E) ensure that any consultants performing work on behalf of Sellers carry reasonable and legally required types and levels of insurance. Sellers shall have sole and complete discretion in selecting and implementing the manner in which and the schedule under which Sellers discharge Sellers’ Transfer Act Obligations, including the utilization of any and all exceptions, exemptions, waivers, environmental land use restrictions (“ELURs”), engineered controls, and alternative criteria available; provided, however, that the utilization of any and all exceptions, exemptions, waivers, ELURs, engineered controls, and alternative criteria and other flexibility available shall be acceptable to the applicable Governmental Body and shall not unreasonably or materially interfere with the continued industrial operations of the Business as it existed or was conducted as of the Closing Date or require Purchaser to incur additional non-routine or other than de minimis costs or expenses. In the event Purchaser seeks or may seek indemnification or reimbursement pursuant to Article IX with respect to the failure of Sellers to perform Sellers’ Transfer Act Obligations pursuant to this Section 7.15, Sellers shall consult with Purchaser to the extent necessary for Sellers to evaluate the options for discharging such Sellers’ Environmental Obligations and for Sellers to select the most cost-effective option(s) and Sellers shall provide to Purchaser written approval of the option(s) selected, and any such Sellers’ Environmental Obligations shall be implemented in accordance with such selection as approved by Sellers. To the extent that Purchaser or its affiliates or any Lessee, assignee or sublessee occupies or otherwise leases the Wyre Wynd Facility under the Lease (attached hereto as Exhibit F), Purchaser shall comply and ensure compliance with any and all restrictions and obligations imposed by any and all ELURs recorded for the Wyre Wynd Facility, and Purchaser shall record or cause the recordation of any such ELUR as requested by Sellers in the event the option to purchase is exercised under the Lease for such property, provided that the restrictions and obligations imposed by any and all ELURs at the Wyre Wynd Facility do not unreasonably or materially interfere with the continued industrial operations of the Business as they existed or were conducted as of the Closing Date (by way of example but not necessarily of limitation, an ELUR prohibiting residential purposes or non-disturbance of any buildings or other structures in existence as of the Closing Date shall not be considered to so unreasonably or materially interfere). Purchaser shall allow (or cause the allowance of) the placement, and Sellers, at Sellers cost shall ensure the integrity, of any engineered control at the Wyre Wynd Facility as may be provided for under Environmental Laws, including but not limited to any building existing on the Wyre Wynd Facility as of the Closing Date (except that Purchaser shall be responsible at its sole cost and expense for any activities or other requirements that might reasonably be considered routine maintenance of any building or other structure in existence at the Wyre Wynd Facility as of the Closing Date), providing that any engineered controls do not unreasonably or materially interfere with the continued industrial operations of the Business as it existed or was conducted as of the Closing Date. In order to evaluate whether Sellers’ discharge of Sellers’ Environmental Obligations may unreasonably or materially interfere with Purchaser’s continued operations or require Purchaser to incur additional non-routine or other than de minimis costs or expenses, the parties

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shall consider Sellers’ proposed manner of discharging Sellers’ Environmental Obligations from the perspective of a reasonable business person attempting to operate a profitable business entity (and discharge Environmental Costs and Liabilities, as the case may be) while complying with applicable Environmental Laws in a commercially reasonable manner, including using the most reasonably cost effective methods for investigation, remediation, removal, corrective action, containment, monitoring and/or other Remedial Action permitted by applicable Environmental Laws.

(b)       Consent Order. Sellers shall be responsible at their sole cost and expense for those Environmental Costs and Liabilities related to or arising out of Global Wire USA’s obligations with respect to compliance with the Consent Order related to the Wyre Wynd Facility, which shall include those post-Closing events and conditions reasonably related to or arising from Sellers’ failure to comply or complete performance of Sellers’ Consent Order Obligations. Sellers shall have sole and complete discretion in selecting and implementing the manner in which it fulfills the Sellers’ Consent Order Obligations providing that Seller cannot agree to conditions under the Consent Order that would either (A) impose additional non-routine or other than demininis costs or expenses on Purchaser or (B) unreasonably or materially interfere with the continued industrial operations of the Business as it existed or was conducted as of the Closing Date.

(c)       Other Environmental Costs and Liabilities. With respect to Environmental Costs and Liabilities related to the Montgomery Wire Facility or Purchaser’s post-Closing noncompliance with Environmental Laws (for which Purchaser is cited directly), Purchaser shall retain the right to control (which control includes reasonably initiating or allowing the initiation of reasonable contact with any Governmental Body authorized to enforce any Environmental Laws or any other Person) provided that any investigation or Remedial Action controlled by Purchaser shall be conducted in a “Commercially Reasonable Manner,” which shall mean the most reasonably cost effective methods for investigation, remediation, removal, corrective action, containment, monitoring and/or other Remedial Action permitted by applicable Environmental Laws determined from the perspective of a reasonable business person acting to achieve compliance with applicable Environmental Laws at its sole cost and expense and without any right to or prospect of indemnification. To the extent that any such type of activity controlled by Purchaser pursuant to this Section 7.15(c) is not conducted in a Commercially Reasonable Manner, Sellers shall not be responsible for any increased costs associated with the failure to conduct any such activity in a Commercially Reasonable Manner and Purchaser shall indemnify and hold Sellers harmless with respect to any such increased costs. Sellers shall control any Environmental Costs and Liabilities that arise related to off-site matters, except for any off-site matter that relates to Purchaser’s Environmental Obligations.

(d)       Investigation and Remedial Action / Communication. Sellers shall fully control the scope and extent of any investigation and Remedial Action and other activities at the Wyre Wynd Facility related to Sellers’ Environmental Obligations (except that Sellers shall complete any investigations required as part of the Sellers’ Transfer Act Obligations within eighteen (18) months of the Closing Date). Purchaser shall not conduct or allow (except by any Sellers) any investigation or Remedial Action at the Wyre Wynd Facility related to Sellers’ Environmental Obligations other than such investigation or Remedial Action that is (A)

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required under applicable Environmental Law or (B) approved by Sellers (in Sellers’ reasonable discretion) in writing after Sellers have had a reasonable opportunity to review any such proposed investigation or Remedial Action by Purchaser. With respect to any Sellers’ Environmental Obligations, investigation or Remedial Action at the Wyre Wynd Facility, Purchaser shall not initiate any communication with any Governmental Body authorized to enforce any Environmental Laws or any other Person unless it is (i) required to do so under applicable Environmental Law in regards to Purchaser’s own post-Closing compliance and such communication is limited to those issues or (ii) approved by Sellers (in Seller’s reasonable discretion) after Sellers have received reasonable prior notice. In any communications with any Governmental Body or other Person regarding the manner and schedule of the discharge of any of Sellers’ Environmental Obligations as selected by Sellers, Purchaser shall be fully supportive of and not unreasonably interfere with or disrupt same. With respect to the Wyre Wynd Facility, Purchaser agrees that it shall not communicate, or allow or cause communication with Southwire Company regarding the discharge of any rights, indemnities, reimbursements and claims against Southwire Company any of Sellers have or may have related to or arising under Environmental Laws and the Asset Purchase Agreement between Live Wire Inc. and Southwire Company, dated on or about March 29, 1996, except that Purchaser shall reasonably provide access for Southwire Company to the Wyre Wynd Facility in the discharge of Southwire Company’s obligations under such agreement. Notwithstanding anything to the contrary foregoing, Purchaser retains its rights to communicate with Governmental Bodies regarding its own compliance with Environmental Law on those matters and conditions for which Purchaser has not or does not reasonably expect at the time of communications to seek indemnification or reimbursement from any Sellers for the matter or condition at issue.

(e)       Purchaser’s Environmental Obligations. Purchaser shall be responsible at its sole cost and expense for any and all Environmental Costs and Liabilities to the extent that the Environmental Costs and Liabilities are (i) not Sellers’ Environmental Obligations, or (ii) in any way related to or caused or exacerbated by the failure of Purchaser, or the failure of Purchaser to cause any affiliate or any lessee or sublessee, operator or occupant of the Wyre Wynd Facility (in the same manner as if any such affiliate, lessee, sublessee, operator or occupant was the Purchaser) during the Term of the Lease (attached hereto as Exhibit F and as those terms are defined therein), to fully comply with Purchaser’s covenants, agreements, restrictions and obligations under this Section 7.15 or reasonably cooperate with Sellers’ efforts to discharge and satisfy Sellers’ Environmental Obligations pursuant to or as permitted under the provisions of this Section 7.15 but only to the extent that Purchaser’s failure to comply or reasonably cooperate or cause same with respect to this Section 7.15 increases or exacerbates or delays the performance or completion of Sellers’ Environmental Obligations and then only the increased costs (collectively, the “Purchaser’s Environmental Obligations”). Purchaser shall not seek indemnification or other relief, under Article IX or otherwise, related to any Sellers’ Environmental Obligations unless and only to the extent Sellers have failed to perform Sellers’ Environmental Obligations as presently required under Environmental Laws and the terms of this Agreement.

The covenants, agreements, restrictions and obligations of this Section 7.15 shall survive without limitation. To the extent the provisions of this Section 7.15 conflict with any other provision of this Agreement, the provisions of this Section 7.15 shall control.

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7.16	No Shop.

(a)       Sellers shall not, and shall not permit any of their Affiliates, directors, officers, Employees, representatives or agents (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the Purchased Assets, Israeli Purchased Assets or any capital stock of any Seller other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the Business, the Purchased Assets or the Israeli Purchased Assets in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. For the avoidance of doubt, this Section 7.17 shall not prevent the Eilat Transfer.

(b)       Parent shall notify Purchaser orally and in writing promptly (but in no event later than 24 hours) after receipt by any Seller or any Representatives thereof of any proposal or offer from any Person other than Purchaser to effect an Acquisition Transaction or any request for non-public information relating to any Seller or for access to the properties, books or records of any Seller by any Person other than Purchaser. Such notice shall indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the books and records of any Seller, the material terms of any such proposal or offer, or modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto. Parent shall keep Purchaser informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal, offer, indication or request.

(c)       Sellers shall (and shall cause their Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser) conducted heretofore with respect to any Acquisition Transaction. Sellers agree not to release any third party from the confidentiality and standstill provisions of any agreement to which any Seller is a party.

7.17     Continued Existence. Parent agrees that it will maintain its corporate existence for a period of not less than two (2) years from the Closing Date.

ARTICLE VIII

EMPLOYEES AND EMPLOYEE BENEFITS

8.1       Transferred Employees. Prior to the Closing Date, Purchaser is free to interview and seek employment applications from any or all of the U.S. Sellers’ Employees. Effective as of the Closing Date, Purchaser shall offer employment to a sufficient number of the U.S. Sellers’

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Employees such that U.S. Sellers’ shall have no liability under WARN, with such employment to be effective upon the Closing Date if it occurs. Sellers agree to assist Purchaser in all reasonable respects in connection with Purchaser’s efforts to effectuate such offers of employment. Such individuals who accept such offer by the Closing Date are hereinafter referred to as the “Transferred Employees.” Sellers shall be solely responsible for any and all liabilities with respect to any Employee who does not receive an offer of employment or any Employee who does not accept such offer, and Purchaser shall have no liabilities with respect thereto. Subject to applicable Laws after the Closing Date, Purchaser shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).

8.2       Standard Procedure. Pursuant to the “Standard Procedure” provided in section 4 of Revenue Procedure 2004-53, 2004-34 I.R.B. 320, (i) Purchaser and Sellers shall report on a predecessor/successor basis as set forth therein, (ii) Sellers will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (iii) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee only with respect to the portion of the year during which such Employees are employed by the Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by the U.S. Sellers.

8.3	Employee Benefits.

(a)       Effective as of the Closing Date, Purchaser shall assume, and Sellers shall assign and transfer to Purchaser, Seller’s group health plans listed on Schedule 8.3(a), along with any insurance contracts, assets and funding vehicles and any services or third party administration agreements with respect thereto, and all of Seller's obligations under COBRA, and Sellers shall make all reasonable efforts to assist in the assumption and assignment of such plans, including notifying any insurance providers and third party administrators. In addition, at Purchaser’s election, Purchaser shall assume and U.S Sellers shall assign any other welfare benefit plans of U.S. Sellers by the Closing Date.

(b)       Notwithstanding the foregoing, nothing herein shall preclude Purchaser from modifying or terminating Seller’s plans listed on Schedule 8.3(a).

(c)       Purchaser shall assume the accrued but unpaid wages, salary, and incentive compensation of each Transferred Employee with respect to the portion of the calendar year prior to the Closing Date, to the extent such accrued but unpaid obligations are properly accrued in the Final Working Capital.

ARTICLE IX

INDEMNIFICATION

9.1       Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement or any Seller Document or Purchaser

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Document shall survive the Closing through and including the date that is eighteen (18) months after the Closing Date; provided, however, that the representations and warranties (a) of U.S. Sellers set forth in Sections 5.1 (organization and good standing), 5.2 (authorization of agreement), 5.6(a)(i) (title to purchased assets; sufficiency), and 5.24 (financial advisors) shall survive the Closing indefinitely; (b) of U.S. Sellers set forth in Sections 5.8 (taxes) and 5.13 (employee benefits) shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof; (c) of U.S. Sellers set forth in Section 5.17 (environmental matters) shall survive the Closing for three (3) years; and (d) of Purchaser set forth in Sections 6.1 (organization and good standing), 6.2 (authorization of agreement) and 6.5 (financial advisors) shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations (in each case, the “Survival Period”); provided, however, that any obligations under Sections 9.2(a)(i) and 9.2(b)(i) shall not terminate with respect to any Third Party Claims that have been asserted prior to the termination of the applicable Survival Period and any other Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 9.3(a) before the termination of the applicable Survival Period. All covenants or other agreements set forth herein shall survive in accordance with their respective terms.

9.2	Indemnification.

(a)       Subject to Sections 9.1 and 9.4, each Seller, jointly and severally, hereby agrees to indemnify and hold Purchaser and its Affiliates and their respective directors, officers, employees, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”), provided that there is no Duplication of Recovery, harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all Liabilities, claims, deficiencies, demands, judgments, suits, actions, causes of action, assessments, awards, costs and expenses (including reasonable costs of investigation and defense and attorneys’ and other professionals’ fees), other than Consequential Damages whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”), incurred or suffered by any Purchaser Indemnified Party other than Consequential Damages to the extent:

(i)        based upon, attributable to or resulting from the failure of any of the representations or warranties made by Sellers in this Agreement or in any Seller Document to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date (except to the extent such claim for breach may be limited under Section 7.15);

(ii)       based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Sellers under this Agreement or in any Seller Document; and

(iii)      arising out of, based upon or relating to any Excluded Asset or any Excluded Liability or any Sellers’ Environmental Obligations.

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For purposes of this Section 9.2, “Duplication of Recovery” means that Sellers or Purchaser, as applicable, shall not be obligated to indemnify more than one Purchaser Indemnified Party or Seller Indemnified Party for the same identical Losses (for the purpose of illustration: if Seller indemnifies one of Purchaser’s Affiliates for Losses caused by discovery of a payable amount, Sellers shall not be obligated to indemnify Purchaser for Losses arising from any reduction in the value of their shareholdings in said Affiliate as a result of the discovery of said payable).

(b)         Subject to Section 9.1 and 9.4, Purchaser hereby agrees to indemnify and hold Sellers and their respective Affiliates and their respective directors, officers, employees, agents, attorneys, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”), provided there is no Duplication of Recovery, harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses:

(i)        based upon, attributable to or resulting from the failure of any of the representations or warranties made by Purchaser in this Agreement or in any Purchaser Document to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date;

(ii)       based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document; and

(iii)      arising out of, based upon or relating to any Assumed Liability or any Purchaser Environmental Obligations.

(c)       The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, any Seller Document or Purchaser Document shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

9.3	Indemnification Procedures.

(a)       A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that delays in so notifying the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article IX.

(b)       In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification would be required under Section 9.2 (regardless of the limitations set forth in Section 9.4) (“Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying

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party can demonstrate actual loss and prejudice as a result of such failure. Subject to the provisions of this Section 9.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its obligation, in accordance with the provisions and limitations set out in this Article IX, to indemnify the indemnified party as provided hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, it shall within fifteen (15) days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided that the indemnifying party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third Party Claim upon submission of periodic bills other than in cases where the indemnifying party contests its obligation to indemnify the indemnified party for such Losses under this Agreement. If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Third Party Claim. Each party hereto agrees to provide reasonable access to each other party to such documents and information as may reasonably be requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 9.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment.

(c)       After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay, subject to Section 9.4, all of such remaining sums so due and owing to the indemnified party in accordance with Section 9.5 (or if Purchaser is the indemnifying party, then Purchaser shall pay all of such remaining sums so due and owing to the indemnified party by wire transfer of immediately available funds within five (5) Business Days after the date of such notice), provided that such amount is due in accordance with the provisions and limitations set out in this Article IX.

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9.4       Limitations on Indemnification for Breaches of Representations and Warranties.

Notwithstanding anything in this Article IX to the contrary:

(a)       An indemnifying party shall not have any liability under Sections 3.4, Section 3.5, Section 9.2(a)(i), or Section 9.2(b)(i) unless the aggregate amount of Losses incurred by the indemnified parties and indemnifiable thereunder based upon, attributable to or resulting from the failure of any of the representations or warranties to be true and correct exceeds $200,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of all such Losses (and not just Losses in excess of the Basket); provided, that the Basket limitation shall not apply to Losses related to the failure to be true and correct of any of the representations and warranties set forth in Sections 5.1 (organization and good standing), 5.2 (authorization of agreement), 5.6(a)(i) (title to purchased assets; sufficiency), 5.8 (taxes), 5.13 (employee benefits), 5.17 (environmental matters), 5.24 (financial advisors) and 6.1 (organization and good standing), 6.2 (authorization of agreement) and 6.5 (financial advisors) of this Agreement (collectively, the “Fundamental Representations”).

(b)       Neither Sellers nor Purchaser shall be required to indemnify any Person with respect to Losses related to the failure to be true and correct of any of the Fundamental Representations, respectively, for an aggregate amount exceeding $12,500,000. Neither Sellers nor Purchaser shall be required to indemnify any Person under Section 9.2(a)(i) or 9.2(b)(i) with respect to Losses related to the failure to be true and correct of any of the representations or warranties of Sellers or Purchaser (excluding the Fundamental Representations), respectively, for an aggregate amount exceeding $2,000,000.

(c)       For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants or agreements, and calculating Losses hereunder any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

(d)       The indemnification obligations of Sellers under this Article IX shall be reduced by any amount relating to: (i) insurance proceeds or other third party indemnification payments that any Purchaser Indemnified Party has actually received (net of expenses reasonably incurred by the indemnified party in collecting such amount, including any deductible amounts, attorneys’ fees, retroactive premium adjustments and expenses) in respect of Losses as of the date of the actual indemnification payment under this Article IX, (ii) the amount of any accounts payable reflected on the Closing Statement which, at any time up to the date of the actual indemnification payment under this Article IX, is revealed not to exist; and (iii) the amount of any accounts receivable omitted from the Closing Statement, which, at any time up to the date of the actual indemnification payment under this Article IX, is revealed to exist and should have been reflected on the Closing Statement according to GAAP. In connection with the foregoing and subject to appropriate confidentiality restraints, the Purchaser shall afford the Seller such access during normal business hours to the books and records as the Seller may reasonably request.

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(e)       For the avoidance of doubt, the Purchaser Indemnified Parties acknowledge and agree that following the Closing, the indemnification provisions in Article IX and Article X shall be the exclusive remedy of the Purchaser Indemnified Parties with respect to the transactions contemplated by this Agreement and the Seller Documents, except with respect to (i) any failure by Sellers to perform or comply with any covenant or agreement on the part of Sellers contained in this Agreement or in any Seller Document, (ii) any Liabilities incurred by Purchaser as a result of any fraudulent statement or action of Sellers or (iii) injunctive relief (including specific performance), only pursuant to Section 7.5 above, if available under applicable Laws.

9.5	Indemnity Escrow.

(a)       Any undisputed payment Sellers are obligated to make to any Purchaser Indemnified Parties pursuant to this Article IX (an “Indemnification Claim”) shall be paid (i) by release of funds to the Purchaser Indemnified Parties from the Escrow Account by the Escrow Agent within three (3) Business Days after the date notice of any sums due and owing is given to Parent (with a copy to the Escrow Agent pursuant to the Escrow Agreement) by the applicable Purchaser Indemnified Party and shall, upon release of such funds, accordingly reduce the Indemnity Escrow Amount, and (ii) to the extent the Indemnity Escrow Amount is insufficient to pay any remaining sums due, then Parent shall be required to pay all of such additional sums due and owing to the Purchaser Indemnified Parties by wire transfer of immediately available funds within five (5) Business Days after the date of such notice.

(b)       On the date that is nine (9) months after the Closing Date (the “First Escrow Release Date”), the Escrow Agent shall release to Global Wire USA an amount, if positive, equal to (i) $750,000, minus (ii) the dollar amount of any claims for Losses made by the Purchaser Indemnified Parties and released from the Indemnity Escrow Amount prior to the First Escrow Release Date, minus (iii) an amount equal to the aggregate dollar amount of claims for Losses made by the Purchaser Indemnified Parties through the First Escrow Release Date pursuant to this Article IX (the “First Aggregate Outstanding Claims”) which are then outstanding and unresolved (the “First Distribution Amount”). In the event and to the extent that, after the First Escrow Release Date and before the Final Escrow Release Date, any outstanding claim made by any Purchaser Indemnified Party for a Loss is resolved against such Purchaser Indemnified Party, the Escrow Agent shall distribute to Global Wire USA the amount of the outstanding claim resolved against such Purchaser Indemnified Party; provided, however, that such distribution shall only be made to the extent that the remaining Indemnity Escrow Amount after such distribution would be equal to or greater than the sum of (i) the First Aggregate Outstanding Claims that remain outstanding and unresolved as of such date, plus (ii) $750,000. In the event and to the extent that, after the First Escrow Release Date and before the Final Escrow Release Date, any outstanding claim made by any Purchaser Indemnified Party

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for a Loss is resolved in favor of such Purchaser Indemnified Party, such Purchaser Indemnified Party shall be entitled to recover an amount equal to the amount of the outstanding claim resolved in favor of such Purchaser Indemnified Party.

(c)       Promptly following the date that is eighteen (18) months from the Closing Date (the “Final Escrow Release Date”), the Escrow Agent shall distribute to Global Wire USA an amount, if positive, equal to (i) the funds remaining in the escrow account minus (ii) an amount equal to the aggregate dollar amount of claims for Losses made by the Purchaser Indemnified Parties including any then unresolved First Aggregate Outstanding Claims (the “Final Aggregate Outstanding Claims”) which are then outstanding and unresolved (the “Final Retained Escrow Amount”). In the event and to the extent that, after the Final Escrow Release Date, any outstanding claim made by any Purchaser Indemnified Party for a Loss is resolved against such Purchaser Indemnified Party, the Escrow Agent shall distribute to Global Wire USA an aggregate amount of the Final Retained Escrow Amount equal to the amount of the outstanding claim resolved against such Purchaser Indemnified Party; provided, however, that such distribution shall only be made to the extent that the Final Retained Escrow Amount remaining after such distribution would be sufficient to cover the amount of the Final Aggregate Outstanding Claims that are still unresolved at such time. In the event and to the extent that after the Final Escrow Release Date any outstanding claim made by any Purchaser Indemnified Party for a Loss is resolved in favor of such Purchaser Indemnified Party, such Purchaser Indemnified Party shall be entitled to recover an amount equal to the amount of the outstanding claim resolved in favor of such Purchaser Indemnified Party.

(d)       For Tax purposes, all interest and other income earned on the Escrow Amount will be income of the Sellers, and all parties hereto will file all Tax Returns consistent with such treatment.

9.6       Tax Treatment of Indemnity Payments. Sellers and Purchaser agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for all income tax purposes.

ARTICLE X

TAXES

10.1     Transfer Taxes. Sellers shall (i) be responsible for any and all sales, use, value added, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law and (ii) timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.

10.2     Prorations. Sellers shall bear all property and ad valorem tax liability with respect to the Purchased Assets and the Israeli Purchased Assets if the lien or assessment date

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arises prior to the Closing Date irrespective of the reporting and payment dates of such taxes. All other real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets or the Israeli Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Purchaser and Sellers as of the Closing Date based on the number of days in such period. Sellers shall be responsible for all such taxes and fees on the Purchased Assets and the Israeli Purchased Assets prorated to any period up to and including the Closing Date. Purchaser shall be responsible for all such taxes and fees on the Purchased Assets and the Israeli Purchased Assets prorated to any period after the Closing Date. With respect to Taxes described in this Section 10.2, Sellers shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 10.2 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

10.3     Cooperation on Tax Matters. Purchaser and Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets, the Israeli Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

10.4     Tax Clearance Certificates. Sellers shall notify all of the Taxing Authorities for the jurisdictions set forth on Schedule 5.8(c) of the transactions contemplated by this Agreement in the form and manner required by such Taxing Authorities, if the failure to make such notifications or to receive any available tax clearance certificate (“Tax Clearance Certificate”) could subject the Purchaser to any Taxes of Sellers. If, in respect to any application for Tax Clearances made pursuant to this Section 10.4, any Governmental Entity asserts that Sellers are liable for any Tax, Sellers shall promptly pay any and all such amounts and shall provide evidence to Purchaser that such liabilities have been paid in full or otherwise satisfied.

ARTICLE XI

TERMINATION

11.1     Events of Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by mutual written consent of Purchaser and Parent;

(b)       by written notice from Purchaser to Parent if Purchaser’s findings as a result of its continued due diligence relating to legal, environmental and operational matters, including from its inspection of the equipment and facilities of U.S. Sellers and its review of the

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customer contracts and relationships of Sellers, with respect to which Parent agrees to provide Purchaser full access after the date hereof, reveal (i) the Business to be materially different from similar businesses in the same industry, (ii) that a reasonable owner can not generate from the Business EBITDA of at least $4 million per year or (iii) that the customer relationships related to the Business would be materially impaired if the parties were to consummate the transactions contemplated hereby to the effect that it shall become apparent that Purchaser could not reasonably generate from the Business EBITDA of at least $4 million per year;

(c)       at the election of Parent or Purchaser if the Closing shall not have occurred on or before the last Business Day of the third (3rd) month from the date hereof (the “Termination Date”), provided that the terminating party is not in material default of any of its obligations hereunder;

(d)       by written notice from Purchaser to Parent that there has been an event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances has had or could reasonably be expected to have a Material Adverse Effect (the above shall not include an event, change, occurrence or circumstance relating to the industry in which the Business operates in general, so long as it is not specifically relating to, or disproportionately affecting, the Business);

(e)       by Parent or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(f)        by Purchaser, if any Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Sellers shall have become untrue, in either case such that the conditions set forth in Section 4.2(a) or 4.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by Parent of notice of such breach from Purchaser; or

(g)       by Parent, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 4.3(a) or 4.3(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by Purchaser of notice of such breach from Parent.

11.2     Procedure Upon Termination. In the event of termination and abandonment by Purchaser or Parent, or both, pursuant to Section 11.1, written notice thereof shall

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forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Assets hereunder shall be abandoned, without further action by Purchaser or Parent.

11.3     Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Sellers; provided, however, that (a) the obligations of the parties set forth in this Section 11.3, Articles X and XII shall survive any such termination and shall be enforceable hereunder; and (b) nothing in this Section 11.3 shall relieve Purchaser or Sellers of any liability for a breach of this Agreement prior to the effective date of such termination.

11.4     Waiver. At any time prior to the Closing, any of the parties hereto may: (i) extend the time for the performance of any obligation or other act of any other party hereto, and (ii) waive compliance with any agreement of any other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE XII

MISCELLANEOUS

12.1     Expenses. Except as otherwise provided in this Agreement, each party hereto shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

12.2	Submission to Jurisdiction; Consent to Service of Process.

(a)       Except to the extent set forth in Section 3.3, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the Borough of Manhattan of the City, County and State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)       Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 12.6.

12.3     WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY

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RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.4     Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

12.5     Governing Law. This Agreement, the rights and obligations of the parties under this Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Agreement or the transactions contemplated by this Agreement (whether based upon contact, tort or any other theory), including all matters of construction, validity and performance, shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provision that would require the application of the Law of any other jurisdiction.

12.6     Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one (1) Business Days following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

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If to Sellers, to:

c/o Celesco Transducer Products, Inc.

20630 Plummer Street

Chatsworth, California 91311

Facsimile: (818) 701-2721

Attention: Michael Katz

With a copy to:

Offer Avnon Offer & Co.

113 Hayarkon St.

Tel-Aviv-Israel

Facsimile: +972-3-5 27 22 72

Attention: Adv. Dan Offer or Adv. Merav Oren Offer

If to Purchaser, to:

International Wire Group, Inc.

12 Masonic Avenue
Camden, New York 13316
Facsimile: (315) 245-3124
Attention: Rodney D. Kent

With a copy to:

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300
Dallas, Texas 75201
Facsimile: (214) 746-7777
Attention: R. Scott Cohen

and

Gornitzky & Co.

45 Rothschild Blvd.

Tel Aviv, 65784

Israel

Facsimile: +972-3-560-6555

Attention: Chaim Y. Friedland

12.7     Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.8     Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing

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in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by Sellers, Parent or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto, as applicable, and any attempted assignment without the required consents shall be void; provided, however, that (i) Sellers may assign this Agreement and any or all rights or obligations hereunder after twelve (12) months from the date of Closing to any Affiliate of Sellers so long as such Affiliate has a net worth (determined at fair value) equal to or in excess of $10,000,000 and (ii) Purchaser may assign this Agreement and any or all rights or obligations hereunder (including Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Purchaser, any Person from which it has borrowed money or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the assets relating to the Business. Upon any such permitted assignment, the references in this Agreement to Sellers or Purchaser, as applicable, shall also apply to any such assignee unless the context otherwise requires.

12.9     Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic transmission), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.10   No right of Set-Off. No party hereto shall have the right to set-off pursuant to this Agreement or pursuant to any related documents.

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75

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, as of the date first written above.

SELLERS:

GLOBAL WIRE LTD.

By:	/s/ Morta Gorfung
Name:	Morta Gorfung
Title:	Chairman

By:	/s/ Ami Boehm
Name:	Ami Boehm
Title:	Director

GLOBAL WIRE INC.

By:	/s/ Michael Katz
Name:	Michael Katz
Title:	Chairman of the Board

MONTGOMERY WIRE CORPORATION

By:	/s/ Michael Katz
Name:	Michael Katz
Title:	Chairman of the Board

WYRE WYND CORPORATION

By:	/s/ Michael Katz
Name:	Michael Katz
Title:	Chairman of the Board

NEGEV WIRE TRADING INC.

By:	/s/ Michael Katz
Name:	Michael Katz
Title:	Chairman of the Board

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

PURCHASER:

INTERNATIONAL WIRE GROUP, INC.

By:	/s/ Rodney D. Kent
Name:	Rodney D. Kent
Title:	CEO

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

EXHIBIT A

BILL OF SALE

ThisBILL OF SALE (this “Bill of Sale”)is made and delivered this [___] day of [_______], 2008, by [_____________], a [_______________] (“Seller”), for the benefit of [_____________], a [______________] (“Purchaser”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement (as hereinafter defined).

WHEREAS, Seller, Purchaser and [_______] have entered into that certain Asset Purchase Agreement, dated as of the date hereof (the “Agreement”), the terms of which are incorporated herein by reference, which provides, among other things, for the sale and assignment by Seller to Purchaser of the Purchased Assets.

NOW, THEREFORE, in considerationof the mutual promises contained in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, and subject to the terms and conditions of the Agreement:

1.         Seller does hereby bargain, sell, grant, assign, transfer, convey and deliver unto Purchaser, and its successors and assigns, forever, all of Seller’s right, title and interest in and to [the Purchased Assets of Seller] TO HAVE AND TO HOLD such [Purchased Assets of Seller] with all appurtenances thereto, unto Purchaser, and its successors and assigns, for its use forever.

3.         This Bill of Sale shall inure to the benefit of and be binding upon the parties thereto and their respective successors and assigns.

4.         Nothing in this Bill of Sale, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the Agreement. To the extent that any provision of this Bill of Sale conflicts or is inconsistent with the terms of the terms of the Agreement, the Agreement shall govern.

5.	This Bill of Sale is executed and delivered pursuant to the Agreement.

6.         This Bill of Sale, the rights and obligations of the parties under this Bill of Sale, and any claim or controversy directly or indirectly based upon or arising out of this Agreement or the transactions contemplated by this Bill of Sale (whether based upon contact, tort or any other theory), including all matters of construction, validity and performance, shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provision that would require the application of the Law of any other jurisdiction.

EXHIBIT A- 1

IN WITNESS WHEREOF, and intending to be legally bound hereby, Seller has caused this Bill of Sale to be executed and delivered as of the day and year first above written.

[SELLER]

By:
Name:
Title:

EXHIBIT A- 2

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of this [___] day of [_______], 2008 (this “Agreement”), between [______________], a [____________] (“Seller”) and [_____________], a [______________] (“Purchaser”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, Seller, Purchaser and [_______] are parties to an Asset Purchase Agreement, dated as of the date hereof (the “Agreement”), providing for, among other things, the sale by Seller to Purchaser of the Purchased Asset and the assumption by Purchaser of the Assumed Liabilities; and

WHEREAS, in accordance with the terms of the Agreement, Seller and Purchaser have agreed to enter into this Agreement, providing for (a) the assignment from Seller to Purchaser of all of Seller’s right, title and interest in, under and to [the Purchased Contracts of Seller] from and after the Closing, on and subject to the terms of the Agreement, and (b) the acceptance by Purchaser of such assignment and the assumption by Purchaser of (i) all obligations to be performed by Seller under [the Purchased Contracts of Seller] from and after the date hereof and (ii) [the other Assumed Liabilities of Seller].

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.         Assignment. In accordance with and subject to the terms of the Agreement, Seller hereby sells, assigns, transfers and conveys to Purchaser, to the extent that such are legally assignable and any necessary consents to assignment have been obtained, all of Seller’s right, title and interest in, under and to [the Purchased Contracts of Seller] from and after the date hereof.

2.         Acceptance and Assumption. In accordance with and subject to the terms of the Agreement, Purchaser hereby (a) purchases and accepts the assignment, transfer and conveyance, to the extent that such are legally assignable and necessary consents to assignment have been obtained, of Seller’s right, title and interests in, under and to [the Purchased Contracts of Seller]; (b) assumes, undertakes and agrees, subject to valid claims and defenses, to pay, satisfy, perform or discharge in accordance with the terms thereof all obligations and liabilities of any kind arising out of, or required to be performed under, such assigned [Purchased Contracts of Seller] from and after the Closing; and (c) assumes, undertakes and agrees to pay, satisfy, perform or discharge in accordance with the terms thereof all of [the Assumed Liabilities of Seller] and all obligations and liabilities of any kind arising out of Purchaser’s assumption of [the Assumed Liabilities of Seller].

EXHIBIT B - 1

3.         Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

4.         Counterparts. This Agreement may be executed by the parties hereto in separate counterparts (including by facsimile or other electronic transmission), each of which when so executed and delivered shall be an original, and all of which together shall constitute one and the same instrument.

5.         Governing Law. This Agreement, the rights and obligations of the parties under this Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Agreement or the transactions contemplated by this Agreement (whether based upon contact, tort or any other theory), including all matters of construction, validity and performance, shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provision that would require the application of the Law of any other jurisdiction.

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EXHIBIT B - 2

                        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

[SELLER]

By:
Name:
Title:

[PURCHASER]

By:
Name:
Title:

EXHIBIT B - 3

EXHIBIT C

ESCROW AGREEMENT

This Escrow Agreement (this “Escrow Agreement”), dated as of this [___] day of [_________], 2008 is made and entered into by and among Global Wire Inc., a Delaware corporation (“Global”), International Wire Group, Inc., a Delaware corporation (“Purchaser”, and together with Global, individually, a “Party” and collectively, the “Parties”), and JPMorgan Chase Bank, N.A., as Escrow Agent (the “Escrow Agent”).

RECITALS

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of June 3, 2008 (the “Purchase Agreement”), among Global, Montgomery Wire Corporation, Wyre Wynd Corporation, Global Wire Ltd. and Negev Wire Trading Inc. (collectively, “Sellers”) and Purchaser, Purchaser (or its designated Affiliate or Affiliates) is purchasing the Purchased Assets and the Israeli Purchased Assets (each as defined in the Purchase Agreement) from Sellers;

WHEREAS, Section 3.2 of the Purchase Agreement provides that, at the closing of the transactions contemplated by the Purchase Agreement, Purchaser shall deliver to the Escrow Agent the Working Capital Adjustment Escrow Amount and the Indemnity Escrow Amount (each as defined below) (collectively, the “Escrow Funds”), to be held and disposed of by the Escrow Agent as provided herein;

WHEREAS, simultaneous with the execution of this Escrow Agreement, Purchaser and Sellers have consummated the closing of the transactions contemplated by the Purchase Agreement and Purchaser will deliver to the Escrow Agent the Escrow Funds; and

WHEREAS, Global and Purchaser wish to appoint the Escrow Agent to serve as the escrow agent hereunder, and the Escrow Agent is willing to do so upon the terms and conditions hereinafter set forth.

AGREEMENTS

NOW THEREFORE, in consideration of the execution of the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.         Capitalized Terms. Capitalized terms used but not otherwise defined in this Escrow Agreement shall have the meanings given such terms in the Purchase Agreement.

2.         Appointment of Escrow Agent. Global and Purchaser hereby appoint and designate the Escrow Agent to act as escrow agent under this Escrow Agreement. The Escrow Agent hereby agrees to act as escrow agent hereunder and to comply with all of the provisions of this Escrow Agreement.

EXHIBIT C - 1

3.	Deposit and Investment of Escrow Amounts.

(a)       Upon receipt, the Escrow Agent will accept delivery of $750,000 to be held, invested, and disbursed as provided in this Escrow Agreement (as such amount may change from time to time pursuant to this Escrow Agreement, whether as a result of distributions therefrom, earnings thereon, or otherwise, the “Working Capital Adjustment Escrow Amount”). The Working Capital Adjustment Escrow Amount shall be held by the Escrow Agent solely for the purpose of providing a source of payment for any payment due and payable by Sellers to Purchaser pursuant to Section 3.3(g) of the Purchase Agreement, plus the amount of any unpaid fees owed by Sellers pursuant to Section 3.3(e) of the Purchase Agreement, and be released in accordance with Section 3.3(h) of the Purchase Agreement.

(b)       Upon receipt, the Escrow Agent will accept delivery of $1,500,000 to be held, invested, and disbursed as provided in this Escrow Agreement (as such amount may change from time to time pursuant to this Escrow Agreement, whether as a result of distributions therefrom, earnings thereon, or otherwise, the “Indemnity Escrow Amount”). The Indemnity Escrow Amount shall be held solely for the purpose of providing a source of payment for any indemnification obligations due and payable by Sellers pursuant to Section 9.5 of the Purchase Agreement; provided, however, that to the extent the Working Capital Adjustment Escrow Amount is insufficient to satisfy any obligations of Sellers pursuant to Section 3.3 of the Purchase Agreement, the Indemnity Escrow Amount may be used to satisfy any such deficiency.

(c)       During the term of this Escrow Agreement, the Escrow Funds shall be invested in a JPMorgan Chase Bank, N.A. money market deposit account (“MMDA”) or a successor or similar investment offered by the Escrow Agent, unless otherwise instructed in writing by the Parties and as shall be acceptable to the Escrow Agent. The Escrow Agent will provide compensation on balances at a rate determined by the Escrow Agent from time to time. Written investment instructions, if any, shall specify the type and identity of the investments to be purchased and/or sold. If Global and Purchaser request that the Escrow Funds be invested in assets other than the MMDA, the Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. Except as otherwise provided on Annex A, the Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder including without limitation charging an agency fee in connection with each transaction. The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in escrow or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this Escrow Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of the Parties to give the Escrow Agent instructions to invest or reinvest the Escrow Funds. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Escrow Agreement.

(d)       Receipt, investment and reinvestment of the Escrow Funds shall be confirmed by the Escrow Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by the Parties to the Escrow Agent within thirty (30) calendar

EXHIBIT C - 2

days after receipt thereof. Failure to inform the Escrow Agent in writing of any discrepancies in any such account statement within said thirty (30) day period shall be deemed confirmation of such account statement in its entirety.

4.         Release of Working Capital Adjustment Escrow Amount. Within three (3) Business Days after either (a) the delivery to the Escrow Agent of written instructions executed by both Global and Purchaser, in substantially the form attached hereto as Exhibit A (an “Instruction Letter”), specifying the amount to be paid to each of Global and Purchaser pursuant to Section 3.3 of the Purchase Agreement, or (b) delivery to the Escrow Agent of a joint letter from Global and Purchaser of the report of the Expert setting forth the amounts to be paid to each of Global and Purchaser pursuant to Section 3.3 of the Purchase Agreement, the Escrow Agent shall distribute the Working Capital Adjustment Escrow Amount (and the Indemnity Escrow Amount, to the extent necessary in the event the Working Capital Adjustment Escrow Amount is insufficient for any amounts payable to Purchaser pursuant to Section 3.3 of the Purchase Agreement) as so specified.

5.	Release of Indemnity Escrow Amount.

(a)       On or before 5:00pm (Central Time) on [___________]1, 2009 (the “First Escrow Release Date”), Purchaser may deliver to the Escrow Agent (with a copy to Global) one or more written notices, substantially in the form attached hereto as Exhibit B (an “Unresolved Claims Letter”), setting forth an estimate of the aggregate dollar amount of any unresolved claims for indemnification asserted under the Purchase Agreement by any Purchaser Indemnified Parties at such date (each, a “First Aggregate Outstanding Claim” and collectively, the “First Aggregate Outstanding Claims”).

(b)       On the first Business Day immediately following the First Escrow Release Date, the Escrow Agent shall release and distribute from the Indemnity Escrow Amount to Global by wire transfer thereof to an account designated by Global, the excess, if any, of (i) $750,000 (the “Minimum Retained Escrow Amount”), less (ii) the aggregate dollar amount of any claims made pursuant to one or more Instruction Letters, executed by both Purchaser and Global and delivered to the Escrow Agent prior to the First Escrow Release Date, less (iii) the aggregate dollar amount of the First Aggregate Outstanding Claims. In the event and to the extent that, after the First Escrow Release Date and before the Final Escrow Release Date, any outstanding claim made by any Purchaser Indemnified Party for a Loss is resolved against such Purchaser Indemnified Party, the Escrow Agent shall distribute to Global the amount of the outstanding claim resolved against such Purchaser Indemnified Party; provided, however, that such distribution shall only be made to the extent that the remaining Indemnity Escrow Amount after such distribution would be equal to or greater than the sum of (i) the First Aggregate Outstanding Claims that remain outstanding and unresolved as of such date, plus (ii) the Minimum Retained Escrow Amount. In the event and to the extent that, after the First Escrow Release Date and before the Final Escrow Release Date, any outstanding claim made by any Purchaser Indemnified Party for a Loss is resolved in favor of such Purchaser Indemnified Party, such

_________________________

1  Date to be 9 months from the Closing Date.

EXHIBIT C - 3

Purchaser Indemnified Party shall be entitled to recover an amount equal to the amount of the outstanding claim resolved in favor of such Purchaser Indemnified Party.

(c)       On or before 5:00pm (Central Time) on [____________]2 (the “Final Escrow Release Date”), Purchaser may deliver to the Escrow Agent (with a copy to Global) one or more Unresolved Claims Letters, setting forth an estimate of the aggregate dollar amount of any unresolved claims for indemnification asserted under the Purchase Agreement by any Purchaser Indemnified Parties at such date (each, a “Final Aggregate Outstanding Claim” and collectively, the “Final Aggregate Outstanding Claims”). For the avoidance of doubt, the Final Aggregate Outstanding Claims shall include any First Aggregate Outstanding Claims that have not been resolved as of the Final Escrow Release Date.

(d)       On the first Business Day immediately following the Final Escrow Release Date, the Escrow Agent shall release and distribute from the Indemnity Escrow Amount to Global by wire transfer thereof to an account designated by Global, the excess, if any, of (i) the balance of the Indemnity Escrow Amount, less (ii) the aggregate dollar amount of any claims made pursuant to an Instruction Letter executed by both Purchaser and Global, which amount has not yet been released and distributed to Purchaser, less (iii) the aggregate dollar amount of the Final Aggregate Outstanding Claims. In the event and to the extent that, after the Final Escrow Release Date, any outstanding claim made by any Purchaser Indemnified Party for a Loss is resolved against such Purchaser Indemnified Party, the Escrow Agent shall distribute to Global an aggregate amount of the Final Retained Escrow Amount equal to the amount of the outstanding claim resolved against such Purchaser Indemnified Party; provided, however, that such distribution shall only be made to the extent that the amount of the Indemnity Escrow Amount remaining after such distribution would be sufficient to cover the amount of the Final Aggregate Outstanding Claims that are still unresolved at such time. In the event and to the extent that after the Final Escrow Release Date any outstanding claim made by any Purchaser Indemnified Party for a Loss is resolved in favor of such Purchaser Indemnified Party, the Escrow Agent shall release funds to such Purchaser Indemnified Party in accordance with Section 5(e) below.

(e)       In order to satisfy any claims asserted by any Purchaser Indemnified Party in accordance with the provisions of Section 9.2(a) of the Purchase Agreement, whether as a First Aggregate Outstanding Claim, a Final Aggregate Outstanding Claim, or otherwise, the Escrow Agent shall release and distribute funds from the Indemnity Escrow Amount to such Purchaser Indemnified Party by wire transfer thereof to the account designated by such party within three (3) Business Days of either (a) the delivery to the Escrow Agent of an Instruction Letter executed by both Global and Purchaser, specifying the amount to be paid to the Purchaser Indemnified Party (for its own account, or for the account of any other Purchaser Indemnified Party) as may be necessary to pay (i) any amounts required pursuant to Section 4 of this Escrow Agreement or (ii) any Losses for which any Purchaser Indemnified Party may be entitled to receive pursuant to Article IX of the Purchase Agreement or (b) the delivery to each of the Escrow Agent, Global and Purchaser of a copy of a Final Adjudication (as defined below) establishing a Purchaser Indemnified Party’s right to receive payment of all or part of the Indemnity Escrow Amount for

_________________________

2  Date to be 18 months from the Closing Date.

EXHIBIT C - 4

any Losses and the amount of such payment in favor of such Purchaser Indemnified Party, the Escrow Agent shall disburse funds out of the Indemnity Escrow Amount to the Purchaser Indemnified Party to the extent set forth therein. A “Final Adjudication” shall mean a judgment of a court of competent jurisdiction having the authority to determine the amount of, and liability with respect to, the determined item, which judgment is not subject to appeal, reconsideration or review. A Final Adjudication presented to the Escrow Agent must be accompanied by a legal opinion by counsel for the presenting Party that the order is final and nonappealable or that the time to file an appeal has expired.

(f)        Any portion of the Indemnity Escrow Amount held beyond the Final Escrow Release Date pursuant to Section 5(d) will continue to be held by the Escrow Agent available to satisfy any Final Aggregate Outstanding Claims, until such claims are satisfied and released in accordance with Section 5(e) above.

6.	Escrow Agent Duties/Resignation.

(a)       The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving written notice of such resignation to Purchaser and Global specifying a date not less than thirty (30) days following the date of such written notice when such resignation shall take effect. Upon such notice, a successor escrow agent shall be selected by Purchaser and Global, such successor escrow agent to become the Escrow Agent hereunder upon the resignation date specified in such written notice. The Escrow Agent shall continue to serve until its successor accepts appointment as escrow agent and receives the amounts held in escrow hereunder. If the Parties have failed to appoint a successor escrow agent prior to the expiration ofthirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Funds (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 5 hereunder. The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Escrow Agreement.

(b)       The Escrow Agent undertakes to perform only such duties as are specifically set forth herein and may conclusively rely and shall be protected in acting or refraining from acting on any written notice, instrument or signature believed by it to be genuine and to have been signed or presented by the proper party or parties duly authorized to do so. Notwithstanding anything to the contrary contained in this Escrow Agreement, where any action is specified to be taken by the Escrow Agent upon delivery by either Purchaser and Global (or both Purchaser and Global) of a notice, certificate or instructions to the Escrow Agent, the Escrow Agent shall not be obligated to take any action until the appropriate party (or parties) has (or have) acted by delivering the certificate, notice or instructions to the Escrow Agent (none of which shall be binding upon the Escrow Agent unless in writing) as to the action to be taken hereunder

EXHIBIT C - 5

indicating in writing that a copy of such certificate, notice or instructions has been delivered to the other party. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement, instrument or document between the Parties (other than (i) the definitions of capitalized terms that are defined in the Purchase Agreement and not otherwise defined herein and (ii) to the extent specific reference is made in this Escrow Agreement to particular provisions of the Purchase Agreement).

(c)       The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either Party. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Partieswhich eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same, except that the Escrow Agent may be made a party as a stakeholder if the dispute relates to the construction of this Escrow Agreement or might result in a direction to the Escrow Agent to take or refrain from taking action under this Agreement. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall not be liable for any action taken or omitted to be taken by it in good faith and believed by it to be authorized hereby or within the rights or powers conferred upon it hereunder, nor for any action taken or omitted to be taken by it in good faith and in accordance with advice of counsel (which counsel may be of the Escrow Agent’s own choosing), and shall not be liable for any mistakes of fact or error of judgment or for any acts or omissions of any kind unless caused by its own willful misconduct or gross negligence.

(d)       The Parties shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, managers, attorneys, accountants, experts, agents and employees (the “indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including, without limitation, the reasonable fees and expenses of outside counsel and experts and all expense of document location, duplication and shipment) (collectively “Costs”) arising out of or in connection with (a) the Escrow Agent's execution and performance of this Escrow Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Escrow Agreement, or as may arise by reason of any act, omission or error of the indemnitee, except in the case of any indemnitee to the extent that such Costs are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of such indemnitee, or (b) its following any instructions or other directions, whether joint or singular, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The Parties hereto acknowledge that the

EXHIBIT C - 6

foregoing indemnities shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Escrow Agreement. The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Escrow Funds for the payment of any claim for indemnification, expenses and amounts due hereunder.In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Escrow Funds for its own account or for the account of an indemnitee any amounts due to the Escrow Agent or to an indemnitee under this Section 6. The obligations contained in this Section 6 shall survive the termination of this Escrow Agreement and the resignation, replacement or removal of the Escrow Agent.

7.	Miscellaneous.

(a)       This Escrow Agreement shall be deemed to be made under the laws of the State of New York without giving effect to the conflict of laws rules thereof, and for all purposes shall be construed in accordance with said laws. Each Party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York. The Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement.

(b)       This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

(c)       This Escrow Agreement may be executed in several counterparts (including by facsimile) each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

(d)       Paragraph headings contained in this Escrow Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Escrow Agreement.

(e)       Any notice or other communication provided for by this Agreement must be in writing, and sent by facsimile transmission (receipt confirmed), delivered in person, mailed by first class registered or certified mail, postage prepaid, or sent by Federal Express or other overnight courier of national reputation, addressed as follows:

If to Purchaser:

International Wire Group, Inc.

12 Masonic Ave.

Camden, New York 13316

Fax: (315) 245-3124

Attention: Rodney D. Kent

EXHIBIT C - 7

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Facsimile: (214) 746-7777

Attention: R. Scott Cohen

If to Global, to:

c/o Celesco Transducer Products, Inc.

20630 Plummer Street

Chatsworth, California 91311

Facsimile: (818) 701-2721

Attention: Michael Katz

with a copy (which shall not constitute notice) to:

Offer Avnon Offer & Co.

113 Hayarkon St.

Tel-Aviv-Israel

Facsimile: +972-3-5 27 22 72

Attention: Adv. Dan Offer or Adv. Merav Oren Offer

If to the Escrow Agent, to:

JPMorgan Chase Bank, N.A.

712 Main Street 5th Floor South

Houston, Texas 77002

Attention: Regan J. Hall

Fax: (713) 216-6927

or to such other address with respect to a party as such party notifies the other party in writing as above provided. Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to this Section 7(e), such communications shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate so long as the communication is actually received by the Parties. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

(f)        This Escrow Agreement may be modified only by a written amendment signed by the Escrow Agent, Purchaser and Global, and no waiver of any provision hereof shall be effective unless expressed in writing and signed by the party to be charged.

EXHIBIT C - 8

(g)       The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy shall not preclude or inhibit the subsequent exercise of such right or remedy.

(h)       This Escrow Agreement shall terminate after the disposition of all of the funds deposited hereunder in accordance with the terms of this Escrow Agreement.

(i)        This Escrow Agreement and the Purchase Agreement constitute the entire agreement between the Parties as to the escrow transactions contemplated hereby and thereby and supersede all prior discussions, understandings or agreements. This Escrow Agreement constitutes the entire agreement for the Escrow Agent as to the escrow transactions contemplated hereby and supersedes all prior discussions, understandings or agreements.

(j)        The Parties agree, with fifty percent being borne by Purchaser and the other fifty percent being borne by Global, to (i) pay the Escrow Agent upon execution of this Escrow Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing shall be as described in Annex A attached hereto, and (ii) pay or reimburse the Escrow Agent upon request for all reasonable expenses, disbursements and advances incurred in connection with this Escrow Agreement. The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Escrow Funds for the payment of any claim for compensation, expenses and amounts due hereunder. In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Working Capital Adjustment Escrow Amount or Indemnity Escrow Amount for its own account any amounts due to the Escrow Agent under this Section 7. The obligations contained in this Section 7 shall survive the termination of this Escrow Agreement and the resignation, replacement or removal of the Escrow Agent. Notwithstanding the rights of the Escrow Agent under this Section 7(j), Purchaser and Global, as the case may be, shall reimburse the other Party if such Party has paid more than its share of any expense governed by this Escrow Agreement either directly or because of exercise of the Escrow Agent's rights under this Section 7(j).

(k)       This Escrow Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns; provided, however, that (i) Global may assign this Agreement and any or all rights or obligations hereunder after twelve (12) months from the date of Closing to any Affiliate of Global so long as such Affiliate has a net worth (determined at fair value) equal to or in excess of $10,000,000 and (ii) Purchaser may assign this Agreement and any or all rights or obligations hereunder to any Affiliate of Purchaser, any Person from which it has borrowed money or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the assets relating to the Business; provided further, however, that (A) nothing contained in this Section 7(k) shall affect the rights of the Escrow Agent to resign pursuant to Section 6(a) and (B) the Escrow Agent shall in no way be responsible for any determination as to the validity of any assignment by the Parties pursuant to this Section 7(k), including the determination of such twelve (12) month period or the determination of any party’s net worth.

EXHIBIT C - 9

(l)        Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(m)      Purchaser and Global shall, at such time or times as any funds are required to be disbursed from the Escrow Funds pursuant to the Purchase Agreement or this Escrow Agreement, execute and deliver to the Escrow Agent such written instructions as may be required pursuant to this Escrow Agreement to cause the release of such funds.

(n)       The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. The Parties each represent that its correct TIN assigned by the IRS, or any other taxing authority, is set forth in the delivered forms.

(o)       Purchaser and Global each hereby agree that, for income tax purposes, Global shall be treated as owning all the escrow funds reflected both in the Working Capital Adjustment Escrow Amount and the Indemnity Escrow Amount, and any income earned on such escrow funds shall be taxable to or through Global and not to Purchaser. Global and Purchaser shall, concurrently with the execution hereof, provide the Escrow Agent with a signed Form W-9 or W-8 (setting forth Global’s tax identification number). The Escrow Agent shall have the right to report such earnings to any relevant Taxing Authority, and shall be entitled to withhold any Taxes it deems appropriate on any distributions or any earnings and to remit such amounts to the appropriate Taxing Authorities as required by Law. Any tax returns other than IRS Form 1099 or 1042S (or other appropriate form) required to be filed will be prepared and filed by Global with the IRS and any other taxing authority as required by law, including but not limited to any applicable reporting or withholding pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”). Global acknowledges and agrees that the Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return or any applicable FIRPTA reporting or withholding with respect to the Escrow Funds or any income earned by the Escrow Funds.

(p)       In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by facsimile or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Annex B hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. Each funds transfer instruction shall be executed by an authorized signatory, a list of such authorized signatories is set forth on Annex B. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account

EXHIBIT C - 10

numbers or similar identifying numbers provided by Parties to identify (a) the beneficiary, (b) the beneficiary's bank, or (c) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank designated. The Parties acknowledge that repetitive funds transfer instructions may be given to the Escrow Agent for one or more beneficiaries where only the date of the requested transfer, the amount of funds to be transferred, and/or the description of the payment shall change within the repetitive instructions (“Standing Settlement Instructions”). Accordingly, the Parties shall deliver to Escrow Agent such specific Standing Settlement Instructions only for each respective beneficiary by facsimile or other written instruction. The Escrow Agent may rely solely upon such Standing Settlement Instructions and all identifying information set forth therein for each beneficiary. The Escrow Agent and the Parties agree that such Standing Settlement Instructions shall be effective as the funds transfer instructions of Global and Purchaser, without requiring a verifying callback, whether or not authorized, if such Standing Settlement Instructions are consistent with previously authenticated Standing Settlement Instructions for that beneficiary. The Parties acknowledge that these security procedures are commercially reasonable.

(q)       In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

(r)        No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. If any provision of this Escrow Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Except as expressly provided in Section 5 above, nothing in this Escrow Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Escrow Agreement or any funds escrowed hereunder.

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EXHIBIT C - 11

IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be duly executed as of the day and year first above written.

INTERNATIONAL WIRE GROUP, INC.

By:
Name:
Title:

GLOBAL WIRE INC.

By:
Name:
Title:

[SIGNATURE PAGE TO ESCROW AGREEMENT]

EXHIBIT C - 12

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

[SIGNATURE PAGE TO ESCROW AGREEMENT]

EXHIBIT C - 13

Exhibit A

Instruction Letter

Pursuant to that certain Escrow Agreement, dated as of [____________], 2008 (the “Escrow Agreement”), by and among Global Wire Inc., a Delaware corporation, International Wire Group, Inc., a Delaware corporation, and JPMorgan Chase Bank, N.A., as the Escrow Agent, the undersigned hereby instruct and direct the Escrow Agent to release funds from the _______________________Escrow Amount or a portion thereof on the date and in the manner and amount set forth below. Capitalized terms used but not defined in this Instruction Letter shall have the meanings ascribed to such terms in the Escrow Agreement.

Release Date: ____________ ___, 200__

Total Release Amount to _______________: $______________.___

Claim Resolved:

Amount of Claim in the Initial Unresolved Claims Letter, if any: __________________

Instructions:

IN WITNESS WHEREOF, the undersigned has caused this Instruction Letter to be executed by its duly authorized officer, as of this ___ day of _____________, 200__.

PURCHASER:

INTERNATIONAL WIRE GROUP, INC.

By:
Name:
Title:

GLOBAL:

GLOBAL WIRE INC.

By:
Name:
Title:

EXHIBIT C - 14

Exhibit B

Unresolved Claims Letter

Pursuant to that certain Escrow Agreement, dated as of [________], 2008 (the “Escrow Agreement”), by and among Global Wire Inc., a Delaware corporation, International Wire Group, Inc., a Delaware corporation, and JPMorgan Chase Bank, N.A., as the Escrow Agent, the undersigned hereby directs the Escrow Agent to retain (in the Indemnity Escrow Amount) the amount set forth below from the portion of the Indemnity Escrow Amount to be released on the ______________ Escrow Release Date (and, if applicable, any subsequent releases), so that such retained funds may be available to satisfy, if necessary, the First Aggregate Outstanding Claim(s) or Final Aggregate Outstanding Claim(s) set forth below. Capitalized terms used but not defined in this Unresolved Claims Letter shall have the meanings ascribed to such terms in the Escrow Agreement.

Date: ____________ ___, 200__

Unresolved Claim(s) Amount: $______________.___

Nature of Unresolved Claim(s):

IN WITNESS WHEREOF, the undersigned has caused this Unresolved Claims Letter to be executed by its duly authorized officer, as of this ___ day of _____________, 200__.

PURCHASER:

INTERNATIONAL WIRE GROUP, INC.

By:
Name:
Title:

EXHIBIT C - 15

EXHIBIT D

SUPPLY AGREEMENT

This Supply Agreement (the “Agreement”) is entered into as of [_______], 2008, by and between [________________] (“IWG”) and Negev Wire Trading Inc. (“NWT”), pursuant to which NWT agrees to sell, and IWG agrees to purchase, at the prices and in the amounts set forth herein, the Products (as defined herein). More specifically, IWG and NWT hereby agree as follows:

1.

Scope. Pursuant to the terms of this Agreement, NWT agrees to provide IWG the products previously provided to Global Wire Inc., a Delaware corporation, including those products set forth on Schedule 1 hereto (collectively, the “Products”) in the following quantities:

A.	500,000 pounds under a first purchase order submitted to NWT on the date hereof; and
B.	Either 500,000 pounds or 250,000 pounds (and no other quantity) under a second purchase order to be submitted to NWT not later than 30 days from the date hereof.
2.

Pricing. NWT agrees to supply the Products at a purchase price equal to the sum of (i) the price of copper at the COMEX month average first position month of arrival (NWT shall send a provisional invoice at the COMEX average at the month prior to the sailing month and the final payment shall be adjusted by credit or debit from the provisional invoice to the final invoice), plus (ii) a copper rod premium of $0.20 per pound, plus (iii) the current adder amount set forth in Schedule 1 (which shall be the average adder amount for the applicable product), plus (iv) a tin surcharge calculated in accordance with the formula set forth in Schedule 2, minus (v) an amount equal to the percentage set forth on Schedule 3 multiplied by the adder amount set forth in clause (iii) above. All payments to be made hereunder shall be in U.S. Dollars.

All prices described in Section 2 above are FOB port of Boston, Massachusetts or New York, New York

3.

Delivery. Each purchase order shall be supplied in batches at NWT’s discretion, provided that the last batch of each purchase order shall leave the Israeli factory not later than 30 days from the date of receipt by NWT of the respective purchase order.

4.

Payment Terms. Payments for each batch of Product ordered shall be due and payable by IWG to NWT in full sixty (60) days from the date on which the respective batch of Product will be placed on board of vessel on rout to one of the ports listed in Section 2 above.

5.	Quality. NWT warrants that all Products shall meet IWG’s specifications and be free from defects.

EXHIBIT D - 1

6.

Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing executed by both IWG and NWT.

7.

Applicable Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to any conflict of laws provision that would require the application of the law of any other jurisdiction.

8.

Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by IWG or NWT (by operation of law or otherwise) without the prior written consent of the other party, and any attempted assignment without the required consents shall be void.

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EXHIBIT D - 2

IN WITNESS WHEREOF, the parties hereto have caused this Supply Agreement to be executed by their respective duly authorized officers, as of the date first written above.

NEGEV WIRE TRADING INC.

By: ________________________________

Name:______________________________

Title:_______________________________

[___________________________________]

By: ________________________________

Name:______________________________

Title:_______________________________

EXHIBIT D-3

EXHIBIT E

AGENCY AGREEMENT

This Agency Agreement (the “Agreement”) is entered into as of [_______], 2008, by and between [________________] (“IWG”) and Negev Wire Trading Inc. (“NWT”), pursuant to which NWT is appointing IWG as the exclusive sales agent to solicit sales, on a commission basis as provided below, of all of NWT’s Inventory (as defined below). More specifically, IWG and NWT hereby agree as follows:

1.

Consignment. The inventory listed on Schedule 1 hereto (the “Inventory”) shall be consigned to IWG on the date hereof and shall remain in the physical possession of IWG until its delivery to customers in accordance with this Agreement; provided, however, title to the Inventory shall remain with NWT until the Inventory is so delivered. IWG shall not be responsible for any loss or damage to the Inventory; provided, however, IWG agrees to insure the Inventory and to remit to NWT any insurance proceeds received by IWG in respect of any loss or damage to the Inventory and, in the event the insurance company will not pay the insured amount or any part thereof due to an act or omission by IWG, IWG shall be responsible to pay NWT the amount (or unpaid portion of the amount) of such loss or damage.

2.

Exclusive Sales Agent. NWT hereby appoints IWG as its exclusive sales agent during the Term (as defined below) to market and solicit sales of the Inventory, either directly or through an affiliate. The selling prices of the Inventory shall be those listed on Schedule 2 and any discount thereto must be approved by NWT in writing in advance of offering such discount to the potential client.

IWG shall on the last day of each calendar month during the Term provide NWT with a selling report in which it shall set out the type and quantities of product sold, the amount of consideration due from each customer, and the amount paid on account of each sale.

3.

Sales Commission. NWT will pay IWG in its capacity as agent for NWT a sales commission equal to the percentage set forth on Schedule 3 of the Adder Value for any Inventory sold during the Term with respect to which payment is actually collected by IWG (“Sale Commission”). “Adder Value” means the sales price set forth on Schedule 2 for any Inventory sold hereunder less the applicable selling price of copper (including any rod premiums) less any applicable tin surcharge. All sales commissions shall be paid in U.S. Dollars.

4.

Time of payment. IWG promptly upon receiving payment from purchasing customers shall withdraw from said payment its Sale Commission and the balance amount shall be wired in immediate funds to the following NWT bank account: [_____________________].

5.

Tolled Copper. To the extent that IWG receives tolled copper from a customer in connection with any sale of Inventory, IWG shall pay to NWT the sum of (i) the price of copper at the current month’s COMEX average, plus (ii) a copper rod premium of $0.1405 per pound of such tolled copper. For purposes of the foregoing sentence, “current month” shall mean the month of shipment.

EXHIBIT E - 1

6.

Invoices. IWG will be responsible for sending invoices to and collecting all accounts receivable from customers pursuant to any sales of Inventory made hereunder. NWT will be responsible for all defects in the Inventory and product warranties and product liabilities claims.

7.

Product Returns. If IWG receives a return, or a customer notifies IWG of a product warranty or product liability claim, related to the Inventory, IWG shall notify NWT of such return or claim, and IWG shall determine in good faith (and in consultation with NWT) whether to credit such customer’s account for such return or claim or to take some other action to cure customer’s complaint. IWG agrees to in good faith determine the validity of each customer’s claim and use its commercially reasonable efforts to re-use any returns. In the event that IWG credits the customer’s account for such return or claim, IWG shall be entitled to deduct from any receivable collected thereafter by IWG (or, if a sufficient amount of receivables are not collected thereafter, payment shall be made directly from NWT) the amount paid by the specific customer for the specific product less the amount received, or that can be received at such time, for the scrap metal value of the product. The returned product shall be the asset of IWG.

8.

Product Liability Insurance. Throughout the Term of this Agreement and for a period of three (3) months thereafter, NWT will maintain in effect product liability insurance substantially similar in coverage and amount as that maintained by NWT and Global immediately prior to the date hereof and which (i) provides for coverage with respect to all Inventory, with no deductible; (ii) names IWG as an additional insured; and (iii) contains a policy endorsement providing that such policy cannot be cancelled or modified in any material aspect without thirty (30) days prior written notice to IWG. NWT will provide IWG with a certificate of insurance as soon as reasonably practicable after the date hereof.

9.

Term. The term of this Agreement will be for the one hundred twenty (120) day period commencing on the date hereof, or such longer period as may be agreed to in writing by the parties (the “Term”). At the expiration of the Term, IWG shall have any unsold Inventory returned to its Jewett City, Connecticut facility (at NWT’s sole cost and expense) and NWT shall take possession (or, at NWT’s sole cost and expense, provide instructions for disposition) of such Inventory no later than ninety (90) days after the expiration of the Term. Any termination of this Agreement shall not affect (i) the obligations of NWT under Paragraph 8, which shall survive for the three (3) month period provided therein, or (ii) the obligations of the parties with respect to product warranties and product liabilities pursuant to Paragraph 7.

10.

Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing executed by both IWG and NWT.

11.

Applicable Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to any conflict of laws provision that would require the application of the law of any other jurisdiction.

EXHIBIT E - 2

12.

Relationship of the Parties. IWG and NWT hereby acknowledge and agree that each party is an independent contractor, solely responsible for the conduct of its business and the performance of its covenants, duties and obligations contained in this Agreement. Nothing contained in this Agreement shall be construed or interpreted as creating any other relationship between IWG or NWT, including, but not limited to, employer/employee, master/servant, principal/agent, partner or joint venturer.

13.

Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by IWG or NWT (by operation of law or otherwise) without the prior written consent of the other party, and any attempted assignment without the required consents shall be void.

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EXHIBIT E - 3

IN WITNESS WHEREOF, the parties hereto have caused this Agency Agreement to be executed by their respective duly authorized officers, as of the date first written above.

NEGEV WIRE TRADING INC.

By: _________________________________

Name:_______________________________

Title:________________________________

[___________________________________]

By: _________________________________

Name:_______________________________

Title:________________________________

EXHIBIT E - 4

EXHIBIT F

LEASE

1.         Parties. This Lease, dated as of June ____, 2008 (this “Lease”), is made by and between [_____________________], a [_________________] (“Lessee”), and Negev Wire Trading Inc., a Delaware corporation (“Lessor”).

2.         Grant; Covenant of Quiet Enjoyment. Lessor, for and in consideration of the payment of the Rent (as hereinafter defined) and the performance of the covenants hereinafter set forth to be kept and performed by Lessee, does hereby lease the Premises to Lessee. Lessor represents and warrants that Lessor has good and marketable title to the land and improvements thereon together with the fixtures and building systems and all other rights and privileges collectively constituting the Premises. Lessor hereby covenants to and with Lessee that Lessee shall have the peaceable possession and quiet enjoyment of the Premises without let or hindrance of any person or persons claiming possession therein. Lessor represents to Lessee that Lessor has full power and authority to enter into and make this Lease without the joinder or consent or waiver of any person. Lessor represents to Lessee there are no property management contracts, service agreements, equipment, supply, maintenance or construction or similar agreements with respect to the Premises which would be binding on Lessee. Lessor agrees to allow Lessee to enforce warranties applicable to any improvements and/or fixtures at the Premises or if Lessee may not enforce such warranties, to enforce the same for the benefit of and at the request of Lessee, at Lessee’s cost.

3.         Premises. Lessor hereby leases to Lessee (and Lessee leases from Lessor) for the term, at the rental, and upon all of the conditions set forth herein, that certain real property having a street address of 77 Anthony Street, Jewett City, Connecticut, and which is more particularly described on the Exhibit A attached hereto and incorporated herein. Said real property, including the land and all improvements and fixtures and building equipment thereon, is herein called the “Premises.” In addition, Lessee shall have full right of use of all easements, rights-of-way, tenements, appurtenances, hereditaments, rights and privileges appurtenant to the Premises or any portion thereof.

4.	Term.

4.1       Term. The term of this Lease shall commence on the date of closing (the “Closing Date”) of the purchase transaction contemplated under the Purchase Agreement (as defined below) and terminate at the end of the month of the eighteenth month after the date hereof (the “Initial Term”). The “Purchase Agreement” means that certain Asset Purchase Agreement, dated as of June 3, 2008, by and among International Wire Group, Inc. a Delaware Corporation as Purchaser thereunder (“Purchaser”), and Global Wire Inc., a Delaware corporation, Montgomery Wire Corporation, a Delaware corporation, and Wyre Wynd Corporation, a Delaware corporation, Lessor and Global Wire Ltd., an Israeli corporation, unless sooner terminated pursuant to any provision hereof. This Lease shall commence on such Closing Date without further action required of the parties hereto; provided, however, that this Lease shall not commence unless the Closing (as defined in the Purchase Agreement) occurs. In the event the Purchase Agreement is terminated without closing of the purchase contemplated thereunder, this Lease shall automatically terminate contemporaneously therewith with no liability of either party to the other hereunder.

EXHIBIT F - 1

4.2       Extension Term. At any time during the last three months of the Initial Term, Lessee may elect to renew this Lease for a period of six (6) months from the end of the Initial Term (the “Extension Term”, and together with the Initial Term, the “Term”).

4.3       Termination Option. Notwithstanding anything herein to the contrary, Lessee shall, at any time during the Term hereof, upon at least thirty (30) days prior written notice to Lessor, have the option to terminate this Lease at its sole discretion without any payment or penalty.

5.	Rent.

5.1       Rent. During the Initial Term, Lessee hereby covenants and agrees to pay basic rent of $1 (the “Initial Rent”). During the Extension Term, Lessee hereby covenants and agrees to pay (x) in the case where the investigations required under the Connecticut Property Transfer Act (as defined in the Purchase Agreement) (the “Completed Investigation”) and documentation of the Completed Investigation was delivered to Lessee prior to the 15th month anniversary of the Closing Date (as defined in the Purchase Agreement), basic rent of $100,000 for the Extension Term or (y) in all other cases, $1 for the Extension Term (such amount of rent, if applicable, the “Extension Rent”, and together with the Initial Rent, the “Rent”).

5.2       Time and Place of Payment. Rent payments shall be made to Lessor at such address provided to Lessee in advance in writing by Lessor, provided that any such address shall be within the continental United States.

5.3       Additional Rent. In addition to the Rent reserved by Section 5.1, Lessee shall pay to Lessor other charges, costs and expenses, if any, payable to Lessor which may become due under this Lease during the term hereof. All of such charges, costs and expenses shall constitute “Additional Rent”.

6.	Use/Compliance With Law/Condition of the Premises.

6.1       Use. Lessee shall use and occupy the Premises for any lawful purpose, subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use of the Premises; provided, however, Lessee shall not undertake any change in use or other act or omission that unreasonably increases (or otherwise increases in a manner contrary to the terms of the Purchase Agreement as if the Lessee were the Purchaser) the obligations of Lessor, Global Wire Inc., or any other affiliated entity under the Purchase Agreement related to or arising under Environmental Laws, Environmental Permits, Sellers’ Environmental Obligations (as those terms are defined in the Purchase Agreement).

6.2       Compliance with Law. Lessee shall fully comply with all Laws, Environmental Laws and Environmental Permits (as those terms are defined in the Purchase Agreement); provided, however, that the Lessor and Lessee agree that the Environmental Costs and Liabilities (as defined in the Purchase Agreement) shall be allocated as provided for in the Purchase Agreement.

6.3       Condition of Premises. Lessee accepts the Premises at their as is physical condition without any representations, warranties or indemnities made by Lessor as to their

EXHIBIT F - 2

physical condition except as set forth in the Purchase Agreement and this Lease. Lessor represents to Lessee that zoning for the Premises as of the date hereof permits the use of the Premises as a manufacturing facility with associated office, warehouse, storage, parking, and other related uses and that the Premises has been used as such a facility immediately prior to the date of this Lease and is suitable for the conduct of Lessee’s business as such a facility in accordance with operations at the Premises as of the Closing Date. Lessor represents and warrants that the Premises, including all buildings, structures, parking lots, drives, sidewalks and other improvements located thereon, is in material compliance with all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use of the Premises. In the event any of Lessor’s representations contained in this paragraph are untrue, Lessor shall notify Lessee thereof. If Lessor corrects any violations, Lessor shall schedule and perform such work in such a way as to minimize interference with Lessee’s operations.

7.	Maintenance, Repairs and Alterations.

7.1       Obligations Generally. Lessor and Lessee shall comply or ensure compliance with the obligations of Sellers and Purchaser, respectively, under the Purchase Agreement.

7.2       Lessee’s Obligations. Lessee shall not commit or allow to be committed any waste to any portion of the Premises, and at the termination of this Lease, by lapse of time or otherwise, Lessee shall deliver up the Premises to Lessor in as good condition as existed on the Closing Date, ordinary wear and tear and casualty (as far as it shall be remedied in accordance with the provisions set out in this Lease) excepted. Lessee shall, during the Term, maintain the Premises as Lessee deems necessary or suitable for Lessee’s use of the Premises, provided, however, that Lessee shall not allow any condition to develop which is required under applicable Laws to be corrected and provided that it shall observe reasonable maintenance practices. Maintenance of the Premises includes repairs and/or replacements to structural and non-structural improvements, exterior walls, interior walls, floors, foundations, plumbing and utility lines below the slab, heating, air conditioning and ventilation systems, boiler systems, sidewalks, driveways, parking lots, fences, windows, gutters, carpets and paint. Lessee may paint and re-carpet (or replace with other common surfacing) the exterior and/or interior, as applicable, of buildings as Lessee deems necessary or suitable for Lessee’s use of the Premises. Lessee shall provide for cleaning of the interiors of the buildings located at the Premises as deemed necessary or suitable by Lessee for Lessee’s use of the Premises, and Lessee shall have, or shall pay to have, landscaping at the Premises maintained. Such landscaping may be maintained as deemed necessary or suitable by Lessee, provided, however, that Lessee shall maintain such landscaping in a manner that is at least sufficient to avoid any citation by the municipality in which the Premises is located but in any event not substantially less than the manner maintained at the date hereof.

7.3       Surrender. On the last day of the Term hereof, or upon any sooner termination in accordance with the terms of this Lease, Lessee shall surrender the Premises to Lessor in the same or substantially similar condition as when received, broom clean, ordinary wear and tear and casualty (as far as it shall be remedied in accordance with the provisions setout in this Lease) excepted. Such standard shall apply regardless of the standard maintained by Lessee under Section 7.2 above, except that Lessee shall never be required to perform capital

EXHIBIT F - 3

expenditures to correct natural obsolescence, ordinary wear and tear, or aging of any improvements or building systems, structures or fixtures on the Premises. Lessee shall repair any damage to the Premises occasioned by the removal of Lessee’s trade fixtures, furnishings and equipment pursuant to Section 7.4(c), which repair shall include the patching and filling of holes and repair of structural damage.

7.4	Alterations and Additions.

(a)       Lessee may, without Lessor’s prior written consent, make any alterations, improvements, additions, or installations in, on, or about the Premises that are non-structural alterations that do not pierce the roof membrane or floor plate of any permanent, non-moveable or modular structure. Lessee shall not make any structural alterations that pierce the roof membrane or floor plate without obtaining Lessor’s prior written consent, which consent shall not be unreasonably conditioned, withheld or delayed; provided, however, that Lessor may require Lessee to provide copies of proposed plans and specifications for such alterations for review.

(b)       Lessee shall pay before delinquent all claims for labor or materials furnished or alleged to have been furnished to or for Lessee at or for use in the Premises; provided, however, that Lessee shall have the right to contest any such claim as permitted by law, and provided that such contest is being pursued by Lessee, Lessee shall not be required to pay any such claim unless and until a final judgment has been rendered regarding such claim. Lessor agrees not to pay any claim which is being legally contested by Lessee. Lessee shall give Lessor not less than thirty (30) days written notice prior to the commencement of any such work in the Premises, and Lessor shall have the right to post notices of non-responsibility in or on the Premises at its sole discretion.

(c)       All alterations, improvements, additions and installations affixed to the real estate, but not including trade fixtures of Lessee (including utility installations, whether or not such utility installations would constitute trade fixtures of Lessee), which are made on the Premises by Lessee shall become the property of Lessor and remain upon and be surrendered with the Premises at the expiration of the Term. Notwithstanding the provisions of this Section 7.4(c), Lessee’s machinery and equipment and trade fixtures, other than that which is affixed to the Premises so that it cannot be removed without material damage to the roof membrane or floor plate of the Premises (if any), shall remain the property of Lessee and may be removed by Lessee subject to the provisions of Section 7.3.

7.5       Lessee’s Damage to the Premises. Lessee at its sole cost and expense shall repair and restore any damage to the Premises caused by Lessee or its employees, agents or contractors, or visitors, but not including any damage due to ordinary wear and tear, and if Lessee fails to perform Lessee’s repair and restoration obligations under this Section 7.5 within sixty (60) days after written notice thereof (except in the event such failure poses an emergency or danger to persons or property, in which event reasonable notice under the circumstances, including no notice, may be given), Lessor may at its option, but is not obligated to, make such repairs as are needed in Lessor’s reasonable opinion to return the Premises to the condition that existed prior to such damage, and the reasonable cost thereof shall be due and payable by Lessee to Lessor within thirty (30) days after Lessee’s receipt of an invoice therefor from Lessor;

EXHIBIT F - 4

provided, however, in no event shall Lessee be obligated to pay any amounts in excess of the amount of insurance proceeds recovered in connection with such damage, other than in circumstances where the insurance company will not pay the insured amount or any part thereof due to Lessee act or omission, in which event the Lessee shall be responsible to pay the Lessor the amount of said loss or damage.

7.6       Repair of Casualty. If the Premises, or any portion thereof are damaged or destroyed by any casualty, Lessee will repair such damage and replace and restore the Premises as necessary, unless Lessee exercises its right of termination as provided in this Section 7.6, to a condition not less than that of the Premises on the Closing Date, at Lessee’s cost. Rent shall be proportionately abated for the duration any portion of the Premises remains unusable in Lessee’s reasonable opinion for the operation of Lessee’s business. Notwithstanding any of the foregoing, Lessee shall have the right to terminate this Lease by giving written notice thereof to Lessor not less than thirty (30) days following the date of such casualty, and such termination shall be effective as of the date of the casualty if such insurance proceeds are paid to Lessor and Lessee shall have paid rent through the date of the casualty. The obligations of Lessee under this Section 7.6 and any other obligations of Lessee due and payable or performable by Lessee before the effective date of such termination shall survive any such termination of the Lease.

8.	Insurance; Indemnity.

8.1       Liability Insurance. Lessee shall obtain and keep in force during the term of this Lease a policy of comprehensive public liability insurance insuring against any liability arising out of Lessee’s use or occupancy of the Premises. Such insurance shall be in an amount of (i) not less than $1,000,000 for injury to or death of one person in any one accident or occurrence and (ii) not less than $2,000,000 for injury to or death of more than one person in any one accident or occurrence, and (iii) not less than $1,000,000 for property damage. All such liability insurance required to be maintained by Lessee shall name Lessor as an additional insured thereunder.

8.2       Property Insurance. Lessee shall obtain and keep in force during the term of this Lease a policy or policies of insurance covering loss or damage to the Premises, for the full replacement value of the improvements in their present condition currently located at the Premises, providing protection for fire and extended coverage. If Lessee shall fail to procure and maintain said insurance, Lessor may, but shall not be required to, procure and maintain the same, but at the expense of Lessee. Lessee shall, at Lessee’s election, be responsible for obtaining a policy of insurance covering loss or damage to Lessee’s personal property, trade fixtures and equipment located at the Premises. All such property insurance required to be maintained by Lessee with respect to the Premises shall name Lessor as additional payee thereunder. Provided that the insurance company paid in full the full insured amounts required under this Section 8.2, all of Lessee’s obligations under this Lease, other than under Section 7.5 (except to the extent covered by such insurance proceeds) to repair, restore or rebuild the improvements located at the Premises, will be limited to the insurance proceeds for such repair, restoration or rebuilding.

8.3       Insurance Policies. Insurance required hereunder (other than for coverage of Lessee’s personal property) shall be issued by companies rated “B” or better in “Best’s Insurance Guide.” Lessee shall deliver to Lessor copies of policies of such insurance or

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certificates evidencing the existence and amounts of such insurance. No such policy shall be cancelable or subject to reduction of coverage or other material modification except after ten (10) days prior written notice to Lessor. Lessee shall, within ten (10) days prior to the expiration of such policies, furnish Lessor with renewals or “binders” thereof, or Lessor may, but shall not be required to, obtain such insurance and charge the cost thereof to Lessee as Additional Rent.

8.4       Waiver. Lessee and Lessor each hereby waive any and all rights of recovery against the other, or against the officers, employees, agents and representatives of the other, for loss of or damage to such waiving party or its property or the property of others under its control to the extent that such loss or damage is successfully insured against under any insurance policy in force at the time of such loss or damage. 1

9.         Real Property Taxes. Lessee shall pay before delinquency all real property taxes assessed on the Premises for any period during the Term of this Lease. Lessor shall deliver tax statements as to the Premises to Lessee promptly upon receipt thereof. Lessee may contest any assessment at its sole cost and expense, provided, however that Lessee shall pay any amounts due and owing as required by applicable Law before delinquency whether during such contest or upon final adjudication thereof. As used herein, the term “real property taxes” shall include any form of assessment, levy, penalty, or tax (other than inheritance or estate taxes) imposed by any authority having the direct or indirect power to tax (including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement district thereof) the interest of Lessor in the Premises, but shall never include any state or federal income tax or tax on rents, and shall not include any “roll back taxes” related to any period prior to the Closing Date. Lessor shall pay all such taxes and assessments and “roll back taxes” related to any period prior to the Closing Date before delinquency.

10.       Utilities. Lessee shall pay directly for all water, gas, heat, light, power, telephone and other utilities and services used by Lessee at the Premises, together with any taxes thereon.

11.       Assignment and Subletting. Lessee shall not be entitled to sublease the Premises without Lessor’s prior written consent. This Lease may be not be assigned by Lessor or Lessee and Lessor shall not transfer title to any portion of the Premises or mortgage, hypothecate, collaterally assign or otherwise subject any portion of the Premises or Lessor’s interest herein or therein to any lien, except to the extent such assignment or transfer complies with conditions set forth in Section 12.8 of the Purchase Agreement. If Lessor or Lessee transfers or assigns this Lease pursuant to the conditions set forth in Section 12.8 of the Purchase Agreement, such party shall ensure that any such assignee or transferee complies with the covenants and restrictions of Sellers or Purchaser, respectively, set forth in Section 7.15 of the Purchase Agreement and of Lessor and Lessee, respectively, set forth in Sections 6.1 and 7.1 of this Lease, and Lessee and Lessor, as applicable, shall retain all rights of indemnity under the Purchase Agreement and all rights of any guaranty directly from Parent or Purchaser, as applicable.

_________________________

1  Parties agree that insurance provisions are subject to review by the parties’ insurance advisors and the parties agree to cooperate in revising final language so long as such revisions are reasonable and customary in the industry and provided that such revisions do not require Lessee to purchase any specialized insurance that would increase the costs of Lessee hereunder.

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12.	Events of Default; Remedies.

12.1     Lessee Events of Default. The occurrence of any one or more of the following events shall constitute a “Lessee Event of Default” under this Lease:

(a)       Lessee’s failure to make any payment of Rent, when due, where such failure shall continue for a period of ten (10) business days after receipt of written notice of such failure is delivered from Lessor to Lessee, and Lessee has not submitted to Lessor a written objection thereto.

(b)       Lessee’s failure to perform any of the covenants and agreements to be performed by Lessee under this Lease, other than described in Section 12.1(a) above, where such failure shall continue for a period of thirty (30) days after written notice thereof is delivered from Lessor to Lessee; provided, however, that if the nature of Lessee’s failure is such that more than thirty (30) days are required by Lessee for its cure, then such failure shall not be deemed to be a Lessee Event of Default if Lessee commenced such cure within such thirty (30) day period and thereafter prosecutes such cure to completion.

(c)       (i) The filing by or against Lessee of a petition to have Lessee adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless the same is dismissed within 180 days); (ii) the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where possession is not restored to Lessee within 180 days; or (iii) the attachment, execution or other judicial seizure of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where such seizure is not discharged within 180 days.

(d)       Lessee’s failure to perform or ensure the performance of any of its obligations under Sections 6.1 or 7.1 with respect to Sellers’ Environmental Obligations after written notice of such failure is given to Lessee and a reasonable period for cure thereafter has lapsed.

12.2     Lessor Remedies. In the event any Lessee Event of Default shall have occurred and be continuing, Lessor may, with or without notice or demand and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such Lessee Event of Default:

(a)       Terminate Lessee’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Lessee shall immediately surrender possession of the Premises to Lessor. In such event, Lessor shall be entitled to recover from Lessee actual and direct damages incurred by Lessor by reason of such Event of Default including, but not limited to, (i) the cost of recovering possession of the Premises; (ii) expenses of reletting, including reasonable attorneys’ fees and any real estate commission actually paid to a third party, but not including any tenant improvements required by any replacement tenant or installed by Lessor in order to obtain a replacement tenant; (iii) the present value of the unaccrued Rent payments less the reasonable market value of the Premises for the then-unexpired Term, but not more than one (1) year; and (iv) any and all reasonable out-of-pocket

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costs and expenses to remedy any Lessee Event of Default. Notwithstanding the foregoing, before Lessor may exercise any right to terminate this Lease, Lessor must provide one additional written notice of default to Lessee, with the following caption in bold capital 12-point (or larger) print at the top of the first page of such notice: “NOTICE TO TENANT: FAILURE TO CURE THE DEFAULT HEREUNDER WITHIN TEN (10) DAYS SHALL RESULT IN THE TERMINATION OF THE LEASE AND TENANT’S RIGHTS THEREUNDER”. Lessee shall have one additional period of ten (10) days from receipt of the second such notice containing the foregoing caption to cure the Lessee Event of Default.

(b)       Maintain Lessee’s right to possession, in which case this Lease shall continue in effect. In such event, Lessor shall be entitled to enforce all of Lessor’s rights and remedies under this Lease, including the right to recover the Rent as it becomes due hereunder and any and all reasonable out-of-pocket costs and expenses to remedy any Lessee Event of Default. Lessor may bring an action to specifically enforce its rights hereunder.

12.3     Lessor Event of Default; Remedies. The occurrence of any one or more of the following events shall constitute a “Lessor Event of Default” under this Lease:

(a)       Lessor’s failure to make any payment when due, where such failure shall continue for a period of ten (10) business days after receipt of written notice of such failure is delivered from Lessee to Lessor, and Lessor has not submitted to Lessee a written objection thereto.

(b)       Lessor’s failure to perform any of the covenants and agreements to be performed by Lessor under this Lease, other than described in Section 12.3(a) above, where such failure shall continue for a period of thirty (30) days after written notice thereof is delivered from Lessee to Lessor; provided, however, that if the nature of Lessor’s failure is such that more than thirty (30) days are required by Lessor for its cure, then such failure shall not be deemed to be a Lessor Event of Default if Lessor commenced such cure within such thirty (30) day period and thereafter prosecutes such cure to completion.

(c)       (i) The filing by or against Lessor of a petition to have Lessor adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless the same is dismissed within 180 days); (ii) the appointment of a trustee or receiver to take possession of substantially all of the Premises or of Lessor’s interest in this Lease, where possession is not restored to Lessor within 180 days; (iii) the attachment, execution or other judicial seizure of substantially all of Lessor’s interest in the Premises or of Lessor’s interest in this Lease, where such seizure is not discharged within 180 days, or if such seizure interferes with the use of the Premises by Lessee, where such seizure is not discharged within sixty (60) days, or (iv) the dissolution of Lessor.

(d)       Lessor’s failure to perform or ensure the performance of any of its obligations under Section 7.1 with respect to Sellers’ Environmental Obligations after written notice of such failure is given to Lessor and a reasonable period for cure thereafter has lapsed.

12.4     Lessee’s Remedies. In the event any Lessor Event of Default shall have occurred and be continuing, Lessee may, with or without notice or demand and without limiting

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Lessee in the exercise of any right or remedy which Lessee may have by reason of such Lessor Event of Default:

(a)       Terminate this Lease, in which case this Lease shall terminate and Lessee shall surrender possession of the Premises to Lessor within thirty (30) days. In such event, Lessee shall not be required to pay Rent for any period of time after the date of such notice of termination, and Lessee shall be entitled to recover from Lessor damages incurred by Lessee by reason of such Event of Default; or

(b)       Maintain Lessee’s right to possession, in which case this Lease shall continue in effect. In such event, Lessee shall be entitled to enforce all of Lessee’s rights and remedies under this Lease, including the right to recover any and all reasonable out-of-pocket costs and expenses incurred to enforce Lessee’s rights hereunder and to perform Lessor’s obligations hereunder, as an offset against all ensuing Rent payments due from Lessee until recouped in full. Lessee may bring an action to specifically enforce its rights hereunder.

12.5     Interest and Late Charges. Neither party shall charge a “late fee” on any payment that is not received by the deadlines set forth in this Lease. Notwithstanding the foregoing, however, on any amount payable hereunder that is not paid within the time period provided hereunder, the party owed such amount may charge interest thereon in the amount of the lesser of 12% per annum or the maximum amount chargeable under applicable law, which interest shall accrue from the date such payment is due until paid. Acceptance of payment of interest by one party shall not be deemed a waiver of the other party’s default with respect to such overdue amount, nor prevent such party from exercising any of the other rights and remedies granted hereunder against the non-paying party.

12.6     Force Majeure. Notwithstanding anything to the contrary contained herein, the period of time in which either party is prevented from performing its obligations hereunder (other than the payment of money or Lessor’s obligations under Sections 2, 3, 16 and 17) by reason and to the extent of fire, catastrophe, strike, lockout, civil unrest, act of God, war, terrorism, embargoes, extreme weather conditions, any act or failure of the other party hereto, or other unforeseen events beyond the reasonable control of such party, shall extend the period of time given hereunder for the performance of such obligations.

13.       Condemnation. If the Premises or any portion thereof is taken under power of eminent domain, or sold under the threat of the exercise of said power (all of which are herein called “condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs. If enough of the area of the Premises is taken by condemnation such that, in Lessee’s opinion, would prevent Lessee from being able to continue its operations at the Premises in the same manner and capacity as prior to such condemnation, then Lessee may, at Lessee’s option, terminate this Lease as of the date the condemning authority takes such possession or within sixty (60) days thereafter, at Lessee’s election. Such termination must, however, be exercised in writing within sixty (60) days after Lessor gives Lessee written notice of such taking with sufficient information regarding the extent of such taking (or in the absence of such notice, within thirty (30) days after the condemning authority shall have taken possession). If Lessee does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of

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the Premises remaining, except that the Rent shall be reduced in the proportion that the area of the Premises taken bears to the total area of the original Premises. In the event this Lease is not terminated by reason of such condemnation, Lessee may elect to repair any damage to the improvements located at the Premises caused by such condemnation at Lessee’s expense. All proceeds payable from any taking or condemnation of all or any portion of the land comprising the Premises shall belong to and be paid to Lessor. All proceeds payable from any taking or condemnation of all or any portion of the improvements or fixtures comprising the Premises shall belong to and be paid to Lessee.

14.       Broker’s and Finder’s Fees. Lessor and Lessee hereby represent to each other that it has not engaged the services of a broker or finder in order to consummate this Lease. Accordingly, (i) Lessor hereby agrees to indemnify and hold Lessee harmless from any and all broker’s or finder’s fees charged or claimed against Lessor; and (ii) Lessee hereby agrees to indemnify and hold Lessor harmless from any and all broker’s fees or finder’s fees charged or claimed against Lessee.

15.	General Provisions.

15.1     Estoppel Certificate. Each party shall, at any time (provided such request shall not be made more than twice in one 12-month period), upon not less than fifteen (15) days prior written notice from the other party, execute, acknowledge and deliver to the other party or its designee a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the Rent is paid and (ii) acknowledging that there are not, to the knowledge of the party making the certification, any uncured defaults on the part of the other party hereunder, or specifying such defaults if any are claimed or known. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises or leasehold estate of the Lessee. The failure to deliver such statement within such time shall be conclusive upon the party charged with such delivery (i) that this Lease is in full force and effect, without modification and (ii) that there are no uncured defaults in the other party’s performance; provided, however, that (i) after a notice of default has been sent to either party, the party receiving such notice may not use the failure to deliver an estoppel hereunder as proof of waiver of the default alleged, and (ii) the party sending a notice requesting an estoppel may not use the failure to deliver an estoppel hereunder as proof of waiver of a default of which the party receiving the notice does not have knowledge.

15.2     Lessor’s Liability. The term “Lessor,” as used herein, shall mean only the owner or owners at the time in question of the fee title of the Premises and, to the extent permitted by Section 12.8, the subsequent owner or owners of the fee title of the Premises. Notwithstanding the foregoing, the original Lessor is personally liable for ensuring the performance of Sellers’ Environmental Obligations, and should the original Lessor transfer the Premises then both the original Lessor and each subsequent Lessor shall be jointly and severally liable for the performance thereof.

15.3     Severability. The invalidity of any provisions of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

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15.4     Time of Essence. Time is of the essence in the execution and performance of this Lease.

15.5     Captions. Paragraph captions are provided for convenience of reference only and are not to be used in the construction of this Lease or be construed as a part of this Lease.

15.6     Incorporation of Prior Agreements; Amendments. This Lease together with the Purchase Agreement contains the entire agreement of the parties with respect to the leasing of the Premises by Lessee from Lessor, and supersedes and replaces all prior and contemporaneous understandings and agreements, whether oral or written, with respect to the subject matter hereof. No prior agreement or understanding pertaining to any such matter shall be effective. This Lease cannot be amended or modified except in writing signed by the parties in interest at the time of such amendment or modification.

15.7     Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be served personally or by national overnight delivery service or by regular mail, certified or registered, return receipt requested, and addressed to Lessor and Lessee, as the case may be, at the addresses set forth on the last page of this Lease. Notices shall be deemed delivered on date of actual receipt if delivered personally or by overnight courier, or upon date specified on a return receipt if delivered by regular mail, or in the event any delivery is rejected, refused or unable to be made.

15.8     Waivers. No waiver by Lessor or Lessee of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by the other party of the same or any other provision. A party’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of such party’s consent to or approval of any subsequent act by the other party. The acceptance of Rent hereunder by Lessor shall not be a waiver of any preceding breach by Lessee of any provision hereof, other than the failure of Lessee to pay the particular Rent so accepted, regardless of Lessor’s knowledge of such preceding breach at the time of acceptance of such Rent. Lessor hereby waives the statutory landlord’s lien in the personal property of Lessee, and Lessor agrees to execute and deliver a reasonable and customary collateral access agreement for the benefit of Lessee’s lenders such that Lessee’s lenders may have reasonable access the Premises to take control and remove Lessee’s personal property and trade fixtures upon a default by Lessee under any credit facility secured thereby.

15.9     Recording. Each of Lessee and Lessor shall, upon request of the other, execute, acknowledge and deliver to the other a “short form” memorandum of this Lease for recording purposes.

15.10   Holding Over. If Lessee remains in possession of the Premises or any part thereof after the expiration of the Term without the express written consent of Lessor (except to the extent renewed under Section 4.2), such occupancy shall be a tenancy from month to month at a rental rate equal to 125% of the last monthly Rental. All other terms and conditions set forth in this Lease shall be applicable to the month to month tenancy.

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15.11   Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

15.12   Covenants and Conditions. Each provision of this Lease performable by the parties hereunder shall be deemed both a covenant and a condition.

15.13   Binding Effect; Choice of Law. This Lease shall be binding on the parties and their successors and assigns. This Lease shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut.

15.14   Attorneys’ Fees. If any party brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, on trial or appeal, shall be entitled to have reasonable attorneys’ fees and out-of-pocket costs paid by the losing party.

15.15   Lessor’s Access. Lessor and Lessor’s agents and representatives shall have the right to enter the Premises at reasonable times during normal business hours for the purpose of inspecting the same, showing the same to prospective purchasers or lenders, without interference with Lessee’s use thereof or Lessee’s operations. Lessor may, at any time during the last 120 days of the Term hereof, place on the exterior of the Premises ordinary “For Lease” signs.

15.16   Signs. Lessee may place signs at the Premises. Lessee shall remove its signs at the expiration of the Term of this Lease.

16.       Lessee’s Right to Purchase. Lessee has the right (but not the obligation) to purchase all of Lessor’s right, title and interest in and to the Premises, together with all easements, rights-of-way, tenements, appurtenances, hereditaments, rights and privileges appurtenant to the Premises or any portion thereof, which right may be exercised at any time during the Term, pursuant to the terms and conditions set forth on Exhibit B attached hereto.

17.       Limitation on Encumbrances. Lessor represents to Lessee that, except as identified on Exhibit C attached hereto, as of the date of this Lease there are not any deeds of trust, mortgages vendors’ liens, or other such liens filed of record on the Premises (herein called an “Encumbrance”). Lessor shall cause each mortgagee holding any deed of trust or mortgage on the Premises to execute and deliver a subordination, non-disturbance and attornment agreement in favor of Lessee. Subject to Lessee and any mortgagee or beneficiary executing a subordination, non-disturbance and attornment agreement as provided below, Lessee covenants and agrees with Lessor that this Lease is subject and subordinate to any mortgage, deed of trust and/or security agreement which may hereafter encumber the Premises or any interest of Lessor therein, and to any advances made on the security thereof and to any and all increases, renewals, modifications, consolidations, replacements and extensions thereof. Lessee will enter into a written subordination, non-disturbance and attornment agreement with the mortgagee or beneficiary under any such future mortgage or deed of trust providing that in the event of foreclosure or other rights asserted under the applicable mortgage or deed of trust by the holder or any assignee thereof (a) this Lease and all of the rights of Lessee hereunder shall continue in full force and effect and shall not be terminated or disturbed except in accordance with the provisions of this Lease, (b) Lessee will automatically become the tenant of such successor in

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interest without any change in the terms or other provisions of this Lease. Lessor agrees not to grant any easements or rights of way or rights of use to any third party during the Term of this Lease without Lessee’s consent, which consent shall not be unreasonably withheld or delayed; provided, however, that Lessee’s consent shall not be deemed unreasonably withheld if the grant thereof, in Lessee’s reasonable determination, would materially interfere with Lessee’s use of the Premises as permitted hereunder or would materially increase the cost of Lessee’s operations on the Premises. Notwithstanding the foregoing provisions, nothing in this Section 17 shall allow Lessor to place any lien, mortgage or other encumbrance or lien on the Premises in violation of Section 11. Lessor’s obligations under this Section 17 shall survive the expiration or earlier termination of this Lease. Notwithstanding anything to the contrary, Lessor shall be fully entitled to cause and prevent interference with the performance of the Sellers’ Environmental Obligations as set forth in the Purchase Agreement.

18.       Guarantors. The payment and performance of all of the Lessor’s, Sellers’ and any assignee’s obligations (including, but not limited to, any subsequent owner of the Premises’ obligations related to any Environmental Costs and Liabilities and compliance with Laws, Environmental Laws and Environmental Permits) hereunder shall be guaranteed by Parent (as defined in the Purchase Agreement, “Lessor Guarantor”), pursuant to a certain Guaranty of Lease Obligations, the form of which is attached hereto as Exhibit D. The payment and performance of all of the Lessee’s, Purchaser’s and any assignee’s and sublessee’s obligations (including, but not limited to, any obligations related to any Environmental Costs and Liabilities and compliance with Laws, Environmental Laws and Environmental Permits) hereunder shall be guaranteed by Purchaser (“Lessee Guarantor”), pursuant to a certain Guaranty of Lease Obligations, the form of which is attached hereto as Exhibit E. Notwithstanding anything to the contrary, at the termination of the Lease, and in the event that Lessee does not exercise its rights to Purchase the Wyre Wynd Facility under the Purchase Option Provisions in Exhibit B, Lessee’s obligations (including, but not limited to, any obligations related to any Environmental Costs and Liabilities and compliance with Laws, Environmental Laws and Environmental Permits) shall terminate other than to the extent attributable to Lessee or any assignee or sublessee.

19.       Sale of Premises. In the event the Premises are sold to a party other than to Lessee, Lessor shall disclose to Lessee the purchase price being paid by such party prior to the closing of the sale of the Premises and shall pay to Lessee within thirty (30) days of such sale, the amount, if any, of the excess of the sales price of the Premises less the Purchase Price (as defined on Exhibit B). This Section 19 shall survive the termination of this Lease.

20.       Counterparts. This Lease may be executed in multiple counterparts each of which shall be deemed an original and together shall be the same agreement.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease as of the date first set forth above.

LESSOR:

NEGEV WIRE TRADING INC.,

a Delaware corporation

By: _________________________________

Name:_______________________________

Title:________________________________

Address:

Attention: _____________________

Fax: _________________________

LESSEE:

[________________________________________],

a [_______________________________________]

By: _________________________________

Name:_______________________________

Title:________________________________

Address:

Attention: _____________________

Fax: _________________________

SIGNATURE PAGE TO

LEASE AGREEMENT

EXHIBIT F - 14

EXHIBIT A

Legal Description of Premises

EXHIBIT A

EXHIBIT F - 15

EXHIBIT B

Purchase Option Provisions

Lessor has agreed to grant Lessee an option to purchase the Premises under the terms and conditions hereinafter provided. In consideration of Lessee’s lease of the Premises and the covenants and agreements contained herein and in the Purchase Agreement, the parties hereto agree as follows:

1.  Grant of Option to Lessee. Lessor grants to Lessee the option (“Option”) to purchase the Premises.

2.  Option Period. Lessee shall have the right to exercise the Option at any time during the Term of the Lease, provided that the Option to purchase the Premises is subject to termination as further provided below. This Option shall survive the sale of the Premises to any third party and shall be binding upon Lessor and any successors of Lessor as long as the Lease is in full force and effect. No exercise of a right to renew the Term of the Lease shall cut off or terminate or otherwise invalidate or void Lessee’s right to exercise its Option hereunder, except at Lessee’s option as provided on this Exhibit B.

3.  Method of Exercising Option. Lessee may exercise the Option by giving written notice to Lessor at any time during the Term. In the event a Lessee Event of Default is in existence and continuing on the date of closing of any purchase made hereunder, and such Lessee Event of Default is subject to any action to enforce and defense thereto, Lessee shall not be allowed to consummate the exercise of its rights hereunder, without paying in full the amount claimed in such action or such amount as the parties may agree to settle such action.

4.  Purchase Price. The purchase price shall be $750,000.00, plus (i) in the case in which the Lessor spends more than $600,000 for Sellers’ Environmental Obligations as defined in the Purchase Agreement (the “Remediation Expenses”), the amount by which such Remediation Expenses exceed $600,000, provided, however, that in no event shall the amount added to the purchase price pursuant to this clause (i) exceed $500,000, minus (ii) in the case in which the Lessor spends less than $600,000 for Remediation Expenses, the amount by which $600,000 exceeds such Remediation Expenses (such purchase price, the “Purchase Price”).

5.  Conditions. Upon written request by Lessee, the parties shall promptly begin to prepare and negotiate in good faith a definitive sales agreement. In connection with the purchase of the Premises, Lessor shall deliver to Lessee a warranty deed consistent with the warranty deed delivered with respect to the Montgomery Wire Facility at the Closing (as defined in the Purchase Agreement).

6.	Close of Purchase -Termination.

A.  On close of the purchase of the Premises by Lessee hereunder, the Lease shall terminate and the parties shall be released from all liabilities and obligations under the Lease accruing on or after the closing of the sale, except that any claims or potential claims that may

EXHIBIT F - 16

relate to Sellers’ Environmental Obligations shall survive as provided for under the Purchase Agreement.

B.  This Option shall automatically terminate in the event of expiration or earlier termination of the Lease.

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EXHIBIT C

Permitted Encumbrances

EXHIBIT F - 18

EXHIBIT D

GUARANTY OF LEASE OBLIGATIONS

(Lessor Guarantor)

THIS GUARANTY OF LEASE (this “Guaranty”) is made as of the _____ day of ____________, 2008, by Global Wire Ltd., a Israeli corporation (“Guarantor”), to and for the benefit of _____________________, an ________________ (“Lessee”), regarding the obligations of Negev Wire Trading Inc., a Delaware corporation (“Lessor”), under that certain Lease dated as of even date herewith, by and between Lessor and Lessee (the “Lease”), pursuant to which Lessor has leased the Premises commonly known as 77 Anthony Street, Jewett City, Connecticut to Lessee. All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Lease.

WHEREAS, Guarantor has a financial interest in Lessor, and

WHEREAS, Lessee would not execute the Lease if Guarantor did not execute and deliver to Lessee this Guaranty.

NOW THERFORE, in consideration of the execution of said Lease by Lessee and as a material inducement to Lessee to execute said Lease, the parties agree as follows:

Guarantor hereby unconditionally and irrevocably guarantees the prompt payment by Lessor of all sums payable by Lessor under said Lease and the faithful and prompt performance by Lessor of each and every one of the terms, conditions and convenants of said Lease to be kept and performed by Lessor (the “Obligations”).

It is specifically agreed by Lessee and Guarantor that: (i) the terms of the Lease may be modified by written agreement between Lessor and Lessee, and (ii) the Lease may be assigned by Lessee or any assignee of Lessee without consent or notice to Guarantor and that this Guaranty shall guarantee the performance of Lessor under the Lease as so modified.

This Guaranty is a guaranty of payment and performance and not of collectibility and is in no way conditioned or contingent upon any attempt to collect from or enforce performance or compliance by the Lessor or any other party. This Guaranty shall not be released, modified or affected by the failure or delay on the part of Lessee to enforce any of the rights or remedies of the Lessee under said Lease. Notwithstanding anything to the contrary in this Guaranty, Guarantor’s liability hereunder shall be limited to payment and performance of the Lessor’s obligations in accordance with this Guaranty and in no event shall Guarantor be liable hereunder for any other damages or costs, including any exemplary, punitive, special, indirect, consequential, remote, speculative or tort damages except to the extent, and only to the extent, such damages are expressly payable under the Lease.

No notice of default by Lessor under the Lease need be given by Lessee to Guarantor, it being specifically agreed that the guarantee of the undersigned is a continuing guarantee under which Lessee may proceed immediately against Lessor and/or against Guarantor following any Lessor Default. Lessee shall have the right to proceed against Guarantor following any Lessor

EXHIBIT F - 19

Default without first proceeding against Lessor and without previous notice to or demand upon either Lessor (except as may be provided under the Lease) or Guarantor.

Guarantor hereby waives: (a) notice of acceptance of this Guaranty, (b) demand of payment, presentation and protest, (c) any right to require the Lessee to proceed against the Lessor or any other guarantor or any other person or entity liable to Lessee, (d) any right to require Lessee to apply to any default any security deposit or other security it may hold under the Lease, (e) any right to require Lessee to proceed under any other remedy Lessee may have before proceeding against Guarantor, or (f) any right of subrogation that Guarantor may have against Lessor.

The term “Lessor” refers to and means the Lessor named in the Lease and also its successors and assigns. The term “Lessee” refers to and means the Lessee named in the Lease and also its successors and assigns, subject to the limitations set forth in the Lease.

This Guaranty shall continue to be effective or be automatically reinstated (and treated as not having been discharged), as the case may be, if at any time any payment made by any person on account of any of the sums due Lessee pursuant to the Obligations is rescinded or must otherwise be restored or returned by such holder due to the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Lessor or Guarantor, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Lessor or Guarantor or any substantial part of their respective property, or otherwise, all as though such payment had not been made.

Guarantor does hereby subordinate all existing or future indebtedness of Lessor to Guarantor. Guarantor shall not be released from its oligations except in writing signed by the parties hereto, provided, however, that this Guaranty shall automatically terminate on the expiration or earlier termination of the Lease, except as to obligations of the Lessor arising under the Lease prior to such expiration or termination and which remain unpaid thereafter, except to the extent limited by the terms of the Lease.

Guarantor represents, covenants and warrants to Lessee as follows:

(a)       Guarantor is a corporation duly organized under the laws of its jurisdiction of organization, is in good standing and duly qualified to do business in all applicable jurisdictions where the same is required, and has the power and authority to do any act necessary or appropriate to perform its obligations under this Guaranty. Guarantor has authorized the transactions evidenced by this Guaranty by all necessary corporate or other action. This Guaranty is a valid and binding obligation of Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)       The execution, delivery and performance of this Guaranty does not conflict with or violate any provision of any existing law or regulation applicable to

EXHIBIT F - 20

Guarantor, or its corporate by-lawsor other governing document or of any order or decree of any court, arbitrator or governmental agency or of any contractual undertaking to which Guarantor is a party or by which Guarantor’s property may be bound.

(c)       No consents, licenses, approvals or authorizations of, exemptions by or registration or declarations with, any governmental authority are required with respect to Guarantor’s execution, delivery or performance of this Guaranty (other than those already obtained).

(d)       Guarantor is the ultimate parent of the Lessor and will receive substantial benefit from the transactions that are the subject of this Guaranty and as such adequate consideration has been provided to Guarantor in entering into this Guaranty.

(e)	Guarantor has received a copy of the Lease.

Upon the payment of the Obligations as they come due under the Lease, Guarantor shall be subrogated to the rights of the Lessee in respect of any payment or other obligation with respect to which an amount has been payable by Guarantor hereunder. In the event of an insolvency or bankruptcy of the Lessor, Guarantor will subordinate its rights against the Lessor under this Guaranty to any claims that the Lessee has against the Lessor.

Any litigation concerning this Guaranty shall be initiated in a state court of competent jurisdiction in the State of New York and the parties hereto consent to the jurisdiction of such court. This Guaranty shall be governed by the laws of the State of New York and for the purposes of any rules regarding conflicts of law the parties shall be treated as if they were all residents or domiciles of such State.

No assignment of this Guaranty shall be permitted without the prior written consent of Lessee, and any attempted assignment without such required consent shall be void; provided, however, that Guarantor may assign this Guaranty and any obligations hereunder after twelve (12) months from the date of Lease to any affiliate of Guarantor so long as such affiliate has a net worth (determined at fair value) equal to or in excess of $10,000,000.

In the event any action is brought by Lessee against Guarantor to enforce the obligations of Guarantor hereunder, or by Guarantor to enforce the terms hereof, the unsuccessful party in such action shall pay to the prevailing party therein a reasonable attorney’s fee. The attorney’s fee award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorney’s fees reasonably incurred.

EACH OF THE GUARANTOR AND THE LESSEE IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL OR EQUITABLE ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE SUBJECT MATTER OF ANY OF THE FOREGOING.

[signature on page following]

EXHIBIT F - 21

This Guaranty of Lease is executed and delivered as of the ____ day of ________, 2008.

GUARANTOR:

GLOBAL WIRE LTD.,

an Israeli corporation

By: _________________________________

Name:_______________________________

Title:________________________________

Guarantor’s address:

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EXHIBIT E

GUARANTY OF LEASE OBLIGATIONS

(Lessee Guarantor)

THIS GUARANTY OF LEASE (this “Guaranty”) is made as of the _____ day of ____________, 2008, by International Wire Group, Inc., a Delaware corporation (“Guarantor”), to and for the benefit of Negev Wire Trading Inc., a Delaware corporation (“Lessor”), regarding the obligations of _____________________, a ________________ (“Lessee”), under that certain Lease dated as of even date herewith, by and between Lessor and Lessee (the “Lease”), pursuant to which Lessor has leased the Premises commonly known as 77 Anthony Street, Jewett City, Connecticut to Lessee. All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Lease.

WHEREAS, Guarantor has a financial interest in Lessee, and

WHEREAS, Lessor would not execute the Lease if Guarantor did not execute and deliver to Lessor this Guaranty.

NOW THERFORE, in consideration of the execution of said Lease by Lessor and as a material inducement to Lessor to execute said Lease, the parties agree as follows:

Guarantor hereby unconditionally and irrevocably guarantees the prompt payment by Lessee of all rents and all other sums payable by Lessee under said Lease and the faithful and prompt performance by Lessee of each and every one of the terms, conditions and convenants of said Lease to be kept and performed by Lessee (the “Obligations”).

It is specifically agreed by Lessor and Guarantor that: (i) the terms of the Lease may be modified by written agreement between Lessor and Lessee, and (ii) the Lease may be assigned by Lessor or any assignee of Lessor without consent or notice to Guarantor and that this Guaranty shall guarantee the performance of Lessee under the Lease as so modified.

This Guaranty is a guaranty of payment and performance and not of collectibility and is in no way conditioned or contingent upon any attempt to collect from or enforce performance or compliance by the Lessee or any other party. This Guaranty shall not be released, modified or affected by the failure or delay on the part of Lessor to enforce any of the rights or remedies of the Lessor under said Lease. Notwithstanding anything to the contrary in this Guaranty, Guarantor’s liability hereunder shall be limited to payment and performance of the Lessee’s obligations in accordance with this Guaranty and in no event shall Guarantor be liable hereunder for any other damages or costs, including any exemplary, punitive, special, indirect, consequential, remote, speculative or tort damages except to the extent, and only to the extent, such damages are expressly payable under the Lease.

No notice of default by Lessee under the Lease need be given by Lessor to Guarantor, it being specifically agreed that the guarantee of the undersigned is a continuing guarantee under which Lessor may proceed immediately against Lessee and/or against Guarantor following any

EXHIBIT F - 23

Lessee Default. Lessor shall have the right to proceed against Guarantor following any Lessee Default without first proceeding against Lessee and without previous notice to or demand upon either Lessee (except as may be provided under the Lease) or Guarantor.

Guarantor hereby waives: (a) notice of acceptance of this Guaranty, (b) demand of payment, presentation and protest, (c) any right to require the Lessor to proceed against the Lessee or any other guarantor or any other person or entity liable to Lessor, (d) any right to require Lessor to apply to any default any security deposit or other security it may hold under the Lease, (e) any right to require Lessor to proceed under any other remedy Lessor may have before proceeding against Guarantor, or (f) any right of subrogation that Guarantor may have against Lessee.

The term “Lessor” refers to and means the Lessor named in the Lease and also its successors and assigns. The term “Lessee” refers to and means the Lessee named in the Lease and also its successors and assigns, subject to the limitations set forth in the Lease.

This Guaranty shall continue to be effective or be automatically reinstated (and treated as not having been discharged), as the case may be, if at any time any payment made by any person on account of any of the sums due Lessor pursuant to the Obligations is rescinded or must otherwise be restored or returned by such holder due to the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Lessee or Guarantor, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Lessee or Guarantor or any substantial part of their respective property, or otherwise, all as though such payment had not been made.

Guarantor does hereby subordinate all existing or future indebtedness of Lessee to Guarantor. Guarantor shall not be released from its oligations except in writing signed by the parties hereto, provided, however, that this Guaranty shall automatically terminate on the expiration or earlier termination of the Lease, except as to obligations of the Lessee arising under the Lease prior to such expiration or termination and which remain unpaid thereafter, except to the extent limited by the terms of the Lease.

Guarantor represents, covenants and warrants to Lessor as follows:

(f)        Guarantor is a corporation duly organized under the laws of its jurisdiction of organization, is in good standing and duly qualified to do business in all applicable jurisdictions where the same is required, and has the power and authority to do any act necessary or appropriate to perform its obligations under this Guaranty. Guarantor has authorized the transactions evidenced by this Guaranty by all necessary corporate or other action. This Guaranty is a valid and binding obligation of Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

EXHIBIT F - 24

(g)       The execution, delivery and performance of this Guaranty does not conflict with or violate any provision of any existing law or regulation applicable to Guarantor, or its corporate by-lawsor other governing document or of any order or decree of any court, arbitrator or governmental agency or of any contractual undertaking to which Guarantor is a party or by which Guarantor’s property may be bound.

(h)       No consents, licenses, approvals or authorizations of, exemptions by or registration or declarations with, any governmental authority are required with respect to Guarantor’s execution, delivery or performance of this Guaranty (other than those already obtained).

(i)        Guarantor is the ultimate parent of the Lessee and will receive substantial benefit from the transactions that are the subject of this Guaranty and as such adequate consideration has been provided to Guarantor in entering into this Guaranty.

(j)	Guarantor has received a copy of the Lease.

Upon the payment of the Obligations as they come due under the Lease, Guarantor shall be subrogated to the rights of the Lessor in respect of any payment or other obligation with respect to which an amount has been payable by Guarantor hereunder. In the event of an insolvency or bankruptcy of the Lessee, Guarantor will subordinate its rights against the Lessee under this Guaranty to any claims that the Lessor has against the Lessee.

Any litigation concerning this Guaranty shall be initiated in a state court of competent jurisdiction in the State of New York and the parties hereto consent to the jurisdiction of such court. This Guaranty shall be governed by the laws of the State of New York and for the purposes of any rules regarding conflicts of law the parties shall be treated as if they were all residents or domiciles of such State.

No assignment of this Guaranty shall be permitted without the prior written consent of Lessor, and any attempted assignment without such required consent shall be void; provided, however, that Guarantor may assign this Guaranty and any obligations hereunder to any affiliate of Guarantor, any entity from which it has borrowed money or any entity to which Guarantor or any of its affiliates proposes to sell all or substantially all of the assets of Guarantor or its subsidiaries.

In the event any action is brought by Lessor against Guarantor to enforce the obligations of Guarantor hereunder, or by Guarantor to enforce the terms hereof, the unsuccessful party in such action shall pay to the prevailing party therein a reasonable attorney’s fee. The attorney’s fee award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorney’s fees reasonably incurred.

EACH OF THE GUARANTOR AND THE LESSOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL OR EQUITABLE ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS

EXHIBIT F - 25

GUARANTY OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE SUBJECT MATTER OF ANY OF THE FOREGOING.

[signature on page following]

EXHIBIT F - 26

This Guaranty of Lease is executed and delivered as of the ____ day of ________, 2008.

GUARANTOR:
INTERNATIONAL WIRE GROUP, INC.,

a Delaware corporation

By: _________________________________
Name:_______________________________
Title:________________________________

Guarantor’s address:

EXHIBIT F - 27